Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENERAL MARITIME CORPORATION,

GENER8 MARITIME ACQUISITION, INC.,

NAVIG8 CRUDE TANKERS, INC.,

AND

EACH OF THE EQUITYHOLDERS’ REPRESENTATIVES NAMED HEREIN

Dated as of February 24, 2015

i

4.18	Vessels	51
4.19	No Existing Discussions	52
4.20	Brokers	52
4.21	Controls and Procedures, Certifications and Other Matters	52
4.22	Real Property	53
4.23	Personal Property	53
4.24	Intellectual Property	54
4.25	Certain Business Practices	54
4.26	Fairness Opinion	55

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		55

5.1	Organization and Qualification of Parent and Merger Sub	56
5.2	Capitalization	56
5.3	Subsidiaries	58
5.4	Authority	59
5.5	No Conflicts; Consents	61
5.6	Parent Financial Statements; Information Provided	62
5.7	No Undisclosed Liabilities	63
5.8	Absence of Certain Changes, Events and Conditions	63
5.9	Taxes	65
5.10	Material Contracts	68
5.11	Legal Proceedings; Orders	70
5.12	Environmental Matters	71
5.13	Employee Benefit Matters	72
5.14	Compliance With Laws	74
5.15	Permits	75
5.16	Employment Matters	75
5.17	Insurance	76
5.18	Vessels	76
5.19	No Existing Discussions	77
5.20	Brokers	77
5.21	Controls and Procedures, Certifications and Other Matters	77
5.22	Real Property	78
5.23	Personal Property	79
5.24	Intellectual Property	79
5.25	Certain Business Practices	80
5.26	Fairness Opinion	80

ARTICLE VI COVENANTS		81

6.1	Access to Information	81
6.2	Conduct of the Respective Businesses Pending the Closing	82
6.3	Conditions	87
6.4	Consents	87
6.5	Regulatory Approvals	88

6.6	Director and Officer Indemnification, Exculpation and Insurance	89
6.7	Preservation of Records	92
6.8	Publicity; Confidentiality	92
6.9	Consulting Agreements; Employment Agreement	93
6.10	Company Exclusivity	93
6.11	Parent Exclusivity	96
6.12	Amended Articles of Incorporation and Bylaws	99
6.13	Information Statements; Shareholder Meetings	99
6.14	Resignation of Company Directors	101
6.15	Closing Agreements	101
6.16	Shareholder Agreements	101
6.17	Parent Public Offering	101
6.18	Tax Treatment	102
6.19	Audited Financial Statements	102
6.20	Exempt Investors	102
6.21	Certain Agreements	102
6.22	Management Arrangements	102

ARTICLE VII CONDITIONS TO CLOSING		103

7.1	Conditions Precedent to Obligations of the Company, Parent and Merger Sub	103
7.2	Conditions Precedent to Obligations of Parent and Merger Sub	104
7.3	Conditions Precedent to Obligations of the Company	105

ARTICLE VIII TERMINATION		106

8.1	Termination of Agreement	106
8.2	Procedure Upon Termination	108
8.3	Effect of Termination	108

ARTICLE IX INDEMNIFICATION		110

9.1	Survival	110
9.2	Indemnification of Holders of Parent Common Stock	110
9.3	Indemnification of Holders of Company Common Stock	111
9.4	Certain Limitations	112
9.5	Indemnification Procedures	113
9.6	Payments	115
9.7	Tax Treatment of Indemnification Payments	115
9.8	Exclusive Remedies	115
9.9	No Other Representations	116

ARTICLE X MISCELLANEOUS		117

10.1	Remedies	117
10.2	Payment of Transfer Taxes	118
10.3	Expenses	118
10.4	Entire Agreement; Amendments and Waivers	118

10.5	Governing Law; Jurisdiction	119
10.6	Waiver of Jury Trial	120
10.7	Notices	120
10.8	Severability	121
10.9	Binding Effect; Assignment	121
10.10	Counterparts	122

EXHIBITS

Exhibit A:	Amended and Restated Warrant Agreement
Exhibit B:	Company Newbuilding Contracts
Exhibit C:	Equity Purchase Agreement
Exhibit D:	Parent Newbuilding Contracts
Exhibit E:	Registration Rights Agreement
Exhibit F:	Shareholder Agreement
Exhibit G:	Parent Board Members
Exhibit H:	Parent Amended and Restated Articles of Incorporation
Exhibit I:	Parent Amended and Restated Bylaws

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 24, 2015 (this “Agreement”), by and among General Maritime Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (“Parent”), Gener8 Maritime Acquisition, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands and a wholly owned subsidiary of Parent (“Merger Sub,”), Navig8 Crude Tankers, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as agent and attorney-in-fact for the Company Common Shareholders in connection with the Merger (as defined below) (in such capacity, the “Navig8 Representative”) and OCM Marine Holdings TP, L.P. a Cayman Islands exempted limited partnership in its capacity as representative of the holders of Parent Common Stock immediately before the Effective Time in connection with the Merger (as defined below) (in such capacity, the “GenMar Representative” and collectively with Parent, Merger Sub, the Company and the Navig8 Representative the “parties”).

WITNESSETH:

WHEREAS, Parent desires to acquire, directly or indirectly, 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, (i) the board of directors of Parent, (ii) the board of directors of Merger Sub and (iii) the board of directors of the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and the Business Corporations Act, as amended, of the Marshall Islands (the “BCA”);

WHEREAS, Parent, Merger Sub and the Company intend that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code and intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Sections 354 and 361 of the Code and the Treasury Regulations thereunder and that the transactions (including any issuance of stock to the Company Shareholder Indemnitees under Article IX) contemplated by this Agreement be undertaken pursuant to such plan;

WHEREAS, upon consummation of the Merger, the Surviving Corporation will be a wholly owned Subsidiary of Parent;

WHEREAS, concurrently with the execution of this Agreement, (i) the holders of a majority of the outstanding shares of Parent Common Stock will each execute and deliver to the Company support and voting agreements, dated as of the date of this Agreement (the “Parent Shareholder Support Agreement”), pursuant to which each such shareholder has agreed, among other things and subject to the terms and conditions set forth therein, to vote all Parent Common Stock held by him, her or it in favor of the amendment of the Parent’s articles of incorporation and bylaws as contemplated by Section 6.12 and (ii) the holders of a majority of the outstanding shares of Company Common Stock will execute and deliver to the Parent, support and voting agreements, dated as of the date of this Agreement (the “Company Shareholder Support Agreement” and together with the Parent Shareholder Support Agreement, the “Support Agreements”), pursuant to which each such shareholder has agreed, among other things and subject to the terms and conditions set forth therein, to vote all Company Common Stock held by him, her or it in favor of the Merger and the adoption of this Agreement;

WHEREAS, Parent has agreed, upon obtaining the Parent Shareholder Approval, to amend and restate its articles of incorporation and bylaws in accordance with Section 6.12; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1          Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“5% Holder” means any Person that beneficially owns 5% of the issued and outstanding Parent Common Stock after giving effect to the Merger. As used in this Agreement, “beneficial ownership” means beneficial ownership as determined pursuant to Rule 13d-3 and 13d-5 of the Exchange Act.

“A&R Governing Documents” has the meaning specified in Section 6.12.

“Accredited Investor” has the meaning specified in Rule 501(a) of Regulation D as promulgated under the Securities Act.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Cash Consideration” means the total amount of cash consideration paid by Parent pursuant to Section 3.1(a)(iv).

“Aggregate Stock Consideration” means the number of shares of Parent Common Stock as calculated by multiplying the number of shares of Company Common Stock outstanding immediately prior to the Effective Time to be converted pursuant to Section 3.1(a)(iii) (other than Specified Company Shares) by the Exchange Ratio.

“Agreement” has the meaning specified in Preamble.

“Amended and Restated Warrant Agreement” means the amended and restated warrant agreement attached hereto as Exhibit A.

“Ancillary Documents” means the Support Agreements, the Equity Purchase Agreement, the Shareholder Agreement, the Exchange and Paying Agent Agreement, the Registration Rights Agreement and the Amended and Restated Warrant Agreement.

“Approval” means any approval, authorization, consent, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority.

“Articles of Merger” has the meaning specified in Section 2.3.

“Bankruptcy and Equity Exception” means the extent to which the enforceability of a Contract may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and (b) general principles of equity.

“BCA” has the meaning specified in the Recitals.

“Book-Entry Shares” means shares of Company Common Stock represented by book-entry.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to be closed.

“Cap” has the meaning specified in Section 9.4(a).

“Cashed Out Company Common Shareholders” means any Company Common Shareholders who receive cash in lieu of shares of Parent Common Stock as Per Share Merger Consideration pursuant to Section 3.1(a)(iv).

“Certificate” means each certificate which, immediately prior to the Effective Time, represented shares of Company Common Stock.

“Charter Contract” means a Contract for the hire of a vessel on a bareboat charter basis, or on time charter basis for a period in excess of 24 months, under which Parent or Company, as applicable, pays the shipowner or head charterer hire for the use of a vessel.

“Claim” has the meaning specified in Section 9.5.

“Classification Society” means, with respect to each Company Vessel and each Parent Vessel, a classification society that is a member of the International Association of Classification Societies as set out in the Company Disclosure Schedule or the Parent Disclosure Schedule (as the case may be).

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between, or that involve or apply to, any employer and any employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes.

“Company” has the meaning specified in Preamble.

“Company Acquisition Proposal” means, any offer, proposal, inquiry or indication of interest, or any public announcement of intention to enter into any agreement or of (or intention to make) any offer, proposal, inquiry or indication of interest, by a Third Party relating to any transaction or series of transactions involving (i) any sale, lease, exchange, mortgage, transfer, license or other disposition, direct or indirect, of (A) 15% or more of the consolidated assets of the Company and its Subsidiaries or assets of the Company and/or any of its Subsidiaries that represented, individually or in the aggregate, 15% or more of the consolidated revenues of the Company for the then most recently completed four quarter period, or (B) 15% or more of the total outstanding equity or voting securities of the Company, in each case of clauses (A) and (B) including by way of tender offer (including a self-tender offer) or exchange offer, (ii) a merger, consolidation, spin-off, share exchange (including a split-off), business combination, sale of substantially all the assets, recapitalization, liquidation, extraordinary dividend, dissolution or other similar transaction involving the Company or any of its Subsidiaries representing (A) 15% or more of the consolidated assets of the Company and its Subsidiaries or assets of the Company and/or any of its Subsidiaries that represented, individually or in the aggregate, 15% or more of the consolidated revenues of the Company for the then most recently completed four quarter period or (B) 15% or more of the total outstanding equity or voting securities of the Company, (iii) any sale, lease, exchange, mortgage, lien, transfer, license or other disposition, direct or indirect, of any Company Newbuilding Contract or any interest, right or benefit therein, provided, that a proposal related to any of the transactions set forth in this subsection (iii) shall not be deemed a Company Acquisition Proposal if the Company obtains the prior written consent of Parent to engage in any action otherwise prohibited pursuant to Section 6.10(a), such consent not to be unreasonably withheld or (iv) any other transaction or series of transactions having a similar effect to those described in clauses (i), (ii) and (iii); provided, that any offer, proposal, inquiry or indication of interest, or any public announcement of intention to enter into any agreement or of (or intention to make) any offer, proposal, inquiry or indication of interest by a Third Party relating to any transaction or series of transactions relating to the Company’s Charter Contracts in effect as of the date hereof shall not be deemed to constitute a Company Acquisition Proposal solely by reason of the fact that such offer, proposal, inquiry or indication of interest, or public announcement relates to such Charter Contracts that generated 15% or more of the consolidated revenues of the Company.

“Company Adverse Recommendation Change” has the meaning specified in Section 6.10(a).

“Company Audited Financial Statements” has the meaning specified in Section 4.6(a).

“Company Balance Sheet” has the meaning specified in Section 4.6(a).

“Company Balance Sheet Date” has the meaning specified in Section 4.6(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 4.4(a).

“Company Charter Documents” has the meaning specified in Section 4.5(a).

“Company Common Shareholders” means those Persons holding outstanding shares of Company Common Stock immediately prior to the Effective Time.

“Company Common Stock” means common stock of the Company common stock, $0.01 par value per share.

“Company Disclosure Schedules” mean in the disclosure schedules delivered by the Company to the Parent on the date of this Agreement.

“Company Employee Plans” has the meaning specified in Section 4.13(a).

“Company Fairness Opinion” has the meaning specified in Section 4.26.

“Company Financial Statements” has the meaning specified in Section 4.6(a).

“Company Inception Date” has the meaning specified in Section 4.1(a).

“Company Information Statement” has the meaning specified in Section 6.13(a).

“Company Insurance Policies” has the meaning specified in Section 4.17(a).

“Company-Leased Real Property” has the meaning specified in Section 4.22(b).

“Company Material Adverse Effect” means any change, event, effect, circumstance or occurrence that, individually or in the aggregate with all such other changes, events, effects, circumstances, occurrences, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets (including Company Vessels and Company Newbuilding Contracts), financial condition or results of operations of Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company to consummate the transactions contemplated by this Agreement or materially delay the ability of the Company to consummate the transactions contemplated hereby, including the Merger; provided, that the following shall not be deemed to constitute a “Company Material Adverse Effect”: any change, event, effect, circumstance or occurrence to the extent caused by or resulting from (A) changes, events or circumstances in prevailing economic, regulatory, political or market conditions in the United States or any other jurisdiction in which Company and its Subsidiaries, taken as a whole, have substantial business operations, (B) changes, events or circumstances occurring after the date hereof, affecting the industries in which the Parent and Company operate generally, (C) changes announced or effective after the date hereof in GAAP applicable to Company and its Subsidiaries, (D) changes announced or effective after the date hereof, in applicable Laws, (E) the announcement and pendency of this Agreement and the transactions contemplated hereby, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, (G) any other acts of war, sabotage, terrorism or natural disasters, (H) changes in the global financial or securities markets or general global economic or political conditions or (I) any changes, events, effects, circumstances or occurrences related to the Company’s operations of chartered-in vessels, solely to the extent that such changes, events, effects, circumstances or occurrences cause a reduction in the Company’s revenues; provided, that, with respect to a matter described in any of the foregoing clauses (A) through (D), and (F) through (H), the effect of any such matter shall only be excluded to the extent that such matter does not have, or would not reasonably be expected to have, a disproportionate effect on the Company or its Subsidiaries, taken as a whole, relative to other Persons operating in the industry in which the Company and its Subsidiaries operate.  For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph.

“Company Material Contracts” has the meaning specified in Section 4.10(a).

“Company Meeting” has the meaning specified in Section 6.13(b).

“Company Newbuilding Contract” means each of the Contracts on Exhibit B.

“Company Notice Period” has the meaning specified in Section 6.10(b)(ii).

“Company Personal Property” has the meaning specified in Section 4.23.

“Company Real Property Lease” has the meaning specified in Section 4.22(b).

“Company Shareholder Agreement” means the amended and restated shareholders agreement dated as of April 22, 2014 by and among the Company and certain Company Shareholders.

“Company Shareholder Approval” has the meaning specified in Section 4.4(a).

“Company Shareholder Indemnitees” has the meaning specified in Section 9.3.

“Company Shareholder Pro Rata Share” means 47.45%.

“Company Shareholder Support Agreement” has the meaning specified in the Recitals.

“Company Shareholders” mean the holders of the shares of the Company Common Stock.

“Company Specified Termination” has the meaning specified in Section 8.3(b).

“Company Stock Option” has the meaning specified in Section 3.1(b).

“Company Termination Fee” has the meaning specified in Section 8.3(c).

“Company Vessels” means a vessel owned by the Company or any Subsidiary of the Company, excluding any Newbuildings.

“Company Voting Proposal” has the meaning specified in Section 6.13(b).

“Company Warrant” means a warrant of the Company exercisable into shares of Company Common Stock.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state, non-U.S., multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating non-U.S. investment.

“Confidentiality Agreement” has the meaning specified in Section 6.1(b).

“Consultants” means Gary Brocklesby and Nicolas Busch.

“Consulting Agreements” has the meaning specified in Section 6.9.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Parent Shareholder Agreement” means the amended and restated shareholders agreement dated as of December 12, 2013 by and among Parent and Parent Shareholders.

“D&O Indemnitees” has the meaning specified in Section 6.6(a).

“Direct Claim” has the meaning specified in Section 9.5(c).

“Disinterested Holders” means the holders of the shares of Company Common Stock as of the date hereof other than Navig8 Ltd. and BlueMountain Capital Management, LLC and their Affiliates.

“Dissenting Shares” has the meaning specified in Section 3.1(c).

“Effective Time” has the meaning specified in Section 2.3.

“Employee Benefit Plan” means any domestic or non-U.S. pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Company Employee Plan”) or which is or has been maintained, sponsored, contributed to, or required to be contributed to by Parent for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Parent or any spouse or dependent of any such individual, or with respect to which Parent or any of its ERISA Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Parent Employee Plan”).

 “Environmental Claim” means any Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all applicable federal, state, local, international and non-U.S. laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, treaties, conventions, agreements (including any agreement with any Governmental Authority and Maritime Guidelines) or Parent’s Permits (with respect to Parent and its Subsidiaries) or the Company’s Permits (with respect to the Company and its

Subsidiaries), as applicable, issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Oil Pollution Act of 1990. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2201 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any Indebtedness, securities, options, warrants, commitments, calls, subscriptions or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such capital stock or other ownership, membership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Equity Purchase Agreement” means the equity purchase agreement in the form attached hereto as Exhibit C.

“Equityholders’ Representative” means each of the GenMar Representative and the Navig8 Representative.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Company, all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a

“single employer” within the meaning of Section 414 of the Code and, with respect to Parent, all employers (whether or not incorporated) that would be treated together with Parent or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange and Paying Agent” means Computershare Shareowner Services LLC or such other exchange and paying agent as shall be reasonably acceptable to Parent and the Company.

“Exchange and Paying Agent Agreement” has the meaning specified in Section 6.15(a).

“Exchange and Paying Agent Fund” has the meaning specified in Section 3.2(a)(iv)

“Exchange Ratio” has the meaning specified in the definition of Per Share Merger Consideration.

“Exempt Investor Certification” means information provided by or on behalf of each Company Common Shareholder receiving Parent Common Stock pursuant to this Agreement, including but not limited to, the information referenced in Rule 506(c)(2)(ii) of Regulation D under the Securities Act, sufficient for Parent to determine, in its reasonable discretion and in consultation with the Company, that the offer and delivery of Parent Common Stock to such Company Common Shareholder pursuant to Section 3.1(a)(iii) complies with applicable Law.

“Existing Policy” has the meaning specified in Section 6.6(e).

“Expense Fund” has the meaning specified in Section 3.4(d).

“Fair Market Value” means, with respect to shares of Parent Common Stock, (a) if such shares are publicly traded, the average closing price of such shares on the five (5) trading days immediately preceding the date of determination of Fair Market Value and (b) if such shares are not publicly traded, the fair market value of such shares as determined in good faith by the Post-Closing Committee.

“FCPA” has the meaning specified in Section 4.25.

“Financial Advisor” means, with respect to the Company, Jefferies LLC, and, with respect to Parent, Evercore Partners, and, in the event of termination of the engagement of Jefferies LLC or Evercore Partners, as the case may be, a financial advisor of nationally recognized reputation.

“Financing Agreements” means the (i) the Parent Senior Secured Credit Facilities and (ii) the Note and Guarantee Agreement, dated as of March 28, 2014, among Parent, as issuer,

VLCC Acquisition I Corporation, as guarantor, and the purchasers from time to time party thereto.

“Flag State” means, with respect to each Company Vessel and each Parent Vessel, the relevant place of registration of that Company Vessel or Parent Vessel (including any place of primary or bareboat registration) as set out in the Company Disclosure Schedule or the Parent Disclosure Schedule (as the case may be).

“Fundamental Company Representations” means the representations and warranties set forth in Section 4.1(a) (Organization and Qualification of the Company), Section 4.4 (Authority), Section 4.8(b) (Absence of Certain Changes, Events and Conditions) and Section 4.20 (Brokers).

“Fundamental Parent Representations” means the representations and warranties set forth in Section 5.1(a) (Organization and Qualification of Parent and Merger Sub), Section 5.4 (Authority), Section 5.8(b) (Absence of Certain Changes, Events and Conditions) and Section 5.20 (Brokers).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“GenMar Representative” means OCM Marine Holdings TP, L.P., a Cayman Islands exempted limited partnership, provided that, in the event such representative provides written notice of its intention to no longer serve as the GenMar Representative, such representative shall, upon the prior written consent of Parent, such consent not to be unreasonably withheld, be entitled to designate a successor GenMar Representative, which shall be effective upon such successor’s agreement to be bound by the terms of this Agreement.

“Governmental Authority” means any multinational, international, U.S., state, local or non-U.S. government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law, Classification Society or Flag State to which liabilities, restrictions, remediation or standards of conduct are imposed pursuant to any Environmental Laws and the rules of any Classification Society or Flag State applicable to the Parent Vessels or the Company Vessels (as the case may be).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any individual, (i) each spouse, child (by blood or adoption) or grandchild of such individual or child (by blood or adoption) or grandchild of such individual’s spouse, (ii) each trust created solely for the benefit of one or more of such individual and the Persons listed in clause (i) above, (iii) each custodian or guardian of any property of one or more of the Persons listed in clause (i) above, in his or her capacity as such custodian or guardian and (iv) each limited partnership or limited liability company controlled by such individual or one or more of the Persons listed in clause (i) above for the benefit of one or more of such Persons.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties or other payments (if any), unpaid fees or expenses, breakage costs and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, mortgages, bonds or other similar instruments or securities for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person issued or assumed to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vi) all obligations of such Person under interest rate or currency swap transactions, collars, caps or similar hedging obligations (valued at the termination value thereof); (vii) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” has the meaning specified in Section 9.5.

“Indemnifying Party” has the meaning specified in Section 9.5.

“Insurance Cap” has the meaning specified in Section 6.6(e).

“Intellectual Property Rights” means all rights in to and under patents, trademarks, inventions, computer software and programs, trade secrets, know-how, confidential information, trade names, service marks, logos, designs, copyrights, social media identifiers, internet domain names, web sites, URLs, and other proprietary intellectual property rights, in each case, whether registered or unregistered, and goodwill associated with any of the foregoing.

“Knowledge” means (i) in the case of the Company, the actual knowledge of Gary Brocklesby, Nicolas Busch, Daniel Chu, Jason Klopfer and Geir Karlsen, in each case, without obligation of inquiry, and (ii) in the case of Parent, the actual knowledge of Leo Vrondissis, Peter Georgiopoulos, John Tavlarios and Milt Gonzalez, in each case, without obligation of inquiry.

“Law” means any state, local, U.S. or non-U.S. law (including common law, foreign law and supranational law), statute, ordinance, constitution, convention, code, treaty, rule, regulation, decree and Order or other similar requirement of any Governmental Authority or any rule, protocol, guideline or regulation of a Classification Society or Flag State which has a binding effect in relation to a Company Vessel or a Parent Vessel, as applicable.

“Letter of Transmittal” has the meaning specified in Section 3.2(a)(v).

“Liability” has the meaning specified in Section 4.7.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, hypothecation, deed of trust, lease, option, easement, encroachment, servitude, any conditional sale or other title retention agreement, preference, priority, assignment, right of first refusal, or encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, whether incurred voluntarily or arising under any applicable Law.

“Loss” means any and all losses, claims, assessments, demands, damages, liabilities, deficiencies, Actions, judgments, charges, amounts paid in settlement, interest, awards, obligations, penalties, fees, fines, costs or expenses of whatever kind, and reasonable attorneys’ and accounting fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, that “Losses” shall not include (i) any punitive, special or exemplary damages, (ii) lost profits, consequential or incidental damages except, in each case, to the extent reasonable foreseeable or (iii) damages that are otherwise remote, speculative or not reasonably foreseeable (except, in the case of clauses (i) through (iii), to the extent such damages are paid, payable, awarded or incurred in connection with a Third Party Claim); provided, further, that once a Loss is either agreed to by an Indemnifying Party or finally determined to be payable pursuant to Article IX, Parent shall pay the reasonable out of pocket expenses of the Indemnified Party.

“Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Company Vessel or Parent Vessel, as applicable, and to which a Company Vessel or Parent Vessel, as applicable, is subject and required to comply with, imposed, published or promulgated by any relevant Governmental Authority, the International Maritime Organization, such Company Vessel’s or Parent Vessel’s, as applicable, Classification Society or the insurer(s) of such Company Vessel or Parent Vessel, as applicable.

“Merger” has the meaning specified in Recitals.

“Merger Sub” has the meaning specified in Preamble.

“Minimum Loss Amount” has the meaning specified in Section 9.4(b).

“Navig8 Representative” means Shareholder Representative Services LLC, provided that, in the event such representative provides written notice to Parent and the Company Common Shareholders of its intention to no longer serve as the Navig8 Representative, the holders of a majority of the shares of Company Common Stock immediately prior to the Effective Time, excluding any Shareholders that exercised dissenters rights as set forth in Section 3.1(c), shall, upon the prior written consent of Parent, such consent not to be unreasonably withheld, be entitled to designate by written notice a successor Navig8 Representative, which shall be effective upon such successor’s agreement to be bound by the terms of this Agreement.

“New Parent Employee Plan” means the General Maritime Corporation 2015 Stock Incentive Plan.

“Newbuilding Contract” means each Company Newbuilding Contract and each Parent Newbuilding Contract.

“Newbuildings” means vessels contracted to be constructed, under construction or newly constructed for, but not yet delivered to, (a) the Company or its Subsidiaries or (b) Parent or any of its Subsidiaries, as applicable, pursuant to a Newbuilding Contract.

“NOTC” means the Norwegian Over the Counter Market.

“OCM Bunker Contracts” mean those certain contracts and invoices, originally entered by Parent and/or certain of its Subsidiaries with certain Persons which were assigned (or the rights under which were assigned) by those Persons to Oaktree Principal Bunker Holdings Ltd., during the period between August 2013 and December 2013.

“Option Agreement” has the meaning specified in Section 3.1(b).

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Ordinary Course of Business” means ordinary course of business consistent with past practice.

“Outside Date” has the meaning specified in Section 8.1(a).

“Parent” has the meaning specified in Preamble.

“Parent Acquisition Proposal” means, any offer, proposal, inquiry or indication of interest, or any public announcement of intention to enter into any agreement or of (or intention to make) any offer, proposal, inquiry or indication of interest, by a Third Party relating to any transaction or series of transactions involving (i) any sale, lease, exchange, mortgage, transfer, license or other disposition, direct or indirect, of (A) 15% or more of the consolidated assets of Parent and its Subsidiaries or assets of Parent and/or any of its Subsidiaries that represented, individually or in the aggregate, 15% or more of the consolidated revenues of the Parent for the then most recently completed four quarter period, or (B) 15% or more of the total outstanding equity or voting securities of Parent, in each case of clauses (A) and (B) including by way of tender offer (including a self-tender offer) or exchange offer, (ii) a merger, consolidation, spin-off, share exchange (including a split-off), business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, extraordinary dividend, dissolution or other similar transaction involving Parent or any of its Subsidiaries representing (A) 15% or more of the consolidated assets of Parent and its Subsidiaries or assets of Parent and/or any of its Subsidiaries that represented, individually or in the aggregate, 15% or more of the consolidated revenues of Parent for the then most recently completed four quarter period or (B) 15% or more of the total outstanding equity or voting securities of Parent, (iii) any sale, lease, exchange, mortgage, lien, transfer, license or other disposition, direct or indirect, of any Newbuilding Contract or any interest, right or benefit therein, provided, that a proposal related to any of the transactions set forth in this subsection (iii) shall not be deemed a Parent Acquisition Proposal if Parent obtains the prior written consent of the Company to engage in any action otherwise prohibited pursuant to Section 6.11(a), such consent not to be unreasonably withheld or (iv) any other transaction or series of transactions having a similar effect to those described in clauses (i), (ii) and (iii); provided however, that any sale, in an underwritten public offering registered under the Securities Act, of the Parent Common Stock (to the extent contemplated by and in compliance with Section 6.17) shall not be deemed to be a “Parent Acquisition Proposal.”

“Parent Adverse Recommendation Change” has the meaning specified in Section 6.11(a).

“Parent Audited Financial Statements” has the meaning specified in Section 5.6(a).

“Parent Balance Sheet” has the meaning specified in Section 5.6(a).

“Parent Balance Sheet Date” has the meaning specified in Section 5.6(a).

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning specified in Section 5.4(a).

“Parent Charter Documents” has the meaning specified in Section 5.5(a).

“Parent Class A Common Stock” has the meaning specified in Section 5.2(a).

“Parent Class B Common Stock” has the meaning specified in Section 5.2(a).

“Parent Common Stock” has the meaning specified in Section 5.2(a).

“Parent Disclosure Schedules” mean in the disclosure schedules delivered by Parent to the Company on the date of this Agreement.

“Parent Emergence Date” has the meaning specified in Section 5.2(h).

“Parent Employee Plans” has the meaning specified in Section 5.13(a).

“Parent Fairness Opinion” has the meaning specified in Section 5.26.

“Parent Financial Statements” has the meaning specified in Section 5.6(a).

“Parent Information Statement” has the meaning specified in Section 6.13(a).

“Parent Insurance Policies” has the meaning specified in Section 5.17(a).

“Parent Interim Financial Statements” has the meaning specified in Section 5.6(a).

“Parent-Leased Real Property” has the meaning specified in Section 5.22(b).

“Parent Material Adverse Effect” means any change, event, effect, circumstance, or occurrence that, individually or in the aggregate with all such other changes, events, effects, circumstances, occurrences, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets (including Parent Vessels and Parent Newbuilding Contracts), financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement or materially delay the ability of the Parent to consummate the transactions contemplated hereby, including the Merger; provided, that the following shall not be deemed to constitute a “Parent Material Adverse Effect”: any change, event, effect, circumstance or occurrence to the extent caused by or resulting from (A) changes, events or circumstances in prevailing economic, regulatory, political or market conditions in the United States or any other jurisdiction in which Parent and its Subsidiaries, taken as a whole, have substantial business operations, (B) changes, events or circumstances occurring after the date hereof, affecting the industries in which the Company and Parent operate generally, (C) changes announced or effective after the date hereof in GAAP applicable to Parent and its Subsidiaries, (D) changes announced or effective after the date hereof, in applicable Laws, (E) the announcement and pendency of this Agreement and the transactions contemplated hereby, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; (G) any other acts of war, sabotage, terrorism or natural disasters, or (H) changes in the global financial or securities markets or general global economic or political conditions; provided, that, with respect to a matter described in any of the foregoing clauses (A) through (D), and (F) through (H), the effect of any such matter shall only be excluded to the extent that such matter does not have, or would not reasonably be expected to have, a disproportionate effect on the Parent or its Subsidiaries, taken as a whole, relative to other Persons operating in the industry in which the Parent and its Subsidiaries operate. For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Parent Material Adverse Effect in the prior sentence of this paragraph.

“Parent Material Contracts” has the meaning specified in Section 5.10(a).

“Parent Meeting” has the meaning specified in Section 6.13(c).

“Parent Newbuilding Contract” means each of the Contracts on Exhibit D.

“Parent Notice Period” has the meaning specified in Section 6.11(b)(ii).

“Parent Personal Property” has the meaning specified in Section 5.23.

“Parent Preferred Stock” has the meaning specified in Section 5.2(a).

“Parent Real Property Leases” has the meaning specified in Section 5.22(b).

“Parent S-1” means the registration statement on Form S-1 submitted by Parent to the SEC on a confidential basis on November 12, 2014 and all amendments thereto submitted by Parent to the SEC on a confidential basis.

“Parent Senior Secured Credit Facilities” means the Indebtedness of Parent incurred pursuant to (i) that certain Third Amended and Restated Credit Agreement, dated as of May 17, 2012, (as amended, modified and/or supplemented) by and among Parent, General Maritime Subsidiary II Corporation, General Maritime Subsidiary Corporation as borrower, Arlington Tankers Ltd., each Subsidiary Guarantor (as defined therein), the Lenders (as defined therein) and Nordea Bank Finland Plc. as Administrative Agent and (ii) that certain Second Amended and Restated Credit Agreement, dated as of May 17, 2012, (as amended, modified and/or supplemented) by and among Parent, General Maritime Subsidiary Corporation, General Maritime Subsidiary II Corporation, as borrower, Arlington Tankers Ltd., each Subsidiary Guarantor (as defined therein), the Lenders (as defined therein) and Nordea Bank Finland Plc. as Administrative Agent.

“Parent Share Conversion Amount” means $14.348.

“Parent Shareholder Approval” has the meaning specified in Section 5.4(a).

“Parent Shareholder Indemnitees” has the meaning specified in Section 9.2.

“Parent Shareholder Pro Rata Share” means 52.55%.

“Parent Shareholder Support Agreement” has the meaning specified in the Recitals.

“Parent Shareholders” mean the holders of the shares of Parent Common Stock.

“Parent Specified Termination” has the meaning specified in Section 8.3(c).

“Parent Stock Options” means each outstanding option to purchase Parent Common Stock.

“Parent Stock Plans” has the meaning specified in Section 5.2(b).

“Parent Termination Fee” has the meaning specified in Section 8.3(b).

“Parent Vessels” means a vessel owned by Parent or any Subsidiary of Parent.

“Parent Voting Proposal” has the meaning specified in Section 6.13(c).

“Parent Warrant” means a warrant of Parent exercisable into shares of Parent Common Stock.

“Per Share Merger Consideration” means 0.8947 shares of Parent Common Stock for each share of Company Common Stock (the “Exchange Ratio”) issued by Parent as consideration for such share of Company Common Stock, provided, that with respect to any Cashed Out Company Common Shareholder, the Per Share Merger Consideration for each share of Company Common Stock held by such Cashed Out Company Common Shareholder shall be the Parent Share Conversion Amount multiplied by the Exchange Ratio.

“Permits” means all permits, licenses, franchises, approvals, authorizations, consents, registrations, certificates and similar rights, and any extension, modification, amendment or waiver of the foregoing, obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means: (a) Liens for Taxes and other governmental assessments, or similar charges, not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings (provided, that any such contested amounts have been reserved against on the Company Financial Statements or Parent Financial Statements, as applicable, in accordance with GAAP), (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and statutory liens arising or incurred in the Ordinary Course of Business that, other than in connection with the Newbuilding Contracts, are not material to the business, operations and financial condition of the Company, or Parent, as applicable, that do not result from a breach, default or violation by the Company, Parent or any of their Subsidiaries, as applicable, and which are not yet due and payable, (c) zoning, entitlement and other land use and environmental regulations by Governmental Authorities; provided, that such regulations have not been violated, (d) such easements, covenants, conditions, restrictions, agreements, states of fact, rights of way and other matters or encumbrances disclosed in policies of title insurance which have been made available to the Company or Parent, as applicable, and which do not, individually or in the aggregate, impair the use or value of the property, (e) purchase money Liens and Liens securing rental payments under capital lease arrangements, (f) Liens that will be released and discharged at or prior to the Closing, (g) maritime Liens over a Company Vessel or Parent Vessel, as applicable, arising in the Ordinary Course of Business that, individually or in the aggregate, do not and would not reasonably be expected to materially detract from the present value, or materially impair or interfere with the present use, or result in the forfeiture or sale, of the relevant Company Vessel or Parent Vessel, as applicable, (h) Liens arising or incurred pursuant to or in connection with the Parent Senior Secured Credit Facilities, (i) Liens permitted to be incurred pursuant to the Parent Senior Secured Credit Facilities, (j) Liens that have been reserved against on the Company Financial Statements or Parent Financial Statements, as applicable, in accordance with GAAP, (k) Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially detract from the present value, or materially impair or interfere with the present use, or result in the forfeiture or sale, of the property or asset subject thereto or affected thereby and (l) restrictions on transfer of securities under applicable securities Laws or under the Support Agreement or the Shareholder Agreement; provided, however, that, with respect to the Company and its Subsidiaries, no Liens over the Company Newbuilding Contracts, the vessels related thereto, or the Equity Interests of direct or indirect buyers thereof shall be deemed to be “Permitted Liens.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Post-Closing Committee” means a committee of the Parent Board consisting of one individual who was a member of the Company Board prior to the Closing, one individual who was a member of the Parent Board prior to the Closing, and one representative from BlueMountain Capital Management, LLC, provided, that in the event that any of the foregoing directors resigns, fails to be re-elected as a director or is otherwise removed as a director, the remaining members of such committee shall appoint a replacement member of such committee from the members of the Company Board prior to the Closing, members of the Parent Board prior to the Closing, or a designee of BlueMountain Capital Management, LLC, as the case may be.

“Registration Rights Agreement” means the registration rights agreement to be entered into at Closing by Parent and certain shareholders of Parent in substantially the form attached hereto as Exhibit E with such changes thereto as are agreed to by Parent and the Company.

“Registration Statement” means any registration statement on Form S-1 that may be filed by Parent pursuant to which any shares of Parent Common Stock are issued.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Representative Losses” has the meaning specified in Section 3.4(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Agreement” means the shareholder agreement to be entered into at Closing by Parent and certain shareholders of Parent in substantially the form attached hereto as Exhibit F, with such changes thereto as are agreed to by Parent and the Company.

“Specified Company Shares” means any (i) shares of Company Common Stock to be cancelled in accordance with Section 3.1(a)(ii) and (ii) Dissenting Shares.

“Specified Termination” means a Company Specified Termination or a Parent Specified Termination.

“Subsidiary” with respect to any party, any corporation, partnership, trust, limited liability company or other entity or business enterprise in which such party (or another Subsidiary of such party) holds, directly or indirectly, stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or other ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Superior Proposal” means a bona fide, unsolicited written Company Acquisition Proposal or a bona fide, unsolicited written Parent Acquisition Proposal, as applicable (provided, that, for the purposes of this definition, references to “15%” in each definition of Company Acquisition Proposal and Parent Acquisition Proposal shall be deemed replaced with references to “50%”) that is not preceded by a breach by the Company or Parent of Section 6.10 or Section 6.11, respectively, and is not otherwise received in violation of Section 6.10 or Section 6.11, respectively, and that, in each case, (i) is not subject to any financing condition and for which financing has been fully committed or is on hand, (ii) the Company Board or a committee thereof, in the case of a Company Acquisition Proposal, or Parent Board or a committee thereof, in the case of a Parent Acquisition Proposal, has determined in good faith, after considering the advice of its outside counsel and its Financial Advisor, is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, and (iii) the Company Board or such committee thereof, in the case of a Company Acquisition Proposal, or Parent Board or such committee thereof, in the case of a Parent Acquisition Proposal, has determined in good faith, after considering the advice of its outside legal counsel and its Financial Advisor, would result in a transaction more favorable, after taking into consideration, among other things, all of the terms, conditions, impacts and all legal, financial, regulatory, timing, fiduciary and other aspects of such Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, and this Agreement, including financing, regulatory approvals, shareholder litigation, termination fees (including the Company Termination Fee or Parent Termination Fee, as the case may be), expense reimbursement provisions and the expected timing and risk and likelihood of consummation and other events or circumstances beyond the control of the party invoking the condition, to the Company’s shareholders (other than the Parent and its Affiliates), in the case of a Company Acquisition Proposal, or to the Parent’s shareholders (other than the Company and its Affiliates), in the case of a Parent Acquisition Proposal, than the Merger provided hereunder (after taking into account and giving effect to any adjustments or amendment to this Agreement proposed by Parent or the Company, as the case may be). For the avoidance of doubt, in no event shall an actual or potential underwritten public offering by either of the Company or Parent be deemed a Superior Proposal.

“Support Agreement” has the meaning specified in the Recitals.

“Surviving Corporation” has the meaning specified in Section 2.1.

“Tax Return” means any return, report, claim for refund, information return or statement or other similar document required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local or non-U.S. taxes or customs, duties, tariffs and similar charges imposed by a Governmental Authority, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, all interest, penalties, fines, and additions to tax imposed by any Governmental Authority in connection with any of the foregoing and all Liabilities for any of the foregoing amounts under applicable Law (including Treasury Regulation Section 1.1502-6 and similar provisions of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

“Third Party” means any Person, other than (a) Parent or its Subsidiaries or (b) the Company or its Subsidiaries.

“Third Party Claim” has the meaning specified in Section 9.5(a).

“Threshold Amount” has the meaning specified in Section 9.4(b).

“Voting Debt” means Indebtedness (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the Equity Interests of the Company or any of its Subsidiaries, are issued or outstanding.

“Willful Breach” means a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by the other party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

(b)                                 Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                     Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the starting reference date in calculating such period shall be excluded, but the ending date in calculating such period shall be included.

(ii)                                  Dollars. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars.

(iii)                               Exhibits/Schedules. The Exhibits to this Agreement, the Company Disclosure Schedules and the Parent Disclosure Schedules are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Company or Parent may have, at its option, included in the Company Disclosure Schedules or in the Parent Disclosure Schedule, as applicable, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any capitalized terms used in any Exhibit, Company Disclosure Schedules or Parent Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)                              Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)                                 Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)                              Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)                           Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)                        Or. The word “or” is not exclusive, unless the context otherwise requires.

(c)                                  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
THE MERGER

2.1                               The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the BCA, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the BCA.

2.2                               Closing. Subject to the satisfaction of the conditions set forth in Article VII (or, in accordance with Article VII, the written waiver thereof by the party entitled to waive any such condition), the closing of the Merger (the “Closing”) will take place at 9:00 a.m. (New York City time) at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 on a date to be specified by Parent and the Company, which shall be no later than the fifth Business Day after satisfaction or waiver of each condition to the Closing set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date and/or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.3                               Effective Time. Subject to the provisions of this Agreement, the parties shall cause the Merger to be consummated by filing with the Registrar of Corporations of the Republic of the Marshall Islands, articles of merger (the “Articles of Merger”) executed in accordance with the relevant provisions of the BCA, and, at the Closing, shall make all other filings or recordings required under the BCA with respect to the Merger. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Registrar of Corporations of the Republic of the Marshall Islands, or at such other time as Parent and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being, the “Effective Time”).

2.4                               Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the BCA and the Articles of Merger.

2.5                               Articles of Incorporation and Bylaws; Name of Surviving Corporation. Effective upon the Effective Time, subject to Section 6.6(b), the articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and the bylaws of the Surviving Corporation until amended in accordance with applicable Law. The name of the Surviving Corporation upon the Merger shall be “Gener8 Maritime Subsidiary Inc.”.  Effective upon the Effective Time, subject to Section 6.6(b), the A&R Governing Documents shall be the articles of incorporation and bylaws of Parent.

2.6                               Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub as of immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.7                               Name of Parent; Directors of Parent. At the Closing, Parent shall cause the name of Parent to be changed to “Gener8 Maritime, Inc.” and shall cause Parent’s articles of incorporation and bylaws to be amended to effectuate such name change. Parent shall cause the Parent Board to consist of seven (7) members who shall initially be the individuals set forth on Exhibit G (or if any such individual is unable or unwilling to serve at the time of Closing, a replacement individual selected by the Person or Persons listed next to such individual under the column titled “Designating Person or Persons”), and to effectuate the other terms of the Shareholder Agreement required to be implemented by the Company in accordance with the terms and conditions thereof.

2.8                               Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations and

intend that any issuance of stock to the Company Shareholder Indemnitees under Article IX be pursuant to the plan of reorganization and part of the merger consideration paid to Company Common Shareholders.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

3.1                               Effects of the Merger on Capital Stock

(a)

(a)                                 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Shareholder or any holder of shares of capital stock of Merger Sub:

(i)                                     Capital Stock of Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall automatically be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(ii)                                  Cancellation and Conversion of Certain Company Common Stock. Each share of Company Common Stock that is owned by (A) the Company or its Subsidiaries or (B) Parent, Merger Sub or their respective Subsidiaries shall, automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)                                                                                                 Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (A) the Specified Company Shares and (B) those shares of Company Common Stock purchased for cash pursuant to Section 3.1(a)(iv)) shall be converted into and shall thereafter represent the right of the holder thereof to receive the Per Share Merger Consideration, plus any amounts payable to such holder in accordance with Article IX. At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Company Common Shareholder shall cease to have any rights with respect to such Company Common Stock except the right to receive the Per Share Merger Consideration and any amounts payable to such holder in accordance with Article IX.

(iv)                              The offer and issuance of shares of Parent Common Stock shall be conducted pursuant to an exemption from registration under the Securities Act, including, without limitation, pursuant to Section 4(a)(2) of the Securities Act, Regulation D under the Securities Act, Rule 506(c) promulgated thereunder and Regulation S under the Securities Act or other available exemption from registration pursuant to the Securities Act; provided, that notwithstanding anything to the contrary in this Agreement, if the offer and issuance of shares of Parent Common Stock to any Company Common Shareholder cannot be effected in compliance with an applicable exemption under the Securities Act, then Merger Sub shall purchase all shares held by such Company Common Shareholder for an amount of cash determined by multiplying the number of shares of Parent Common Stock that would have been issued to such Company

Common Shareholder pursuant to Section 3.1(a)(iii) (but for the effect of this Section 3.1(a)(iv)) by the Parent Share Conversion Amount. Whether the offer and issuance of shares of Parent Common Stock can be conducted in accordance with any exemption from registration under the Securities Act, including pursuant to Section 4(a)(2) of or Regulation D and Regulation S under the Securities Act, shall be determined based upon the Exempt Investor Certification in the reasonable discretion of Parent in consultation with the Company.

(b)                                 Treatment of Company Warrants and Company Stock Options. Contemporaneously with the execution of this Agreement, Parent, the Company and the holders of the Company Warrants have entered into that certain Amended and Restated Warrant Agreement, pursuant to which the Company Warrants shall, effective as of the Closing, be converted into warrants to purchase shares of Parent Common Stock under the terms, and subject to the conditions, set forth therein. Each option to acquire Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall, as of the Effective Time, cease to represent an option to acquire Company Common Stock and shall be converted, at the Effective Time, into an option to acquire that number of shares of Parent Common Stock equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share equal to the quotient obtained by dividing (A) the per share exercise price specified in such Company Stock Option immediately prior to the Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of shares of Parent Common Stock purchasable pursuant to such Company Stock Option will be determined in a manner consistent with the requirements of Section 409A of the Code.  The parties intend to treat any Company Stock Options issued pursuant to that certain option agreement by and between the Company and L. Spencer Wells (the “Option Agreement”) as exercisable through July 8, 2017, notwithstanding any term of the Option Agreement to the contrary, and hereby agree to take any and all actions necessary to effectuate such treatment, including, but not limited to, amending the Option Agreement or by resolution of the Company Board and Parent Board with respect to such treatment. Except as specifically provided above, following the Effective Time, each Company Stock Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Stock Option immediately prior to the Effective Time.

(c)                                  Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to object and properly objects to the proposed corporate action and a demand for payment of such shares in accordance with Sections 100 and 101 of the BCA shall not be converted into the right to receive the consideration provided in Section 3.1(a)(iii), but instead such holder shall be entitled to such rights as are granted by the BCA to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights as are granted by the BCA to a holder of Dissenting Shares. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall effectively waive, withdraw or lose the right to payment as a holder of Dissenting Shares under the BCA with respect to such shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the BCA, then the right of such holder to be paid under the BCA shall cease and each such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the consideration provided in Section 3.1(a)(iii). The Company shall deliver prompt notice to Parent of any demands for payment or appraisal of any shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the BCA that relate to such demand and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.2                               Merger Consideration.

(a)                                 Exchange and Payment of Merger Consideration.

(i)                                     Exchange and Paying Agent; Exchange and Paying Agent Fund.  At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange and Paying Agent, in trust for the benefit of Company Common Shareholders (x) the Aggregate Stock Consideration plus (y) the Aggregate Cash Consideration. For the purpose of calculating the Aggregate Stock Consideration and the Aggregate Cash Consideration to be deposited at the Effective Time pursuant to this Section 3.2(a)(i), Parent shall assume that Cashed Out Company Common Shareholders are the beneficial owners of one percent (1%) of the shares of Company Common Stock.

(ii)                                  In the event that, after the Effective Time, Parent determines that Cashed Out Company Common Shareholders were the beneficial owners of more than one percent (1%) of the shares of Company Common Stock at the Effective Time, (A) Parent shall promptly deposit to the Exchange and Paying Agent Fund an additional amount of cash in lieu of Parent Common Stock such that the total amount of cash deposited by Parent pursuant to Section 3.2(a)(i) and this Section 3.2(a)(ii) is sufficient to pay the amounts due to each Cashed Out Company Common Shareholder pursuant to Section 3.1(a)(iv), and (B) the Exchange and Paying Agent shall deliver to Parent a number of shares of Parent Common Stock that equal to the additional amount of cash deposited to the Exchange and Paying Agent Fund pursuant to Section 3.2(a)(ii)(A) divided by the Parent Share Conversion Amount.

(iii)                               In the event that, after the Effective Time, Parent determines that Cashed Out Company Common Shareholders were the beneficial owners of less than one percent (1%) of the shares of Company Common Stock at the Effective Time, (A) Parent shall promptly deposit to the Exchange and Paying Agent Fund an additional number of shares of Parent Common Stock such that the total number of shares of Parent Common Stock deposited by Parent pursuant to Section 3.2(a)(i) and this Section 3.2(a)(iii) is sufficient to pay the Per Share Merger Consideration due to each Company Common Shareholder pursuant to Section 3.1(a)(iii), and (B) the Exchange and Paying Agent shall deliver to Parent cash in an amount equal to the number of additional shares of Parent Common Stock delivered to the Exchange and

Paying Agent Fund pursuant to this Section 3.2(a)(iii) multiplied by the Parent Share Conversion Amount.

(iv)                              Any Parent Common Stock and cash deposited with the Exchange and Paying Agent, together with any interest or other earnings thereon shall be referred to as the “Exchange and Paying Agent Fund.”

(v)                                 Exchange Procedures.  As promptly as practicable after the Effective Time (but in any event, no later than forty-eight (48) hours thereafter), Parent shall instruct the Exchange and Paying Agent to mail or otherwise deliver, to each Company Common Shareholder a (i) letter of transmittal, (the “Letter of Transmittal”), which shall include the obligation of each Company Common Shareholder to agree to Section 3.4, and Article IX of this Agreement, solicit the Exempt Investor Certification, and shall specify that in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof by the Exchange and Paying Agent, (ii) any notice required pursuant to the BCA and (iii) instructions for use in effecting the surrender of the Certificates or transfer of the Book-Entry Shares, as applicable, held by such Company Common Shareholder. In the event a Company Common Shareholder does not deliver to the Exchange and Paying Agent a duly executed and completed Letter of Transmittal, Exempt Investor Certification and does not deliver the Certificate(s) or surrender the Book-Entry Shares, held by such Company Common Shareholder such Company Common Shareholder shall not be entitled to receive the Per Share Merger Consideration unless and until such Person delivers a duly executed and completed Letter of Transmittal, Exempt Investor Certification and Certificate(s), Book-Entry Shares (or an affidavit in accordance with Section 3.2(a)(vii)), as applicable, to the Exchange and Paying Agent. Until surrendered as contemplated by this Section 3.2(a)(v), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration pursuant to Section 3.1(a)(iii)-(iv).  No interest will be paid or will accrue on any portion of the cash due to any Cashed Out Company Common Shareholder.

(vi)                              Merger Consideration.  Upon the Exchange and Paying Agent’s receipt of a duly executed and completed Letter of Transmittal, the Exempt Investor Certification and the surrender of the Certificates or transfer of the Book-Entry Shares held by any Company Common Shareholder, Parent shall instruct the Exchange and Paying Agent to issue, in accordance with Section 3.1(a)(iii) and Section 3.1(a)(iv), to such Company Common Shareholder an aggregate number of such shares of Parent Common Stock or cash, as the case may be, equal to the sum of such Company Common Shareholder’s Per Share Merger Consideration for each share of Company Common Stock held by such Company Common Shareholder.  Any payment by the Exchange and Paying Agent of cash in lieu of shares of Parent Common Stock as Per Share Merger Consideration, or of cash in lieu of fractional shares shall be made by wire transfer or other form of immediately available funds to the account of such Company Common Shareholder identified in the Letter of Transmittal for such Company Common Shareholder. Any shares of Parent Common Stock to be issued pursuant to this Section 3.2(a)(vi) shall bear appropriate legends or be subject to appropriate stop orders or other transfer restrictions that may be required under applicable Law.

(vii)                           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon delivery of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall cause the Exchange and Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock or cash, as applicable, deliverable in respect of such lost, stolen or destroyed Certificate pursuant to this Agreement.

(b)                                 Fractional Shares. No fractional shares of Parent Common Stock will be issued in connection with the Merger, but in lieu thereof, any Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating for each particular Certificate or Book-Entry Share all fractional shares of Parent Common Stock to be received by such Person) shall receive from Parent an amount in cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Parent Share Conversion Amount.

(c)                                  No Further Ownership Rights in Company Common Stock. The Per Share Merger Consideration paid or payable and issued or issuable upon the surrender of Company Common Stock in accordance with the terms of this Article III shall be paid or payable and issued or issuable in full satisfaction of all rights pertaining to the shares of Company Common Stock. From and after the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Company Common Stock that was outstanding immediately prior to the Effective Time.

(d)                                 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange and Paying Agent or any other Person shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                                  Termination of the Exchange and Paying Agent Fund. Any portion of the Exchange and Paying Agent Fund which remains undistributed to the Company Common Shareholders for twelve (12) months after the Effective Time shall be delivered to Parent, and any Company Common Shareholders, to the extent such Person has not theretofore complied with Section 3.2(a)(v) shall thereafter look only to Parent for, and Parent shall remain liable for the Per Share Merger Consideration to which such Company Common Shareholders are entitled pursuant to this Agreement. Any such portion of the Exchange and Paying Agent Fund remaining unclaimed by the Company Common Shareholders five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)                                   Disputes. Prior to the Closing Date, any disputes regarding this Section 3.2 shall be addressed and resolved jointly by the Company and Parent, and any amendments to or waivers of any provision of this Section 3.2 shall be made jointly by the Company and Parent. After the Closing, any such disputes shall be addressed and resolved by the Parent

Board, and any amendments to or waivers of this Section 3.2 shall be made in the sole discretion of the Parent Board.

3.3                               Withholding Taxes. Notwithstanding anything to the contrary contained in this Agreement, the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law; provided, that, at least ten (10) days prior to making any such deduction or withholding with respect to any such payment, the applicable withholding entity shall provide written notice of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from, or minimize such amounts subject to, withholding tax; provided, that notwithstanding the foregoing, no such notice or opportunity shall be required to be provided with respect to backup withholding or any payment hereunder that is for applicable Tax purposes compensation for services performed by an employee for his or her employer. The withheld amounts shall be paid over to the appropriate Taxing authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.4                               Appointment of Representatives.

(a)                                 At the Effective Time and without further act of the Company or any Company Common Shareholder, the Navig8 Representative shall be appointed as agent, representative and true and lawful attorney in fact for each Company Common Shareholder, for and on behalf of the Company Common Shareholders, to give and receive notices and communications and to take any and all actions and make any and all decisions required or permitted to be taken or made by the Navig8 Representative and/or on behalf of the Company Common Shareholders pursuant to this Agreement.  The power of attorney granted in this Section 3.4(a): (i) is coupled with an interest, and (ii) shall survive the death or incapacity of each Company Shareholder Indemnitee.  The Navig8 Representative hereby accepts its appointment as the Navig8 Representative.

(b)                                 At the Effective Time and without further act of Parent, Merger Sub or any Parent Shareholder, the GenMar Representative shall be appointed as agent, representative and true and lawful attorney in fact for each Parent Shareholder Indemnitee, for and on behalf of the Parent Shareholder Indemnitees, to give and receive notices and communications and to take any and all actions and make any and all decisions required or permitted to be taken or made by the GenMar Representative and/or on behalf of the Parent Shareholder Indemnitees pursuant to this Agreement. The power of attorney granted in this Section 3.4(b): (i) is coupled with an interest, and (ii) shall survive the death or incapacity of each Parent Shareholder Indemnitee.  The GenMar Representative hereby accepts its appointment as the GenMar Representative.

(c)                                  No Equityholders’ Representative nor any of its Affiliates, partners, members, officers directors, employees, agents or Representatives shall be liable to any party hereto, the Parent Shareholders or the Company Common Shareholders for any act done or omitted or decision made hereunder as or by such Equityholders’ Representative except for any act or omission constituting gross negligence, bad faith or willful misconduct as may be determined by a final, non-appealable order of a court of competent jurisdiction. If any Equityholders’ Representative shall incur any losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staff and all expense of document location, duplication and shipment)  (collectively, the “Representative Losses”) in connection with acting as such, or in connection with the acceptance or administration of its duties hereunder, Parent will, on the written request of such Equityholders’ Representative, reimburse such Equityholders’ Representative in an amount equal to the full amount of such Representative Loss, provided that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence, bad faith or willful misconduct of such Equityholders’ Representative, such Equityholders’ Representative will reimburse Parent the amount of such indemnified Representative Loss to the extent attributable to such Equityholders’ Representative’s gross negligence, bad faith or willful misconduct.

(d)                                 In no event will the Equityholders’ Representatives be required to advance their own funds on behalf of Parent, the Company Common Shareholders, the Parent Shareholders or otherwise. Each of Parent, Company Common Shareholders and Parent Shareholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Equityholders’ Representative or the termination of this Agreement. Upon the Closing, Parent will wire to each of the GenMar Representative and the Navig8 Representative an aggregate amount in cash of US$50,000 (each fund, the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the GenMar Representative or the Navig8 Representative for any third party expenses incurred by the GenMar Representative or the Navig8 Representative, as the case may be, pursuant to this Agreement. None of Parent, Parent Shareholders or the Company Common Shareholders will receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Equityholders’ Representatives any ownership right that they may otherwise have had in any such interest or earnings. Neither the Navig8 Representative nor the GenMar Representative will be liable for any loss of principal of their respective Expense Fund, other than as a result of the gross negligence or willful misconduct of the Navig8 Representative or the GenMar Representative, as the case may be. The Equityholders’ Representatives will hold their respective Expense Fund separate from their corporate funds, will not use their respective Expense Fund for their operating expenses or any other corporate purposes and will not voluntarily make their respective Expense Fund available to their creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Equityholders’ Representative’s responsibilities hereunder, each of the GenMar Representative and the Navig8 Representative will deliver (i) the balance of their respective Expense Fund to Parent and (ii) a document setting forth in reasonable detail the itemized expenses incurred by such Equityholders’ Representative.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to each of Parent and Merger Sub that the statements contained in this Article IV are true and correct as of the date hereof. The Company Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article IV and the disclosure in any section shall qualify (1) the corresponding section in this Article IV, (2) the other sections in this Article IV, but only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections in this Article IV, and (3) other sections in this Article IV to which such disclosure is referenced or cross-referenced.

4.1                               Organization and Qualification of the Company.

(a)                                 The Company (i) is a corporation duly organized, validly existing and in good standing or has equivalent status under the Laws of the Republic of the Marshall Islands, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it is proposed to be conducted, and (ii) is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its business or activities makes such qualification necessary, except, in the case of this clause (ii), for such failures to be so qualified, licensed or in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect. The Company was duly incorporated on November 21, 2013 (the “Company Inception Date”) and has not assumed the obligations of any other entity by merger, combination or otherwise.

(b)                                 Section 4.1(b) of the Company Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business. True and complete copies of the Company Articles of Incorporation and Company Bylaws, as in effect as of the date of this Agreement, have previously been made available to Parent by the Company.

4.2                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock. As of the close of business on the date of this Agreement, (i) 35,261,716 Company Common Stock are issued and outstanding and (ii) no shares of Company Common Stock are held in the treasury of the Company or by Subsidiaries of the Company.

(b)                                 Section 4.2(b) of the Company Disclosure Schedules sets forth a list, as of the date hereof, all issued and outstanding shares of Company Common Stock that are subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable shareholder, the number of shares such shareholder has been granted and the number of unvested shares.

(c)                                  Section 4.2(c) of the Company Disclosure Schedules sets forth, as of the date hereof, (i) the name of each Person that is the registered owner of issued and outstanding Company Common Stock and the number of shares owned by such Person, and (ii) a list of all holders of outstanding Company Warrants. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) true and complete copies of each Company Warrant.

(d)                                 Except as set forth (i) in this Section 4.2 or (ii) in Section 4.2(d) of the Company Disclosure Schedules, (A) there are no voting or equity securities of any class of capital stock of the Company, or any security exchangeable into or exercisable for such securities issued, reserved for issuance or outstanding, or any other ownership interests, profits interests or any other type of equity interests in the Company issued by the Company or reserved for issuance by the Company, (B) there is no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company that is authorized or outstanding, and (C) there is no commitment by the Company to issue shares, subscriptions, options, warrants convertible or exchangeable securities, calls or other such rights or to distribute to holders of any of its equity securities any evidence of Indebtedness or assets, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right, or to purchase the equity securities of any third party entity. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, performance-based rights, subscriptions, puts, calls, exchange rights or other similar rights with respect to the Company or any of its securities. Except (x) for the Company Shareholder Support Agreement and the Company Shareholder Agreement or (y) as set forth in Section 4.2(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or is bound by any, and to the Knowledge of the Company, there are no, agreements or other understandings with respect to the voting (including voting trusts, shareholder agreements and proxies) or sale or transfer (including agreements imposing transfer restriction) of any shares of capital stock or equity interests of the Company. There is no rights agreement, “poison pill” anti-takeover plan or other agreement of similar effect to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. Except as set forth in Section 4.2(d) of the Company Disclosure Schedules, there are no registration rights, in each case with respect to any equity security of any class of the Company.  There is no Indebtedness of the Company having the right to vote or convertible into, or exchangeable for, securities having the right to vote.

(e)                                  Except as set forth on Section 4.2(e) of the Company Disclosure Schedules, all issued and outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the exercise of the Company Warrants, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA, the Company Charter Documents or any agreement to which the Company is a party or is otherwise bound or subject; and (iii) free of any Liens created by the Company in respect thereof.  There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock. All issued and outstanding shares of Company Common Stock and Company Warrants were issued in compliance with applicable Law.

(f)                                   Since the Company Inception Date, all distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(g)                                  No consent of the holders of Company Warrants is required in connection with the actions contemplated by Section 3.1(b) that has not been obtained by the date hereof.

4.3                               Subsidiaries.

(a)                                 Section 4.3(a) of the Company Disclosure Schedules lists (i) the name of each of the direct and indirect Subsidiaries of the Company and (ii) its jurisdiction of organization.

(b)                                 Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization, (ii) has all requisite limited liability company, partnership, or corporate (as applicable) power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and (iii) is duly licensed or qualified to do business and is in good standing or has equivalent status in each jurisdiction where the character of its properties owned, operated or leased or the nature of its business or activities makes such qualification necessary, except, in the case of this clause (iii), for such failures to be so licensed or qualified or in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.3(b) of the Company Disclosure Schedules sets forth each jurisdiction in which each Subsidiary of the Company is licensed or qualified to conduct business.

(c)                                  All of the outstanding Equity Interests of each Subsidiary of Company are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and all such Equity Interests are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all Liens. The shares of stock or other equity interests of each Subsidiary of Company are owned as set forth on Section 4.3(c) of the Company Disclosure Schedules. There are no outstanding or authorized options, warrants, convertible securities, calls or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of the Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any Equity Interest of any Subsidiary of the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, performance-based rights or other similar rights with respect to the Subsidiaries of the Company or any of their securities. Except as set forth in Section 4.3(c) of the Company Disclosure Schedules, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interest of any Subsidiary of the Company.

(d)                                 The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a

Subsidiary of the Company; and there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interest of any Subsidiary of the Company or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of Company entered into in the Ordinary Course of Business.

(e)                                  True and complete copies of the articles of incorporation, by-laws or other organizational documents of each Subsidiary of the Company, as in effect as of the date of this Agreement, have previously been made available to Parent by the Company.

4.4                               Authority.

(a)                                 The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject only to, in the case of the consummation of the Merger, the approval of this Agreement by the affirmative vote of the Company Shareholders representing a majority of the outstanding Company Common Stock under the BCA (“Company Shareholder Approval”), to consummate the transactions contemplated hereby and thereby. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held, and, as of the date hereof, not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and the Ancillary Documents and the transactions contemplated thereby, each in accordance with the BCA, (iii) directed that this Agreement be submitted to the Company Shareholders for approval, (iv) resolved to recommend that the Company Shareholders approve of this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Company Shareholders at the Company Meeting.

(b)                                 No Competition Laws of the Republic of the Marshall Islands apply or purport to apply to the Company with respect to the transactions contemplated by this Agreement, including the Company Shareholder Support Agreement.

(c)                                  The execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company (including the approval of the Company Board), and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, in each case subject only, in the case of consummation of the Merger, to the receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity

Exception. Each Ancillary Document to which the Company is a party as of the date hereof has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document constitutes a legal and binding obligation of the Company enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. When each Ancillary Document to which the Company will be a party has been duly executed and delivered by the Company in accordance with this Agreement (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute upon execution a legal and binding obligation of the Company enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.  There is no Voting Debt issued by the Company or any of its Subsidiaries.

(d)                                 The Company Shareholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve this Agreement and consummate the Merger and the other transactions contemplated hereby.

4.5                               No Conflicts; Consents

(a)                                 Except as set forth in Section 4.5(a) of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will, with or without the giving of notice or the lapse of time or both, not: (i) conflict with, or result in any violation or breach of, or default under (whether upon lapse of time or the occurrence of any act or event or otherwise), any provision of the Articles of Incorporation or Bylaws of the Company (together, “Company Charter Documents”) or of the charter, bylaws or other organizational documents of any Subsidiary of the Company; (ii) conflict with, or result in any violation or breach of, or constitute (whether upon lapse of time or the occurrence of any act or event or otherwise) a default (or result or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any material benefit) under, require the payment of a penalty under, constitute a change in control under, or require a consent, notice, waiver or other action by any Person under the terms conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Company Material Contract and the Company Newbuilding Contracts) or any Permit affecting the properties, assets (including the Company Vessels) or business of the Company or its Subsidiaries; (iii) subject to, in the case of the Merger, obtaining the Company Shareholder Approval and compliance with the filing and notice requirements set forth in clauses (i) through (iv) of Section 4.5(b), conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Company or any of its Subsidiaries or any of its or their property or assets; or (iv) result in the creation or imposition of any Lien on any properties or assets of the Company or its Subsidiaries, except, in the case of the foregoing clause (ii) and clause (iv) for any violations, breaches, defaults, terminations, cancellations, accelerations or losses that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)                                 No consent, Approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are admitted for trading is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except (i) for such filings as may be required under applicable Competition Laws, (ii) the filing and the recordation of appropriate merger or other documents as required by the BCA and by the relevant authorities of other jurisdictions in which the Company is qualified to do business (including the Articles of Mergers), (iii) as set forth in Section 4.5(b) of the Company Disclosure Schedules, (iv) for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the securities laws of any non-U.S. country, and (v) for such other consents, Approvals, Permits, Orders, declarations, filings or notices for which the failure to obtain or make which are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, except with respect to a delay in the consummation of the transactions contemplated hereby.

4.6                               Company Financial Statements; Information Provided.

(a)                                 The Company has delivered to Parent complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31, 2012, 2013 and 2014, and including the related statements of income and retained earnings, shareholders’ equity and cash flow for the period from the Company Inception Date through December 31, 2012, 2013 and 2014 (the “Company Audited Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Company Financial Statements were prepared based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations and the cash flow of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2014 is referred to herein as the “Company Balance Sheet” and the date thereof as the “Company Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b)                                 The Company and its Subsidiaries have no Indebtedness other than pursuant to the Company Newbuilding Contracts.

(c)                                  The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Parent Information Statement to be sent to the Parent Shareholders in connection with the Parent Meeting shall not, on the date the Parent Information Statement is first mailed to the Parent Shareholders, or at the time of the Parent Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Parent Information Statement, in the light of the circumstances under which they were made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Meeting which has become false or misleading.

(d)                                 The information supplied by or on behalf of the Company for inclusion or incorporation by reference in any Registration Statement, shall not at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the Securities and Exchange Commission, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

4.7                               No Undisclosed Liabilities. The Company and its Subsidiaries have not incurred any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (i) such Liabilities that are fully and specifically reflected or reserved against, in accordance with GAAP, in the Company Balance Sheet (or the notes thereto) as of the Company Balance Sheet Date, (ii) such Liabilities, individually or in the aggregate, that have been incurred in the Ordinary Course of Business since the Company Balance Sheet Date and (iii) such Liabilities as expressly permitted or contemplated by this Agreement for liabilities. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended)).

4.8                               Absence of Certain Changes, Events and Conditions.

(a)                                 Except (x) as set forth in the Company Financial Statements as of the Company Balance Sheet Date (including the notes thereto) (y) as set forth in Section 4.8 of the Company Disclosure Schedules or (z) as arising in the Ordinary Course of Business, from the Company Balance Sheet Date until the date of this Agreement, there has not been, with respect to the Company and each of its Subsidiaries, any:

(i)                                     amendment of the charter, by-laws or other organizational documents of the Company;

(ii)                                  declaration, setting aside, or payment of any dividends or distributions on or in respect of any of its capital stock or any direct or indirect redemption, purchase or acquisition of its capital stock;

(iii)                               split, combination or reclassification of any shares of its capital stock;

(iv)                              issuance, sale or other disposition of any of its capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(v)                                 incurrence, assumption, prepayment, amendment or guarantee of any Indebtedness or any loan to any Person;

(vi)                              change in any method of financial or Tax accounting or accounting practice of the Company or any of its Subsidiaries, except as required by GAAP or as disclosed in the notes to the Company Financial Statements;

(vii)                           action by the Company or any of its Subsidiaries to (i) make, change or rescind any material Tax election, (ii) amend any Tax Return with respect to material Taxes or (iii) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction inconsistent with prior practice, in each case, with respect to Taxes and that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries;

(viii)                        adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Employee Benefit Plan or (iii) collective bargaining or other agreement with a labor union, in each case whether written or oral;

(ix)                              (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than (x) as provided for in any written agreements in existence on the date of this agreement, (y) in the Ordinary Course of Business or (z) as required by change in applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(x)                                 hiring or promoting any person as or to (as the case may be) an officer;

(xi)                              purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(xii)                           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xiii)                        any capital investment in, or any loan to, any Third Party;

(xiv)                       transfer, assignment, sale, abandonment or other disposition of any of the assets shown or reflected in the Company Balance Sheet or cancellation of any debts or entitlements;

(xv)                          imposition of any Lien upon any of the Company properties, capital stock or assets, tangible or intangible;

(xvi)                       acceleration, termination, cancellation of or material modification to any Company Material Contract, or entry into any Contract that would constitute a Company Material Contract (including entry into any Charter Contracts or pooling arrangement);

(xvii)                    any loan to (or forgiveness of any loan to), advance or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(xviii)                 except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xix)                       commence or settle any material action or waive or modify any claims or rights of substantial value;

(xx)                          entry into any settlement, conciliation or similar agreement with any Governmental Authority;

(xxi)                       material damage, destruction or loss (whether or not covered by insurance) to its property (including the Company Vessels);

(xxii)                    cancellation or termination of any of the Company’s or its Subsidiary’s material insurance policies or allowance of any material coverage thereunder to lapse (unless at substantially the same time as such termination, cancellation or lapse, replacement policies providing coverage substantially equal to or greater than the coverage under such canceled, terminated or lapsed insurance policies are in full force and effect);

(xxiii)                 any material capital expenditures;

(xxiv)                entry into a new line of business or abandonment or discontinuance of existing lines of business; and

(xxv)                   any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(b)                                 Since the Company Balance Sheet Date, there has not been, with respect to the Company and each of its Subsidiaries, any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9                               Taxes.

(a)                                 Each of the Company and its Subsidiaries has accurately prepared and properly filed on a timely basis (taking in account extensions) all material Tax Returns that it was required to file with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed since the Company Inception Date, and all such Tax Returns were true, correct and complete in all material respects. Each of the Company and its Subsidiaries has in all material respects paid on a timely basis all Taxes that were due and payable (whether or not shown on any Tax Return) since the Company Inception Date except those Taxes being contested in good faith, which have been properly reserved in accordance with GAAP. The amount of the liability for unpaid Taxes of the Company and each of its Subsidiaries for all Tax periods (or portions thereof) ending on or before the Company Balance Sheet Date does not, in the aggregate, exceed in any material respect the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet. The amount of the liability of the Company and each of its Subsidiaries for all unpaid Taxes does not, in the aggregate, exceed the amount of accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals and reserves shall not exceed comparable amounts incurred in similar periods in prior years). Neither the Company nor any of its Subsidiaries (i) has any Liability for Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise (other than any contract entered into in the Ordinary Course of Business and not primarily regarding Taxes) or (ii) is a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement with a Person other than the Company and its Subsidiaries (other than any contract entered into in the Ordinary Course of Business and not primarily regarding Taxes). All material Taxes that the Company or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority. All material deficiencies asserted, or assessments made, against the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries or the business of the Company and its Subsidiaries, as applicable, as a result of any examinations by any Taxing authority have been fully paid, settled or paid.

(b)                                 The Company has delivered or made available to Parent (i) copies of all federal, state, local and non-U.S. income, franchise and similar Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods since the Company Inception Date, and (ii) copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, examination reports, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents assessed against, submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Authority has been made since the Company Inception Date, is currently in progress or, to the Knowledge of the Company, threatened or contemplated. None of the Company or its Subsidiaries is a party to any Action by any Taxing authority, nor, to the Knowledge of the Company, are there any pending or threatened Actions with respect to the Company or its Subsidiaries by any Taxing authority. Since the Company Inception Date, neither the Company nor any of its

Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject by that jurisdiction to Tax for which a Tax Return was not filed. Neither the Company nor any of its Subsidiaries has since the Company Inception Date (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes other than waivers or extensions that are no longer in effect or as a result of any extension of time permitted by applicable Law for filing a Tax Return, (ii) requested any extension of time (other than any extension of time not requiring the consent of a Taxing authority) within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any Taxing authority.

(c)                                  Section 4.9(c) of the Company Disclosure Schedules sets forth each jurisdiction in which the Company or any of its Subsidiaries files, is required to file or has been required to file a material Tax Return or is or has been liable for any material Taxes on a “nexus” basis since the Company Inception Date.

(d)                                 Section 4.9(d) of the Company Disclosure Schedules sets forth: the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; those years for which examinations by the Taxing authorities have been completed since the Company Inception Date; and those Taxable years for which examinations by Taxing authorities are presently being conducted.

(e)                                  The Company is classified as a corporation for U.S. federal income tax purposes and each of the Subsidiaries of the Company has elected to be, and is, disregarded as a separate entity for United States federal income tax purposes in accordance with Section 7701 of the Code.

(f)                                   There are no Liens for Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith.

(g)                                  Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(h)                                 The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code within the past two years.

(i)                                     The Company and its Subsidiaries are in compliance, in all material respects, with all transfer pricing requirements in all jurisdictions in which the Company and its Subsidiaries do business.

(j)                                    There are no outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Taxes.

(k)                                 Neither the Company nor any of its Subsidiaries (i) is treated under Section 7874(b) of the Code as a “domestic corporation,” (ii) is an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation”

within the meaning of Section 7874(a)(2)(B) of the Code or (iii) was created or organized both in the United States and in a non-U.S. jurisdiction.

4.10                        Material Contracts.

(a)                                 Section 4.10(a) of the Company Disclosure Schedules lists each of the following Contracts (such Contracts, being “Company Material Contracts”) to which the Company or its Subsidiaries is a party or is bound to:

(i)                                     each Contract involving payment or other obligations due to be paid by or to the Company or any of its Subsidiaries aggregating more than $250,000 in any calendar year per Contract or series of related Contracts;

(ii)                                  all Contracts that provide for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or any of its Subsidiaries, the performance of which involves unpaid commitments or liabilities in excess of $250,000;

(iii)                               all ship-sales, memoranda of agreement, Charter Contracts or other vessel acquisition, sale or disposition Contracts for Newbuildings and secondhand vessels contracted for the Company or any of its Subsidiaries, and any other Contracts with respect to such vessels and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, future charters, material supervision agreements and material plan verification services agreements;

(iv)                              all Contracts with any Person pursuant to which such Person is engaged or has any form of option or other right (including exclusive or preferred provider rights) to buy or sell or otherwise provide any vessel or vessels;

(v)                                 all Contracts pursuant to which a Company Vessel is leased or chartered by the Company to a Third Party or any of the Company’s Subsidiaries, including all Contracts with respect to the Company Vessels or any vessel operated or commercially or technically managed by the Company or any of its Subsidiaries under a Charter Contract;

(vi)                              all operating agreements, management agreements, including, without limitation, commercial management agreements and technical management agreements, crewing agreements, Contracts for affreightment or financial lease (including sale/leaseback or similar arrangements) with respect to any Company Vessel;

(vii)                           all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” or other minimum commitment provisions;

(viii)                        all Contracts that provide for the indemnification by the Company or its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(ix)                              all Contracts that relate to the acquisition, lease or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any business, a material amount of stock or assets, including any vessel, of the Company or its Subsidiaries or any other Person, or any real property;

(x)                                 all broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or its Subsidiaries is a party;

(xi)                              all employment, independent contractor, severance, retention, bonus, profit sharing, incentive plan, consulting, services or similar Contracts with any employee, consultant or independent contractor of the Company or any of its Subsidiaries;

(xii)                           except for Contracts relating to trade receivables, all Contracts relating to the creation, incurrence, guarantee, or assumption of Indebtedness (including, without limitation, guarantees) of the Company or its Subsidiaries or relating to any Indebtedness owed by any Person to the Company or its Subsidiaries;

(xiii)                        all Contracts with any Governmental Authority;

(xiv)                       all Contracts containing provisions or covenants that limit or purport to limit the ability of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xv)                          any Contracts that provide for any joint venture, partnership, limited liability company, strategic alliance, profit sharing or similar arrangements;

(xvi)                       all collective bargaining agreements or Contracts with any labor union; and

(xvii)                    each Contract to which any Company or any of its Subsidiaries is a party or otherwise bound that contains a so-called “most favored nations” provision or similar provisions requiring the Company or any of its Subsidiaries (and, after the Closing, Parent or any of its Subsidiaries) to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons ;

(xviii)                 any interest rate, currency or other hedging Contracts;

(xix)                       real property or personal property leases, other than pursuant to Charter Contracts, which provide for aggregate annual payments by the Company or any of its Subsidiaries of $50,000 or more per year per lease or series of related leases;

(xx)                          each Contract involving a standstill or similar obligation of the Company or any of its Subsidiaries;

(xxi)                       all Contracts containing an “earn-out,” contingent or deferred purchase price or similar contingent payment obligation;

(xxii)                    all Contracts in settlement of an Action; and

(xxiii)                 any other Contract that is material to the Company and its Subsidiaries, taken as a whole, and not previously disclosed pursuant to this Section 4.10.

(b)                                 Each Company Material Contract (other than a Company Newbuilding Contract) is valid, binding and enforceable and in full force and effect with respect to the Company, each Subsidiary party thereto and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as set forth in Section 4.10(b) of the Company Disclosure Schedules, none of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other party to any Company Material Contract (other than a Company Newbuilding Contract) is in breach or violation of or in default under (or is alleged to be in breach or violation of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Company Material Contract (other than a Company Newbuilding Contract). No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or default under any Company Material Contract (other than a Company Newbuilding Contract) or result in any right of cancelation, termination or consent thereunder or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Company Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) (other than a Company Newbuilding Contract) have been made available to Parent.  Neither the Company nor its Subsidiaries has received written notice of termination of any Company Material Contract (other than a Company Newbuilding Contract).

(c)                                  Except as set forth in Section 4.21(c) of the Company Disclosure Schedules, there are no agreements to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company or agreements with directors or officers of the Company or its Subsidiaries that have been previously made available to Parent).

(d)                                 There is no non-competition or other similar agreement, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or is subject that has, or would reasonably be expected to have, the effect of prohibiting, restricting or impairing in any material respect the conduct of the business of the Company or any of its Subsidiaries or, following the Effective Time, Parent or any of its Subsidiaries as currently conducted and as currently proposed to be conducted.

(e)                                  Each Company Newbuilding Contract is valid, binding and enforceable and in full force and effect with respect to the Company, each Subsidiary party thereto and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as set forth in Section 4.10(e) of the Company Disclosure Schedules, none of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other party to any Company Newbuilding Contract is in breach or violation of or in default under (or is alleged to be in breach or violation of or default under), or has provided or received any notice of any intention to terminate, any

Company Newbuilding Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or default under any Company Newbuilding Contract or result in any right of cancelation, termination or consent thereunder or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Company Newbuilding Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.  Neither the Company nor its Subsidiaries has received written notice of termination of any Company Newbuilding Contract.

4.11                        Legal Proceedings; Orders. Except as set forth in Section 4.11 of the Company Disclosure Schedules, (i) there are no, and there have not been since the Company Inception Date, Actions pending or, to the Company’s Knowledge, threatened, against or by the Company, any of its Subsidiaries, any of their respective properties or assets, or against any director, officer or employee of the Company or any of its Subsidiaries in matters relating to the Company or any of its Subsidiaries or their operations; (ii) there are no unsatisfied judgments, penalties or awards against or affecting the Company, its Subsidiaries or any of the Company’s or its Subsidiaries’ properties or assets; and (iii) since the Company Inception Date, there have been no settlement agreements with respect to any material Action or Order. Section 4.11 of the Company Disclosure Schedules sets forth each outstanding Order to which the Company, any of its Subsidiaries, or any of their respective properties or asset is subject, and the Company and its Subsidiaries, as the case may be, are in compliance with the terms of each such Order. No event has occurred or circumstances exist that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of any such outstanding Order.

4.12                        Environmental Matters.

(a)                                 Except as set forth in Section 4.12(a) of the Company Disclosure Schedules: (i) each of the Company and its Subsidiaries and each vessel currently operated or commercially or technically managed by the Company or a Subsidiary under a Charter Contract and each Company Vessel is currently and, since the Company Inception Date, has been in compliance in all material respect with all applicable Environmental Laws; (ii) each of the Company and its Subsidiaries has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.12(a) of the Company Disclosure Schedules) required to own, lease, operate or use its properties or other assets (including Company Vessels) and to carry on its business and operations as currently conducted; (iii) all such Environmental Permits are in full force and effect; (iv) since the Company Inception Date, there has been no Release of any Hazardous Materials from any Company Vessel or any vessel operated or commercially or technically managed by the Company or a Subsidiary under a Charter Contract in violation of any Environmental Law resulting (or that would reasonably be expected to result) in any material liability to the Company or any of its Subsidiaries from any of its current or former operations, and neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, or transported, or handled any Hazardous Materials in violation in any material respect of any Environmental Laws; (v) there are no pending or, to the Knowledge of the Company, threatened, and since the Company Inception Date there have not been, Environmental Claims against or affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received an Environmental Notice;

and (vi) neither the Company nor any of its Subsidiaries has retained or assumed, by contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Law.

(b)                                 To the Knowledge of the Company, the Company Financial Statements as of the Company Balance Sheet Date contain an adequate reserve as determined in accordance with GAAP for liabilities and obligations under Environmental Laws and with respect to Hazardous Materials. The Company has made available to Parent (i) all written environmental reports since the Company Inception Date with respect to the business or assets of the Company or any currently or formerly owned, managed or leased properties, including the Company Vessels, or operations and (ii) any and all material documents since the Company Inception Date concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes). The only representations and warranties of the Company in this Agreement relating to any environmental matters or any other obligation or liability with respect to Hazardous Materials or arising under Environmental Laws are those set forth in this Section 4.12. The Company is not aware of, and does not reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently conducted.

4.13                        Employee Benefit Matters.

(a)                                 Section 4.13(a) of the Company Disclosure Schedules contains a complete and accurate list of all material Company Employee Plans. Section 4.13(a) of the Company Disclosure Schedules identifies, with respect to each Company Employee Plan, the jurisdiction whose Laws govern such Company Employee Plan.

(b)                                 With respect to each Company Employee Plan, the Company has furnished or made available to Parent, a complete and accurate copy of:  (i) such plan (or a written summary of any unwritten plan); (ii) in the case of any Company Employee Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) the most recent financial statements for each Company Employee Plan that is funded; (v) all personnel, payroll and employment manuals and policies; (vi) all employee handbooks; (vii) the most recent reports regarding the satisfaction of any applicable nondiscrimination requirements under the Code in respect of the Company Employee Plan; (viii) in the case of any Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (ix) actuarial valuations and reports related to any Company Employee Plans with respect to the two most recently completed plan years; and (x) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Company Employee Plans.

(c)                                  Except as would not be expected to be material to the Company, (i) each Company Employee Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws), (ii) each of the Company, its Subsidiaries and their ERISA Affiliates has met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet in accordance with GAAP), in accordance with the terms of such Company Employee Plan and all applicable Laws and accounting principles, and (iii) the Company, its Subsidiaries, each of their respective ERISA Affiliates and each Company Employee Plan are in compliance with all Laws applicable to benefit plans. With respect to the Company Employee Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability that would be expected to be material to the Company under ERISA, the Code or any other applicable Law.  With respect to any Company Employee Plan that is intended to be tax-qualified, no event has occurred, and to the Knowledge of the Company there exists no condition or set of circumstances, that, individually or in the aggregate, could reasonably be expected to result in the loss of such tax-qualified status.

(d)                                 Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained or contributed to, or been obligated to contribute to, an Employee Benefit Plan which was ever subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) ever contributed to, or been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company, any of its Subsidiaries or any of their ERISA Affiliates.

(e)                                  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. None of the Company or any of its Subsidiaries has any commitment or obligation or has made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Employee Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)                                   Except as set forth in Section 4.13(f) of the Company Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries or any of their dependents, spouses or beneficiaries to severance pay or any other payment; (ii) accelerate or otherwise enhance the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Employee Benefit Plan; or (iv) result in any payments being characterized as an “excess parachute payment” (as defined in Section 280G of the Code, without regard to Section 280G(b)(4), or similar Law of another jurisdiction). Neither the Company nor any of its Subsidiaries has any obligation to “gross-up” or indemnify any individual with respect to any Tax imposed by Section 4999 of the Code or similar Law of another jurisdiction.

(g)                                  None of the Company Employee Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person, except as required by Section 4980B of the Code or similar applicable Law of another jurisdiction, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)                                 Except as set forth in Section 4.13(h) of the Company Disclosure Schedules, there is no pending or, to the Company’s Knowledge, threatened Action relating to an Employee Benefit Plan (other than routine claims for benefits), and no Employee Benefit Plan has within the two years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)                                     There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Benefit Plan or collective bargaining agreement that would increase the annual expense of the Company or any of its Subsidiaries maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, whether or not legally binding, to adopt, amend, modify or terminate any Employee Benefit Plan or any collective bargaining agreement.

(j)                                    Each Employee Benefit Plan that is subject to Section 409A and/or Section 457A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A and/or Section 457A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A and/or Section 457A of the Code.

(k)                                 Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Employee Benefit Plan.

(l)                                     With respect to each Company Employee Plan that is maintained outside the jurisdiction of the United States or primarily covers employees residing or working outside the United States, (i) the Company Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Laws; (ii) all contributions and expenses that are required to be made have been made or properly accrued; and (iii) with respect to any such Company Employee Plan that is intended to be eligible to receive favorable tax treatment under the Laws applying to such Company Employee Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied.

4.14                        Compliance With Laws. Except with respect to Taxes, Environmental Laws and ERISA, which are the subjects of Section 4.9, Section 4.12 and Section 4.13, each of the Company and its Subsidiaries has materially complied with since the Company Inception Date, and is now complying with, and has not received any written notice alleging any violation with respect to, all Laws, Orders and Maritime Guidelines applicable to it or its business, properties or assets (including the Company Vessels). To the Company’s knowledge, neither the Company nor any of its Subsidiaries is under investigation with respect to the material violation of any Laws.

4.15                        Permits. Each of the Company and its Subsidiaries has obtained all material Permits required for it to own, lease or operate its properties (including the Company Vessels and any vessel operated or commercially or technically managed by the Company or a Subsidiary under a Charter Contract) and conduct its business. Each such material Permit is valid and in full force and effect. All fees and charges with respect to such material Permits have been paid in full. Section 4.15 of the Company Disclosure Schedules lists all current material Permits issued to the Company or its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. Neither the Company nor any of its Subsidiaries is in material default or material violation, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to constitute a material default or material violation, of any term, condition or provision of any material Permit of the Company or any of its Subsidiaries.

4.16                        Employment Matters. Section 4.16 of the Company Disclosure Schedules sets forth an accurate list of all employees of and other service providers to the Company and its Subsidiaries, including, with respect to each individual, such individual’s status as an employee, independent contractor, or other position, annual rate of compensation, including bonuses and other incentive compensation, work location and the jurisdiction whose Laws govern such individual’s employment or service. Neither Company nor any of its Subsidiaries (a) is or has been a party to or otherwise bound by any collective bargaining agreement with a labor union, works counsel or labor organization, (b) has or has had any obligation to consult with any collective bargaining representative for any of its employees, (c) is or has been, to the Company’s Knowledge, the subject of a union organizing effort, (d) has received a grievance pursuant to a collective bargaining agreement with respect to any matter, or (e) has received a demand for arbitration or has been a party to an arbitration proceeding pursuant to a collective bargaining agreement. There are no, and there have not been since the Company Inception Date, except as would not be expected to be material to the Company, Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, asserting that the Company or any of its Subsidiaries has committed unfair labor practices, employment discrimination, harassment, retaliation or violation of any law relating to equal pay, safety, wage and hours or concerning any other employment-related matter arising under applicable Laws or that is seeking to compel it to bargain with any labor union, works counsel or labor organization, nor is there pending or, to the Knowledge of Company, threatened, and there have not been since the Company Inception Date, any labor strike, dispute, walkout, work stoppage, slow-down or lockout concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its Subsidiaries. The Company is and, since the Company Inception Date, has been in compliance in all material respects with (i) all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, and (ii) obligations of the Company and its Subsidiaries under any employment agreement, severance agreement or any similar employment or labor-related agreement or understanding. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.

4.17                        Insurance.

(a)                                 Section 4.17(a) of the Company Disclosure Schedules lists all policies or binders, as in effect on the date hereof, of property, fire and casualty, product liability, general liability, real and personal property, workers’ compensation, directors’ and officers’ liability, fiduciary liability, pollution legal liability or other similar policies providing coverage for personal injuries, damages, cleanup or natural resource damages, marine risks including hull and machinery, protection and indemnity and war risks (including acts of terrorism, acts of piracy or armed conflicts), and other forms of insurance (including club entries) covering the Company and its Subsidiaries and its and their the assets (including the Company Vessels and any vessel operated or commercially or technically managed by the Company or a Subsidiary under a Charter Contract), business, operations, employees, officers and directors of the Company (collectively, the “Company Insurance Policies”) (including the names of the carriers of such policies, the names insured, the policy number, the limited and the expiration date thereof) and with the insurance companies or protection and indemnity clubs and associations set forth therein. True and complete copies of such Company Insurance Policies have been made available to Parent.

(b)                                 All Company Insurance Policies are valid and in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any notice of cancellation of, premium increase with respect to, lapse of coverage under, or alteration of coverage under, any of such Company Insurance Policies and, to the Company’s Knowledge, no insurer under any Company Insurance Policy has threatened to cancel or unilaterally reduce or limit the stated coverages contained in such Company Insurance Policy. The Company and its Subsidiaries have paid all premiums and calls currently due in respect of such Company Insurance Policies and neither the Company nor any of its Subsidiaries is otherwise in breach or default under any Company Insurance Policy. Section 4.17(b) of the Company Disclosure Schedules sets forth any pending policy claims in excess of $100,000. There are no claims related to the business of the Company pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  To the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to relieve the insurer under any Company Insurance Policy of its obligations to satisfy, to the fullest extent provided by such Company Insurance Policy, any claim which such Company Insurance Policy is intended to cover.  To the Company’s Knowledge, the Company Insurance Policies are sufficient for compliance in all material respects with all requirements of Law and all Material Contracts. Except as noted on Section 4.17(b) of the Company Disclosure Schedules, the Company Insurance Policies will provide continued coverage to the Company and/or its Subsidiaries, as applicable, following the Closing.

4.18                        Vessels. Section 4.18 of the Company Disclosure Schedules sets forth a description of each Company Vessel (categorized by type), including its name, owner, capacity (gt or dwt, as specified therein), year built, its Classification Society, Flag State, charterer (and whether such charterer is currently operating in the spot or time charter market), and pooling arrangement and manager (commercial or technical). The Company or its Subsidiaries do not own, lease, operate, commercially or technically manage, use or charter any vessels other than those set forth on Section 4.18(a) of the Company Disclosure Schedule.  Each Company Vessel (i) is duly registered in the name of the Subsidiary that owns it under the Laws and the flag of such Company Vessel’s Flag State (as set forth on Section 4.18(a) of the Company Disclosure Schedules), and no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable Company Vessel as against any charterer or third party, (ii) is seaworthy and in good operating condition, and has been properly and efficiently maintained in accordance with internationally accepted standards for good ship maintenance, (iii) has all national and international operating and trading certificates and endorsements, each valid and un-extended, that are required for the operation of such Company Vessel in the trades and geographic areas in which it is operated, and (iv) has been classed by a Classification Society, and is fully in class with no outstanding material recommendations or notations, and (v) is operated in compliance in all material respects with all Maritime Guidelines and Laws. To the Knowledge of the Company (A) no event has occurred and no condition exists that would reasonably be expected to cause any Company Vessel’s class to be suspended or withdrawn, (B) all events and conditions that are required to be reported as to class have been disclosed and reported to such Company Vessel’s Classification Society and (C) each Company Vessel is and, following its delivery under the relevant Company Newbuilding Contract, each Newbuilding shall be free of average damage affecting its class. As of the date of this Agreement, either the Company or one of its Subsidiaries, as applicable, is the sole owner of each Company Vessel and has good and marketable title to such Company Vessel, free and clear of all Liens. Prior to the date of this Agreement, Company has delivered or made available to Parent accurate, complete and correct copies of all SIRE and vetting inspection reports relating to each Company Vessels since the Company Inception Date. The Company and each of its Subsidiaries are qualified in all material respects to own and operate the Company Vessels under applicable Laws, including the Laws of each Company Vessel’s Flag State.

4.19                        No Existing Discussions. Neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party other than Parent with respect to a Company Acquisition Proposal.

4.20                        Brokers. Except for Jefferies Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

4.21                        Controls and Procedures, Certifications and Other Matters.

(a)                                 The Company and each of its Subsidiaries has established and maintains accurate books and records reflecting its assets and liabilities and has established and maintains a system of internal controls over financial reporting covering the Company and each of its Subsidiaries that is sufficient to provide reasonable assurance (i) regarding the reliability of the preparation of Company Financial Statements in accordance with GAAP, including that transactions are recorded as necessary to permit preparation of Company Financial Statements in accordance with GAAP and to maintain accountability for assets, (ii) that transactions of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets. Neither the Company nor its Subsidiaries (including, to the Company’s Knowledge, its personnel who have a role in the preparation of Company Financial Statements or the internal accounting controls utilized by the Company) nor, to the Company’s Knowledge, the Company’s independent accountants has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries or (y) any fraud, whether or not material, that involves the management of the Company and its Subsidiaries or any of their personnel who have a significant role in the internal accounting controls of the Company and its Subsidiaries, or, to the Company’s Knowledge, any material fraud of their other personnel, or (z) any claim or allegation regarding the foregoing.

(b)                                 The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Company Shareholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent of any of the Company Shareholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

(c)          Except as set forth on Section 4.10(a) of the Company Disclosure Schedules, no employee, officer, director, shareholder, partner or member of the Company or any of its Subsidiaries, any member of his or her Immediate Family or any of their respective Affiliates, other than in connection with any Ordinary Course of Business employment arrangements and in connection with holding shares of Company Common Stock, or Company Warrants, (i) owes any material amount to the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries owes any material amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, such Person, (ii) is involved in any material business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral), (iii) owns any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, or (iv) has any material claim or cause of action against the Company or any of its Subsidiaries (other than remuneration for services performed on behalf of the Company or any of its Subsidiaries).

4.22                        Real Property.

(a)         Neither the Company nor any of its Subsidiaries owns, or since the Company Inception Date, has owned, any real property.

(b)         Section 4.22(b) of the Company Disclosure Schedules lists (i) all leases and subleases of real property (the “Company Real Property Leases”) under which the Company or any of its Subsidiaries is either lessor or lessee (the “Company-Leased Real Property”), (ii) the street address of each parcel of Company-Leased Real Property; (iii) the landlord under the lease or sublease, the base rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iv) the current use of such property. The Company has heretofore made available to Parent true and complete copies of each Company Real Property Lease. Each Company Real Property Lease is in all material respects a valid and binding contract of the Company or the applicable Subsidiary of the Company, and, to the Knowledge of the Company, is in all material respects in full force and effect (except for each that has terminated, or will terminate, by its own terms). Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in violation or breach of or default (which breach of default has continued after the giving of the applicable notice and expiration of the applicable cure period) under the terms of any such Company Real Property Lease, in each case, except where such default has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have not subleased, licensed or otherwise granted any entity or individual the right to use or occupy any Company-Leased Real Property or any portion thereof. The use and operation of the Company-Leased Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or agreement.

4.23                        Personal Property. The Company and its Subsidiaries have good and valid title to, or a valid interest in, all tangible assets and properties (including the Company Vessels) that (i) are reflected on the Company Financial Statements as of the Company Balance Sheet Date or (ii) were acquired since the Company Balance Sheet Date in the Ordinary Course of Business (the “Company Personal Property”), except in each case for assets and property disposed of since the

Company Balance Sheet Date in the Ordinary Course of Business, in each case, free and clear of all Liens other than Permitted Liens. All Company Personal Property has been maintained in the Ordinary Course of Business. The Company Personal Property, together with all other properties and assets of the Company and its Subsidiaries, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

4.24                        Intellectual Property.

(a)         The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Company and its Subsidiaries. Section 4.24 of the Company Disclosure Schedules lists all registered Intellectual Property Rights owned by the Company or any of its Subsidiaries; material Intellectual Property Rights licensed to any of the Company or any of its Subsidiaries by any Person (excluding any license implied by the sale of a product and any non-customized generally commercially available, off-the-shelf software programs); and material Intellectual Property Rights licensed by any of the Company or any of its Subsidiaries to any Person. Each item of material owned Intellectual Property Rights is and at all times has been in compliance with all applicable Laws, and all filings, payments, and other actions required to be taken to maintain such Intellectual Property Rights in full force and effect have been taken by the applicable deadline.  The Company and its Subsidiaries are not, nor will they be as a result of the Company’s execution and delivery of this Agreement or the performance of its obligations hereunder, in violation in any material respect of any licenses, sublicenses or other agreements as to which any of them is a party and pursuant to which any of them is authorized to use any third-party Intellectual Property Rights.

(b)         To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that the Company or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any Person). To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any material Intellectual Property Rights of the Company or any of its Subsidiaries.

4.25                        Certain Business Practices.

(a)         Neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company) any director, officer, agent, employee, representative, consultant or other persons associated with or acting for or on behalf of the Company or any of its Subsidiaries has, directly or indirectly, in connection with their respective businesses (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any unlawful payment or offered anything of value to non-U.S. or domestic government officials or employees or to non-U.S. or domestic political parties or campaigns, (iii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any public official, for purposes of (A) influencing any act or decision of any public official in his or her official capacity; (B) inducing such public official to do or omit to do any act in violation of his or her lawful duty; or (C) securing any improper advantage, (iv) made any other unlawful payment, or (v) violated any applicable export control, money laundering or anti-terrorism or anti-bribery Law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of any provision of the Foreign Corrupt Practices Act of 1977, (the “FCPA”) or any applicable Law of similar effect.  To the Company’s Knowledge, there are no pending issues with respect to violation of any applicable anticorruption Law, including the FCPA, relating to the Company or any of its Subsidiaries.

(b)         None of the Company or its Subsidiaries or, nor to the Knowledge of the Company, their respective directors, officers, employees or agents (i) is a person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the European Union, the United Kingdom or the United Nations Security Council; or (ii) since the Company Inception Date has done business in or with Cuba, Iran, Sudan, or Syria, or any Person that is the target of U.S. sanctions.

4.26                        Fairness Opinion.

The Company Board has received the written opinion, dated as of the date of this Agreement (the “Company Fairness Opinion”), of Jefferies LLC, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Per Share Merger Consideration to be received by the Company Common Shareholders pursuant to the Merger is fair to the Company Common Shareholders from a financial point of view.  The Company has received the approval of Jefferies LLC to permit the inclusion of a copy of the Company Fairness Opinion in its entirety in the Company Information Statement, subject to Jefferies LLC’s review of the Company Information Statement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedules, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article V are true and correct as of the date hereof. The Parent Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article V and the disclosure in any section shall qualify (1) the corresponding section in this Article V, (2) the other sections in this Article V, but only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections in this Article V, and (3) other sections in this Article V to which such disclosure is referenced or cross-referenced.

5.1                               Organization and Qualification of Parent and Merger Sub.

(a)         Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing or has equivalent status under the Laws of the Republic of the Marshall Islands, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it is proposed to be conducted, and (ii) is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its business or activities makes such qualification necessary, except, in the case of this clause (ii), for such failures to be so qualified, licensed or in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect.

(b)         Section 5.1(b) of the Parent Disclosure Schedules sets forth each jurisdiction in which Parent is licensed or qualified to do business. True and complete copies of the Parent Article of Incorporation and Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available to the Company by Parent.

5.2                               Capitalization.

(a)         The authorized capital stock of Parent consists of 50,000,000 shares of Class A common stock, $0.01 par value per share (“Parent Class A Common Stock”), 30,000,000 shares of Class B common stock, $0.01 par value per share (“Parent Class B Common Stock,” together with the Parent Class A Common Stock, the “Parent Common Stock”), and 5,000,000 shares of preferred stock, $0.01 par value per share (“Parent Preferred Stock”), in each case as of the date hereof. As of the close of business on the date of this Agreement, (i) 11,270,196 Parent Class A Common Stock are issued and outstanding, (ii) 22,002,998 Parent Class B Common Stock are issued and outstanding, (iii) no shares of Parent Common Stock are held in the treasury of Parent or by Subsidiaries of the Parent, and  (iv) no shares of Parent Preferred Stock are issued and outstanding. The rights and privileges of each class of Parent’s capital stock are as set forth in Parent’s Articles of Incorporation.  Merger Sub has 100 shares of common stock, no par value per share, issued and outstanding. The shares of stock of Merger Sub were duly authorized and validly issued, are fully paid and nonassessable and are owned by Parent. All of the shares of stock of Merger Sub have been issued in compliance in all material respects with applicable Laws and the organizational documents of Merger Sub.

(b)         Section 5.2(b) of the Parent Disclosure Schedules sets forth a list, as of the date hereof, of all issued and outstanding shares of Parent Common Stock that are subject to a repurchase or redemption right or right of first refusal in favor of Parent, including all such shares under the General Maritime Corporation 2012 Equity Incentive Plan (the “Parent Stock Plan”), indicating the name of the applicable shareholder, the number of shares such shareholder has been granted and the number of unvested shares.

(c)          Section 5.2(c) of the Parent Disclosure Schedules sets forth a list, as of the date hereof, of: (i) the name of each Person that is the registered owner of issued and outstanding Parent Common Stock and the number of shares owned by such Person; (ii) the number of shares of Parent Common Stock issued to date under the Parent Stock Plan, the number of shares of Parent Common Stock subject to outstanding options under the Parent Stock Plan and the number of shares of Parent Common Stock reserved for future issuance under the Parent Stock Plan; (iii) all outstanding Parent Stock Options, indicating with respect to each such Parent Stock Option the name of the holder thereof, the Parent Stock Plan under which it was granted, the number of shares of Parent Common Stock subject to such Parent Stock Option that are vested and unvested, the exercise price, the date of grant, and the expiration date; and (iv) a list of all holders of outstanding Parent Warrants, including the number of shares of Parent Common Stock subject to each such Parent Warrant, the exercise price, if any, for such Parent Warrant, the extent to which such Parent Warrant is exercisable and the date on which such Parent Warrant expires. Parent has made available to the Company copies of (x) the Parent Stock Plan, (y) all forms of stock option agreements evidencing outstanding Parent Stock Options and (z) the Parent Warrants.

(d)         Except (x) as set forth in this Section 5.2, (y) as reserved for future grants under Parent Stock Plan, and (z) as set forth in Section 5.2(d) of the Parent Disclosure Schedules, (i) there are no voting or equity securities of any class of capital stock of Parent, or any security exchangeable into or exercisable for such securities issued, reserved for issuance or outstanding, or any other ownership interests, profits interests or any other type of equity interests in Parent issued by Parent or reserved for issuance by Parent, (ii) there is no subscription, warrant, option, convertible or exchangeable security, or other such right (contingent or otherwise) to purchase or otherwise acquire equity securities of Parent that is authorized or outstanding, and (iii) there is no commitment by Parent to issue shares, subscriptions, options, warrants convertible or exchangeable securities, calls or other such rights or to distribute to holders of any of its equity securities any evidence of Indebtedness or assets, to repurchase or redeem any securities of Parent or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right, or to purchase the equity securities of any third party entity, other than the Company and its Subsidiaries.

(e)          There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, performance-based rights, subscriptions, puts, calls, exchange rights or other similar rights with respect to Parent or any of its securities. Except (i) for the Parent Shareholder Support Agreement, the Current Parent Shareholder Agreement, the Equity Purchase Agreement the Shareholder Agreement and the Registration Rights Agreement and (ii) as set forth in Section 5.2(e) of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries is a party to or is bound by any, and to the Knowledge of Parent, there are no agreements or other understandings with respect to the voting (including voting trusts, shareholder agreements and proxies) or sale or transfer (including agreements imposing transfer restriction) of any shares of capital stock or equity interests of Parent. There is no rights agreement, “poison pill” anti-takeover plan or other agreement of similar effect to which Parent or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Parent. Except as (A) contemplated by the Registration Rights Agreement and (B) set forth in Section 5.2(e) of the Parent Disclosure Schedules, there are no registration rights, in each case with respect to any equity security of any class of Parent.  There is no Indebtedness of Parent having the right to vote or convertible into, or exchangeable for, securities having the right to vote.

(f)           Except as set forth in Section 5.2(g) of the Parent Disclosure Schedules, all issued and outstanding shares of Parent Common Stock are, and all shares which may be issued pursuant to the exercise of the Parent Warrants and the Parent Stock Options, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA, the Parent Charter Documents or any agreement to which Parent is a party or is otherwise bound or subject; and (iii) free of any Liens created by Parent in respect thereof. Except as set forth in Section 5.2(g) of the Parent Disclosure Schedules, there are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock.

(g)          All issued and outstanding shares of each of Parent Common Stock, Parent Stock Options and Parent Warrants were issued in compliance with applicable Law. No outstanding Parent Common Stock is subject to vesting or forfeiture rights or repurchase by the Parent.

(h)         Each Parent Stock Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Parent Stock Plan pursuant to which it was issued. Each Parent Stock Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Parent Board or compensation committee actually awarded the Parent Stock Option. Each Parent Stock Option qualifies for the tax and accounting treatment afforded to such Parent Stock Option in the Parent’s tax returns and the Parent’s financial statements, respectively, and does not trigger any liability for the holder of such Parent Stock Option under Section 409A or Section 457A of the Code.

(i)             Since May 17, 2012 (the “Parent Emergence Date”), all distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of Parent were undertaken in compliance with the Parent Charter Documents then in effect, any agreement to which Parent then was a party and in compliance with applicable Law. There are no declared or accrued unpaid dividends with respect to any shares of Parent Common Stock.

5.3                               Subsidiaries.

(a)         Section 5.3(a) of the Parent Disclosure Schedules lists (i) the name of each of the direct and indirect Subsidiaries of Parent and (ii) its jurisdiction of organization.

(b)         Each Subsidiary of Parent (i) is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization, (ii) has all requisite limited liability company, partnership, or corporate (as applicable) power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and (iii) is duly licensed or qualified to do business and is in good standing or has equivalent status in each jurisdiction where the character of its properties owned, operated or leased or the nature of its business or activities makes such qualification necessary, except, in the case of this clause (iii), for such failures to be so licensed or qualified or in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 5.3(b) of the Parent Disclosure Schedules sets forth each jurisdiction in which each Subsidiary of Parent is licensed or qualified to conduct business.

(c)          Except as set forth in Section 5.3(c) of the Parent Disclosure Schedules, all of the outstanding Equity Interests of each Subsidiary of Parent, including Merger Sub, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and all such Equity Interests are owned, of record and beneficially, by Parent or another of its Subsidiaries free and clear of all Liens. The shares of stock or other equity interests of each Subsidiary of Parent are owned as set forth on Section 5.3(c) of the Parent Disclosure Schedules. Except as set forth in Section 5.3(c) of the Parent Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, calls or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of the Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any Equity Interest of any Subsidiary of Parent. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, performance-based rights or other similar rights with respect to the Subsidiaries of Parent or any of their securities. Except as set forth in Section 5.3(c) of the Parent Disclosure Schedules, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interest of any Subsidiary of Parent.

(d)         Parent does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of Parent; and except as set forth in Section 5.3(d) of the Parent Disclosure Schedules, there are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interest of any Subsidiary of Parent or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Parent or any other entity, other than guarantees of bank obligations of Subsidiaries of Parent entered into in the Ordinary Course of Business.

(e)          True and complete copies of the articles of incorporation, by-laws or other organizational documents of each Subsidiary of Parent, as in effect as of the date of this Agreement, have previously been made available to the Company by Parent.

5.4                               Authority.

(a)         Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject only to the approval of the A&R Governing Documents by the affirmative vote of the Parent Shareholders required for such approval under Parent Charter Documents and the BCA such that the A&R Governing Documents will be effective with respect to all holders of Parent Common Stock (“Parent Shareholder Approval”), to consummate the transactions contemplated hereby and thereby. Parent Board, by resolutions duly adopted by vote of all directors other than the abstaining director appointed by BlueMountain Capital Management, LLC at a meeting of all directors of Parent duly called and held, and, as of the date hereof, not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and the Parent Shareholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the

Merger, and the Ancillary Documents and the transactions contemplated thereby, each in accordance with the BCA, (iii) directed that the A&R Governing Documents be submitted to the Parent Shareholders for approval, and (iv) resolved to recommend that the Parent Shareholders approve the A&R Governing Documents (collectively, the “Parent Board Recommendation”) and directed that such matter be submitted for consideration of the Parent Shareholders at the Parent Meeting.

(b)         No Competition Laws of the Republic of the Marshall Islands apply or purport to apply to Parent or Merger Sub with respect to the transactions contemplated by this Agreement, including the Parent Shareholder Support Agreements.

(c)          The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each Ancillary Document to which it is a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent (including the approval of the Parent Board), and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, in each case subject only to the receipt of the Parent Shareholder Approval and as set forth in Section 5.4(c) of the Parent Disclosure Schedules This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub, as the case may be, in accordance with its terms, subject to the Bankruptcy and Equity Exception. Each Ancillary Document to which either Parent or Merger Sub is a party as of the date hereof has been duly executed and delivered by Parent and Merger Sub, as the case may be (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document constitutes a legal and binding obligation of each of Parent and Merger Sub, as the case may be, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. When Ancillary Document to which either Parent or Merger Sub is a party has been duly executed and delivered by Parent and Merger Sub, as the case may be, in accordance with this Agreement (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute upon execution a legal and binding obligation of each of Parent and Merger Sub, as the case may be, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. There is no Voting Debt issued by the Parent or any of its Subsidiaries.

(d)         The Parent Common Stock included in the Aggregate Stock Consideration, when issued by Parent in accordance with this Agreement, will be duly issued, fully paid, non-assessable and free and clear of any Liens (other than any restrictions under the Shareholder Agreement, as set forth in Section 5.3(d) of the Parent Disclosure Schedules, arising under applicable securities Laws or created or imposed by the recipient of such Parent Common Stock), subject only to the receipt of the Parent Shareholder Approval and except as set forth in Section 5.3(d) of the Parent Disclosure Schedules.

(e)          Parent has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Aggregate Cash Consideration and consummate the transactions contemplated by this Agreement.  Assuming the accuracy of the

Company’s representations and warranties set forth in Article IV, immediately after giving effect to the transactions contemplated by this Agreement, Parent and its Subsidiaries (other than the Company and any of its Subsidiaries) will (i) will own property which has a fair salable value greater than the amount required to pay its probable Liability on its existing debts as they mature, (ii) have adequate capital with which to engage in their business and (iii) have the ability to pay their debts as they become due.

(f)           Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

(g)          Except for as set forth in the Current Parent Shareholder Agreement and the Parent Shareholder Approval, neither the vote nor consent of the holders of any class or series of Parent’s capital stock is required to approve this Agreement and consummate the Merger and the other transactions contemplated hereby.

5.5                               No Conflicts; Consents.

(a)         The execution, delivery and performance by Parent of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will, with or without the giving of notice or the lapse of time or both, not: (i) conflict with, or result in any violation or breach of, or default under (whether upon lapse of time or the occurrence of any act or event or otherwise), any provision of the Articles of Incorporation or Bylaws of Parent (together, “Parent Charter Documents”), subject only to the receipt of the Parent Shareholder Approval, or of the charter, bylaws or other organizational documents of any Subsidiary of Parent; (ii) except as set forth in Section 5.5(a) of the Parent Disclosure Schedules, conflict with, or result in any violation or breach of, or constitute (whether upon lapse of time or the occurrence of any act or event or otherwise) a default (or result or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any material benefit) under, require the payment of a penalty under, constitute a change in control under, or require a consent, notice, waiver or other action by any Person under the terms conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Parent Material Contract) or any Permit affecting the properties, assets (including the Parent Vessels) or business of Parent or its Subsidiaries; (iii) subject to, in the case of the issuance of the Aggregate Stock Consideration, obtaining Parent Shareholder Approval and compliance with the filing and notice requirements set forth in clauses (i) through (iv) of Section 5.5(b), conflict with or result in a violation or breach of any provision of any Law or Order applicable to Parent or any of its Subsidiaries or any of its or their property or assets; or (iv) result in the creation or imposition of any Lien on any properties or assets of Parent or its Subsidiaries, except, in the case of the foregoing clause (ii) and clause (iv) for any violations, breaches, defaults, terminations, cancellations, accelerations or losses that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(b)         No consent, Approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority or any stock market or stock exchange on which shares of Parent’s capital stock are admitted for trading is required by or with respect to Parent in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except (i) for such filings as may be required under applicable Competition Laws, (ii) for the filing and the recordation of the A&R Governing Documents, appropriate merger or other documents as required by the BCA and by the relevant authorities of other jurisdictions in which Parent is qualified to do business (including the Articles of Mergers), (iii) as set forth in Section 5.5(b) of the Parent Disclosure Schedules, (iv) for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the securities laws of any non-U.S. country, and (v) for such other consents, Approvals, Permits, Orders, declarations, filings or notices for which the failure to obtain or make which are not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, except with respect to a delay in the consummation of the transactions contemplated hereby.

5.6                               Parent Financial Statements; Information Provided.

(a)         Parent has delivered to the Company complete copies of Parent’s audited financial statements consisting of the balance sheet of Parent as of December 31 in each of the years 2012 and 2013, and the related statements of income and retained earnings, shareholders’ equity and cash flow for the period from Parent Emergence Date through December 31, 2012 and the 2013 year then ended (the “Parent Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Parent as at September 30, 2014 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the nine-month period then ended (the “Parent Interim Financial Statements” and together with the Audited Financial Statements, the “Parent Financial Statements”). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis since the Parent Emergence Date, subject, in the case of the Parent Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not expected to be, individually or in the aggregate, material) and the absence of notes (that, if presented, would not differ materially in amount or significance from those presented in the Parent Audited Financial Statements). The Parent Financial Statements were prepared based on the books and records of Parent, and fairly present in all material respects the financial condition of Parent as of the respective dates they were prepared and the results of the operations and the cash flow of Parent for the periods indicated. The balance sheet of Parent as of September 30, 2014 is referred to herein as the “Parent Balance Sheet” and the date thereof as the “Parent Balance Sheet Date”. Parent maintains a standard system of accounting established and administered in accordance with GAAP.

(b)         The information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Company Information Statement to be sent to the Company Shareholders in connection with the Company Meeting shall not, on the date the Company Information Statement is first mailed to Company Shareholders, or at the time of the Company Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Company Information Statement, in the light of the circumstances under which they were made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.

(c)          The information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Parent S-1, shall not at the time the Parent S-1 is filed with the SEC, at any time it is amended or supplemented, or at the time the Parent S-1 is declared effective by the Securities and Exchange Commission, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(d)         Parent has made available to the Company a true and complete copy of the Parent S-1. Parent has made available to the Company copies of all comment letters received by Parent or any of its Affiliates or advisors from the SEC prior to the date hereof relating to the Parent S-1, together with all written responses thereto from Parent or any of its Affiliates or advisors.

5.7                               No Undisclosed Liabilities. Parent and its Subsidiaries have not incurred any Liabilities, except (i) such Liabilities that are fully and specifically reflected or reserved against, in accordance with GAAP, in the Parent Balance Sheet (or the notes thereto) as of the Parent Balance Sheet Date, (ii) such Liabilities, individually or in the aggregate, that have been incurred in the Ordinary Course of Business since the Parent Balance Sheet Date and (iii) such Liabilities as expressly permitted or contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended)).

5.8                               Absence of Certain Changes, Events and Conditions.

(a)         Except (x) as set forth in the Parent Financial Statements as of the Parent Balance Sheet Date (including the notes thereto), (y) as set forth in Section 5.8 of the Parent Disclosure Schedules or (z) as arising in the Ordinary Course of Business from the Parent Balance Sheet Date until the date of this Agreement, there has not been, with respect to Parent and each of its Subsidiaries, any:

(i)                                     amendment of the charter, by-laws or other organizational documents of Parent;

(ii)                                  declaration, setting aside, or payment of any dividends or distributions on or in respect of any of its capital stock or any direct or indirect redemption, purchase or acquisition of its capital stock;

(iii)                               split, combination or reclassification of any shares of its capital stock;

(iv)                              issuance, sale or other disposition of any of its capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(v)                                 incurrence, assumption, prepayment, amendment or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business in an amount that does not exceed $10,000,000, or any loan to any Person, provided, that Parent may pay any amounts due under the OCM Bunker Contracts;

(vi)                              change in any method of financial or Tax accounting or accounting practice of Parent or any of its Subsidiaries, except as required by GAAP or as disclosed in the notes to the Parent Financial Statements;

(vii)                           action by Parent or any of its Subsidiaries to (i) make, change or rescind any material Tax election, (ii) amend any Tax Return with respect to material Taxes or (iii) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction inconsistent with prior practice, in each case, with respect to Taxes and that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Parent, or any of its Subsidiaries;

(viii)                        adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Employee Benefit Plan or (iii) collective bargaining or other agreement with a labor union, in each case whether written or oral;

(ix)                              (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than (w) the taking of any necessary steps (including seeking shareholder approval) to implement the New Parent Employee Plan and Parent’s performance of its obligations pursuant to any grants thereunder, (x) as provided for in any written agreements in existence on the date of this Agreement, (y) in the Ordinary Course of Business or (z) as required by change in applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $3,000,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(x)                                 hiring or promoting any person as or to (as the case may be) an officer;

(xi)                              purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(xii)                           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xiii)                        any capital investment in, or any loan to, any Third Party;

(xiv)                       transfer, assignment, sale, abandonment or other disposition of any of the assets shown or reflected in the Parent Balance Sheet or cancellation of any debts or entitlements;

(xv)                          imposition of any Lien upon any of Parent’s properties, capital stock or assets, tangible or intangible;

(xvi)                       acceleration, termination, cancellation of or material modification to any Parent Material Contract, or entry into any Contract that would constitute a Parent Material Contract (including entry into any Charter Contracts or pooling arrangement);

(xvii)                    any loan to (or forgiveness of any loan to), advance or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(xviii)                 except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xix)                       commence or settle any material action or waive or modify any claims or rights of substantial value;

(xx)                          entry into any settlement, conciliation or similar agreement with any Governmental Authority;

(xxi)                       material damage, destruction or loss (whether or not covered by insurance) to its property (including the Parent Vessels);

(xxii)                    cancellation or termination of any of the Company’s or its Subsidiary’s material insurance policies or allowance of any material coverage thereunder to lapse (unless at substantially the same time as  such termination, cancellation or lapse, replacement policies providing coverage substantially equal to or greater than the coverage under such canceled, terminated or lapsed insurance policies are in full force and effect);

(xxiii)                 any material capital expenditures;

(xxiv)                entry into a new line of business or abandonment or discontinuance of existing lines of business; and

(xxv)                   any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(b)         Since the Parent Balance Sheet Date, there has not been, with respect to Parent and each of its Subsidiaries, any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.9                               Taxes.

(a)         Each of Parent and its Subsidiaries has accurately prepared and properly filed on a timely basis (taking in account extensions) all material Tax Returns that it was required to file with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed since the Parent Emergence Date, and all such Tax

Returns were true, correct and complete in all material respects. Each of Parent and its Subsidiaries has in all material respects paid on a timely basis all Taxes that were due and payable (whether or not shown on any Tax Return) since the Parent Emergence Date except those Taxes being contested in good faith, which have been properly reserved in accordance with GAAP. The amount of the liability for unpaid Taxes of Parent and each of its Subsidiaries for all Tax periods (or portions thereof) ending on or before the Parent Balance Sheet Date does not, in the aggregate, exceed in any material respect the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Balance Sheet. The amount of the liability of Parent and each of its Subsidiaries for all unpaid Taxes does not, in the aggregate, exceed the amount of accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Balance Sheet as adjusted for the passage of time in accordance with the past custom and practice of Parent (and which accruals and reserves shall not exceed comparable amounts incurred in similar periods in prior years). Neither Parent nor any of its Subsidiaries (i) has any Liability for Taxes of any Person other than Parent and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise (other than any contract entered into in the Ordinary Course of Business and not primarily regarding Taxes) or (ii) is a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement with a Person other than Parent and its Subsidiaries (other than any contract entered into in the Ordinary Course of Business and not primarily regarding Taxes). All material Taxes that Parent or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority. All material deficiencies asserted, or assessments made, against Parent or any of its Subsidiaries with respect to Parent or its Subsidiaries or the business of Parent and its Subsidiaries, as applicable, as a result of any examinations by any Taxing authority have been fully paid, settled or paid.

(b)         Parent has delivered or made available to the Company (i) copies of all federal, state, local and non-U.S. income, franchise and similar Tax Returns of Parent and its Subsidiaries relating to Taxes for all taxable periods since the Parent Emergence Date, and (ii) copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, examination reports, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents assessed against, submitted by, received by, or agreed to by or on behalf of Parent or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit of any Tax Return of Parent or any of its Subsidiaries by any Governmental Authority has been made since the Parent Emergence Date, is currently in progress or, to the Knowledge of Parent, threatened or contemplated. None of Parent or its Subsidiaries is a party to any Action by any Taxing authority, nor, to the Knowledge of Parent, are there any pending or threatened Actions with respect to Parent or its Subsidiaries by any Taxing authority. Since the Parent Emergence Date, neither Parent nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Parent or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject by that jurisdiction to Tax for which a Tax

Return was not filed. Neither Parent nor any of its Subsidiaries has since the Parent Emergence Date (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes other than waivers or extensions that are no longer in effect or as a result of any extension of time permitted by applicable Law for filing a Tax Return, (ii) requested any extension of time (other than any extension of time not requiring the consent of a Taxing authority) within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any Taxing authority.

(c)          Section 5.9(c) of the Parent Disclosure Schedules sets forth each jurisdiction in which Parent or any of its Subsidiaries files, is required to file or has been required to file a material Tax Return or is or has been liable for any material Taxes on a “nexus” basis since the Parent Emergence Date.

(d)         Section 5.9(d) of the Parent Disclosure Schedules sets forth: the taxable years of Parent as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; those years for which examinations by the Taxing authorities have been completed since the Parent Emergence Date; and those Taxable years for which examinations by Taxing authorities are presently being conducted.

(e)          Parent is classified as a corporation for U.S. federal income tax purposes and each of the Subsidiaries of Parent has elected to be, and is, disregarded as a separate entity for United States federal income tax purposes in accordance with Section 7701 of the Code.

(f)           There are no Liens for Taxes upon any of the assets or properties of Parent or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith.

(g)          Neither Parent nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(h)         Parent has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code within the past two years.

(i)             Parent and its Subsidiaries are in compliance, in all material respects, with all transfer pricing requirements in all jurisdictions in which the Parent and its Subsidiaries do business.

(j)            There are no outstanding powers of attorney enabling any party to represent the Parent or any of its subsidiaries with respect to Taxes.

(k)                                 Neither Parent nor any of its Subsidiaries (i) is treated under Section 7874(b) of the Code as a “domestic corporation,” (ii) is an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) was created or organized both in the United States and in a non-U.S. jurisdiction.

5.10                        Material Contracts.

(a)         Section 5.10(a) of the Parent Disclosure Schedules lists each of the following Contracts (such Contracts, being “Parent Material Contracts”) to which Parent or its Subsidiaries is a party or is bound to:

(i)                                     each Contract involving payment or other obligations due to be paid by or to Parent or any of its Subsidiaries aggregating more than $250,000 in any calendar year per Contract or series of related Contracts;

(ii)                                  all Contracts that provide for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of Parent or any of its Subsidiaries, the performance of which involves unpaid commitments or liabilities in excess of $250,000;

(iii)                               all ship-sales, memoranda of agreement, Charter Contracts or other vessel acquisition, sale or disposition Contracts for Newbuildings and secondhand vessels contracted for Parent or any of its Subsidiaries, and any other Contracts with respect to such vessels and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, future charters, material supervision agreements and material plan verification services agreements;

(iv)                              all Contracts with any Person pursuant to which such Person is engaged or has any form of option or other right (including exclusive or preferred provider rights) to buy or sell or otherwise provide any vessel or vessels;

(v)                                 all Contracts pursuant to which a Parent Vessel is leased or chartered by the Parent to a Third Party or any of Parent’s Subsidiaries, including all Contracts with respect to the Parent Vessels or any vessel operated or commercially or technically managed by the Parent or any of its Subsidiaries under a Charter Contract;

(vi)                              all operating agreements, management agreements, including, without limitation, commercial management agreements and technical management agreements, crewing agreements, Contracts for affreightment or financial lease (including sale/leaseback or similar arrangements) with respect to any Parent Vessel;

(vii)                           all Contracts that require Parent to purchase its total requirements of any product or service from a third party or that contain “take or pay” or other minimum commitment provisions;

(viii)                        all Contracts that provide for the indemnification by Parent or its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(ix)                              all Contracts that relate to the acquisition, lease or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any business, a material amount of stock or assets, including any vessel, of Parent or its Subsidiaries or any other Person, or any real property;

(x)                                 all broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Parent or its Subsidiaries is a party;

(xi)                              all employment, independent contractor, severance, retention, bonus, profit sharing, incentive plan, consulting, services or similar Contracts with any employee, consultant or independent contractor of Parent or any of its Subsidiaries;

(xii)                           except for Contracts relating to trade receivables, all Contracts relating to the creation, incurrence, guarantee, or assumption of Indebtedness (including, without limitation, guarantees) of Parent or its Subsidiaries or relating to any Indebtedness owed by any Person to Parent or its Subsidiaries;

(xiii)                        all Contracts with any Governmental Authority;

(xiv)                       all Contracts containing provisions or covenants that limit or purport to limit the ability of Parent or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xv)                          any Contracts that provide for any joint venture, partnership, limited liability company, strategic alliance, profit sharing or similar arrangements;

(xvi)                       all collective bargaining agreements or Contracts with any labor union; and

(xvii)                    each Contract to which Parent or any of its Subsidiaries is a party or otherwise bound that contains a so-called “most favored nations” provision or similar provisions requiring Parent or any of its Subsidiaries to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons ;

(xviii)                 any interest rate, currency or other hedging Contracts;

(xix)                       real property or personal property leases, other than pursuant to Charter Contracts, which provide for aggregate annual payments by Parent or any of its Subsidiaries of $100,000 or more per year per lease or series of related leases;

(xx)                          each Contract involving a standstill or similar obligation of Parent or any of its Subsidiaries;

(xxi)                       all Contracts containing an “earn-out,” contingent or deferred purchase price or similar contingent payment obligation;

(xxii)                    all Contracts in settlement of an Action; and

(xxiii)                 any other Contract that is material to Parent and its Subsidiaries, taken as a whole, and not previously disclosed pursuant to this Section 5.10(a).

(b)         Each Parent Material Contract (other than a Parent Newbuilding Contract) is valid, binding and enforceable and in full force and effect with respect to Parent, each Subsidiary party thereto and, to the Knowledge of Parent, the other parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as set forth in Section 5.10(b) of the Parent Disclosure Schedules, none of Parent, any of its Subsidiaries or, to the Parent’s Knowledge, any other party to any Parent Material Contract (other than a Parent Newbuilding Contract) is in breach or violation of or in default under (or is alleged to be in breach or violation of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Parent Material Contract (other than a Parent Newbuilding Contract). Except as set forth in Section 5.10(b) of the

Parent Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or default under any Parent Material Contract (other than a Parent Newbuilding Contract) or result in any right of cancelation, termination or consent thereunder or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Parent Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) (other than a Parent Newbuilding Contract) have been made available to the Company or its Representatives.  Neither Parent nor its Subsidiaries has received written notice of termination of any Parent Material Contract (other than a Parent Newbuilding Contract).

(c)          Except as set forth in Section 5.10(c) of the Company Disclosure Schedules, there are no agreements to which Parent or any of its Subsidiaries is a party or bound with any Affiliate of Parent (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of Parent or agreements with directors or officers of Parent or its Subsidiaries that have been previously made available to the Company).

(d)         There is no non-competition or other similar agreement, judgment, injunction or order to which Parent or any of its Subsidiaries is a party or is subject that has, or would reasonably be expected to have, the effect of prohibiting, restricting or impairing in any material respect the conduct of the business of Parent or any of its Subsidiaries or, following the Effective Time, Parent or any of its Subsidiaries as currently conducted and as currently proposed to be conducted, except as set forth in Section 5.10(d) of the Parent Disclosure Schedules.

(e)           Each Parent Newbuilding Contract is valid, binding and enforceable and in full force and effect with respect to Parent, each Subsidiary party thereto and, to the Knowledge of Parent, the other parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as set forth in Section 5.10(e) of the Parent Disclosure Schedules, none of Parent, any of its Subsidiaries or, to Parent’s Knowledge, any other party to any Parent Newbuilding Contract is in breach or violation of or in default under (or is alleged to be in breach or violation of or default under), or has provided or received any notice of any intention to terminate, any Parent Newbuilding Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or default under any Parent Newbuilding Contract or result in any right of cancelation, termination or consent thereunder or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Parent Newbuilding Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Company.  Neither Parent nor its Subsidiaries has received written notice of termination of any Parent Newbuilding Contract.

5.11                        Legal Proceedings; Orders. Except as set forth in Section 5.11 of the Parent Disclosure Schedules, (i) there are no, and there have not been since the Parent Emergence Date, Actions pending or, to the Parent’s Knowledge, threatened, against or by Parent, any of its Subsidiaries, any of their respective properties or assets, or against any director, officer or employee of Parent or any of its Subsidiaries in matters relating to Parent or any of its Subsidiaries or their operations, (ii) there are no unsatisfied judgments, penalties or awards against or affecting Parent, its Subsidiaries or any of Parent’s or its Subsidiaries’ properties or assets, and (iii) since the Parent Emergence Date, there have been no settlement agreements with respect to any material Action or Order. Section 5.11 of the Parent Disclosure Schedules sets forth each outstanding Order to which the Parent, any of its Subsidiaries, or any of their respective properties or asset is subject, and the Parent and its Subsidiaries, as the case may be, are in compliance with the terms of each such Order. No event has occurred or circumstances exist that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of any such outstanding Order.

5.12                        Environmental Matters.

(a)                                 Except as set forth in Section 5.12(a) of the Parent Disclosure Schedules: (A) each of Parent and its Subsidiaries and each vessel currently, operated or commercially or technically managed by the Parent or a Subsidiary under a Charter Contract and each Parent Vessel is currently and, since the Parent Emergence Date, has been in compliance in all material respects with all applicable Environmental Laws; (B) each of Parent and its Subsidiaries has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 5.12(a) of the Parent Disclosure Schedules) required to own, lease, operate or use its properties or other assets (including Parent Vessels) and to carry on its business and operations as currently conducted; (C) all such Environmental Permits are in full force and effect; (D) since the Parent Emergence Date, there has been no Release of any Hazardous Materials from any Parent Vessel or any vessel operated or commercially or technically managed by the Parent or a Subsidiary under a Charter Contract in violation of any Environmental Law resulting (or that would reasonably be expected to result) in any material liability to Parent or any of its Subsidiaries from any of its current or former operations, and neither Parent nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, or transported, or handled any Hazardous Materials in violation in any material respect of any Environmental Laws; (E) there are no pending or, to the Knowledge of Parent, threatened and since the Parent Emergence Date there have not been, Environmental Claims against or affecting Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has received an Environmental Notice; and (F) neither Parent nor any of its Subsidiaries has retained or assumed, by contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Law.

(b)                                 To the Knowledge of Parent, the Parent Financial Statements as of the Parent Balance Sheet Date contain an adequate reserve as determined in accordance with GAAP for liabilities and obligations under Environmental Laws and with respect to Hazardous Materials. Parent has made available to the Company (i) all written environmental reports since the Parent Emergence Date with respect to the business or assets of Parent or any currently or formerly owned or leased properties, including the Parent Vessels, or operations and (ii) any and all material documents since the Parent Emergence Date concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes). The only representations and warranties of Parent in this Agreement relating to any environmental matters or any other obligation or liability with respect to Hazardous Materials or arising under Environmental Laws are those set forth in this Section 5.12. Parent is not aware of, and does not reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of Parent as currently conducted.

5.13                        Employee Benefit Matters.

(a)                                 Section 5.13(a) of the Parent Disclosure Schedules contains a complete and accurate list of all material Parent Employee Plans. Section 5.13(a) of the Parent Disclosure Schedules identifies, with respect to each Parent Employee Plan, the jurisdiction whose Laws govern such Parent Employee Plan.

(b)                                 With respect to each Parent Employee Plan, Parent has furnished or made available to the Company, a complete and accurate copy of: (i) such plan (or a written summary of any unwritten plan); (ii) in the case of any Parent Employee Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) the most recent financial statements for each Parent Employee Plan that is funded; (v) all personnel, payroll and employment manuals and policies; (vi) all employee handbooks; (vii) the most recent reports regarding the satisfaction of any applicable nondiscrimination requirements under the Code in respect of the Parent Employee Plan; (viii) in the case of any Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (ix) actuarial valuations and reports related to any Parent Employee Plans with respect to the two most recently completed plan years; and (x) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Parent Employee Plans.

(c)                                  Except as would not be expected to be material to Parent, (i) each Parent Employee Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws), (ii) each of Parent, its Subsidiaries and their ERISA Affiliates has met its obligations with respect to such Parent Employee Plan and has made all required contributions thereto (or reserved such contributions on the Parent Balance Sheet in accordance with GAAP), in accordance with the terms of such Parent Employee Plan and all applicable Laws and accounting principles, and (iii) Parent, its Subsidiaries, each of their respective ERISA Affiliates and each Parent Employee Plan are in compliance with all Laws applicable to benefit plans. With respect to the Parent Employee Plans, no event has occurred and there exists no condition or set of circumstances in connection with which Parent or any of its Subsidiaries could be subject to any liability that would be expected to be material to Parent under ERISA, the Code or any other applicable Law. With respect to any Parent Employee Plan that is intended to be tax-qualified, no event has occurred, and to the Knowledge of Parent there exists no condition or set of circumstances, that, individually or in the aggregate, could reasonably be expected to result in the loss of such tax-qualified status..

(d)                                 Neither Parent, any of its Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained or contributed to, or been obligated to contribute to, an Employee Benefit Plan which was ever subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) ever contributed to, or been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Parent Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Parent Employee Plan holds securities issued by Parent, any of its Subsidiaries or any of their ERISA Affiliates.

(e)                                  Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event.  None of Parent or any of its Subsidiaries has any commitment or obligation or has made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Parent Employee Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)                                   Except as set forth in Section 5.13(f) of the Parent Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of Parent or any of its Subsidiaries or any of their dependents, spouses or beneficiaries to severance pay or any other payment; (ii) accelerate or otherwise enhance the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Parent to merge, amend or terminate any Employee Benefit Plan; or (iv) result in any payments being characterized as an “excess parachute payment” (as defined in Section 280G of the Code, without regard to Section 280G(b)(4), or similar Law of another jurisdiction). Neither Parent nor any of its Subsidiaries has any obligation to “gross-up” or indemnify any individual with respect to any Tax imposed by Section 4999 of the Code or similar Law of another jurisdiction.

(g)                                  None of the Parent Employee Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person, except as required by Section 4980B of the Code or similar applicable Law of another jurisdiction, and neither Parent nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)                                 Except as set forth in Section 5.13(h) of the Parent Disclosure Schedules, there is no pending or, to Parent’s Knowledge, threatened Action relating to an Employee Benefit Plan (other than routine claims for benefits), and no Employee Benefit Plan has within the two years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)                                     There has been no amendment to, announcement by Parent or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Benefit Plan or collective bargaining agreement that would increase the annual expense of Parent or any of its Subsidiaries maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant of Parent or any of its Subsidiaries, as applicable. Neither Parent nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant of Parent or any of its Subsidiaries, whether or not legally binding, to adopt, amend, modify or terminate any Employee Benefit Plan or any collective bargaining agreement.

(j)                                    Each Employee Benefit Plan that is subject to Section 409A and/or Section 457A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A and/or Section 457A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Parent does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A and/or Section 457A of the Code.

(k)                                 Each individual who is classified by Parent as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Employee Benefit Plan.

(l)                                     With respect to each Parent Employee Plan that is maintained outside the jurisdiction of the United States or primarily covers employees residing or working outside the United States, (i) the Parent Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Laws; (ii) all contributions and expenses that are required to be made have been made or properly accrued; and (iii) with respect to any such Parent Employee Plan that is intended to be eligible to receive favorable tax treatment under the Laws applying to such Parent Employee Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied.

5.14                        Compliance With Laws. Except with respect to Taxes, Environmental Laws and ERISA, which are the subjects of Section 5.9, Section 5.12 and Section 5.13, each of Parent and its Subsidiaries has materially complied with since the Parent Emergence Date, and is now complying with, and has not received any written notice alleging any violation with respect to, all Laws, Orders and Maritime Guidelines applicable to it or its business, properties or assets

(including the Parent Vessels). To Parent’s knowledge, neither Parent nor any of its Subsidiaries is under investigation with respect to the material violation of any Laws.

5.15                        Permits. Each of Parent and its Subsidiaries has obtained all material Permits required for it to own, lease or operate its properties (including the Parent Vessels and any vessel operated or commercially or technically managed by the Parent or a Subsidiary under a Charter Contract) and conduct its business.  Each such material Permit is valid and in full force and effect. All fees and charges with respect to such material Permits have been paid in full. Section 5.15 of the Parent Disclosure Schedules lists all current material Permits issued to Parent or its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. Neither Parent nor any of its Subsidiaries is in material default or material violation, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to constitute a material default or material violation, of any term, condition or provision of any material Permit of Parent or any of its Subsidiaries.

5.16                        Employment Matters. Section 5.16 of the Parent Disclosure Schedules sets forth an accurate list of all employees of and other service providers to Parent and its Subsidiaries, including, with respect to each individual, such individual’s status as an employee, independent contractor, or other position, annual rate of compensation, including bonuses and other incentive compensation, work location and the jurisdiction whose Laws govern such individual’s employment or service. Neither Parent nor any of its Subsidiaries (a) is or has been a party to or otherwise bound by any collective bargaining agreement with a labor union, works counsel or labor organization, (b) has or has had any obligation to consult with any collective bargaining representative for any of its employees, (c) is or has been, to the Company’s Knowledge, the subject of a union organizing effort, (d) has received a grievance pursuant to a collective bargaining agreement with respect to any matter, or (e) has received a demand for arbitration or has been a party to an arbitration proceeding pursuant to a collective bargaining agreement. There are no, and there have not been since the Parent Emergence Date, except as would not be expected to be material to Parent, Actions against Parent pending, or to Parent’s Knowledge, threatened to be brought or filed, asserting that Parent or any of its Subsidiaries has committed unfair labor practices, employment discrimination, harassment, retaliation, or violation of any law related to equal pay, safety wage and hours or concerning any other employment-related matter arising under applicable Laws or that is seeking to compel it to bargain with any labor union, works counsel or labor organization, nor is there pending or, to the Knowledge of Parent, threatened, and there have not been since the Parent Emergence Date, any labor strike, dispute, walkout, work stoppage, slow-down or lockout concerted refusal to work overtime or other similar labor disruption or dispute affecting Parent or any of its Subsidiaries. Parent is and, since the Parent Emergence Date, has been in compliance in all material respects with (i) all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of Parent, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, and (ii) obligations of Parent and its Subsidiaries under any employment agreement, severance agreement or any similar employment or labor-related agreement or understanding. All individuals characterized and treated by Parent as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Parent classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.

5.17                        Insurance.

(a)                                 Section 5.17(a) of the Parent Disclosure Schedules lists all policies or binders, as in effect on the date hereof, of property, fire and casualty, product liability, general liability, real and personal property, workers’ compensation, directors’ and officers’ liability, fiduciary liability, pollution legal liability or other similar policies providing coverage for personal injuries, damages, cleanup or natural resource damages, marine risks including hull and machinery, protection and indemnity and war risks (including acts of terrorism, acts of piracy or armed conflicts), and other forms of insurance (including club entries) covering Parent and its Subsidiaries and its and their the assets (including the Parent Vessels), business, operations, employees, officers and directors of Parent (collectively, the “Parent Insurance Policies”) (including the names of the carriers of such policies, the names insured, the policy number, the limited and the expiration date thereof) and with the insurance companies or protection and indemnity clubs and associations set forth therein. True and complete copies of such Parent Insurance Policies have been made available to the Company.

(b)                                 All Parent Insurance Policies are valid and in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Parent has not received any notice of cancellation of, premium increase with respect to, lapse of coverage under, or alteration of coverage under, any of such Parent Insurance Policies and, to Parent’s Knowledge, no insurer under any Parent Insurance Policy has threatened to cancel or unilaterally reduce or limit the stated coverages contained in such Parent Insurance Policy. Parent and its Subsidiaries have paid all premiums and calls currently due in respect of such Parent Insurance Policies and Parent nor any of its Subsidiaries is otherwise in breach or default under any Parent Insurance Policy. Section 5.17(b) of the Parent Disclosure Schedules sets forth any pending policy claims in excess of $100,000. There are no claims related to the business of Parent pending under any Parent Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. To Parent’s Knowledge, no facts or circumstances exist that would reasonably be expected to relieve the insurer under any Parent Insurance Policy of its obligations to satisfy, to the fullest extent provided by such Parent Insurance Policy, any claim which such Parent Insurance Policy is intended to cover.  To Parent’s Knowledge, the Parent Insurance Policies are sufficient for compliance in all material respects with all requirements of Law and all Material Contracts. Except as noted on Section 5.17(b) of the Parent Disclosure Schedules, the Parent Insurance Policies will provide continued coverage to Parent and/or its Subsidiaries, as applicable, following the Closing.

5.18                        Vessels. Section 5.18 of the Parent Disclosure Schedules sets forth a description of each Parent Vessel (categorized by type), including its name, owner, capacity (gt or dwt, as specified therein), year built, its Classification Society, Flag State, charterer (and whether such charterer is currently operating in the spot or time charter market), and pooling arrangement and manager (commercial or technical). The Parent or its Subsidiaries do not own, lease, operate, commercially or technically manage, use or charter any vessels other than those set forth on Section 5.18 of the Parent Disclosure Schedules. Each Parent Vessel (i) is duly registered in the name of the Subsidiary that owns it under the Laws and the flag of such Parent Vessel’s Flag State (as set forth on Section 5.18 of the Parent Disclosure Schedules), and no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable Parent Vessel as against any charterer or third party, (ii) is seaworthy and in good operating condition, and has been properly and efficiently maintained in accordance with internationally accepted standards for good ship maintenance, (iii) has all national and international operating and trading certificates and endorsements, each valid and un-extended, that are required for the operation of such Parent Vessel in the trades and geographic areas in which it is operated, and (iv) has been classed by a Classification Society that is a member of the International Association of Classification Societies, and is fully in class with no outstanding material recommendations or notations, and (v) is operated in compliance in all material respects with all Maritime Guidelines and Laws. Except (y) as set forth on Section 5.18 of the Parent Disclosure Schedules or (z) to the Knowledge of the Parent, (A) no event has occurred and no condition exists that would reasonably be expected to cause any Parent Vessel’s class to be suspended or withdrawn, (B) all events and conditions that are required to be reported as to class have been disclosed and reported to such Parent Vessel’s Classification Society and (C) each Parent Vessel is and, following its delivery under the relevant Parent Newbuilding Contract, each Newbuilding shall be free of average damage affecting its class.  As of the date of this Agreement, either Parent or one of its Subsidiaries, as applicable, is the sole owner of each Parent Vessel and has good and marketable title to such Parent Vessel, free and clear of all Liens, except as set forth in Section 5.18 of the Parent Disclosure Schedules. Prior to the date of this Agreement, Parent has delivered or made available to the Company accurate, complete and correct copies of all SIRE and vetting inspection reports relating to each Parent Vessels since the Parent Emergence Date. Parent and each of its Subsidiaries are qualified in all material respects to own and operate the Parent Vessels under applicable Laws, including the Laws of each Parent Vessel’s Flag State.

5.19                        No Existing Discussions. Neither Parent nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party other than the Company with respect to a Parent Acquisition Proposal.

5.20                        Brokers. Except for Evercore Group, L.L.C., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent.

5.21                        Controls and Procedures, Certifications and Other Matters.

(a)                                 Parent and each of its Subsidiaries has established and maintains accurate books and records reflecting its assets and liabilities and has established and maintains a system of internal controls over financial reporting covering Parent and each of its Subsidiaries that is sufficient to provide reasonable assurance (i) regarding the reliability of the preparation of the Parent Financial Statements in accordance with GAAP, including that transactions are recorded as necessary to permit preparation of Parent Financial Statements in accordance with GAAP and to maintain accountability for assets, (ii) that transactions of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Parent Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets. Neither Parent nor its Subsidiaries (including, to Parent’s Knowledge, its personnel who have a role in the preparation of Parent Financial Statements. or the internal accounting controls utilized by Parent) nor, to Parent’s Knowledge, the Parent’s independent accountants has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent and its Subsidiaries, (y) any fraud, whether or not material, that involves the management of Parent and its Subsidiaries or any of their personnel who have a significant role in the internal accounting controls of Parent and its Subsidiaries, or, to Parent’s Knowledge, any material fraud of their other personnel or (z) any claim or allegation regarding the foregoing.

(b)                                 The minute books and stock record books of Parent, all of which have been made available to the Company (except as set forth in Schedule 5.21(b) of the Parent Disclosure Schedules), are complete and correct and have been maintained in accordance with sound business practices. The minute books of Parent contain accurate and complete records of all meetings, and actions taken by written consent of, the Parent Shareholders, the Parent Board and any committees of the Parent Board, and no meeting, or action taken by written consent of any of the Parent Shareholders, Parent Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Parent.

(c)                                  Except as set forth on Section 5.21(c) of the Parent Disclosure Schedules, no employee, officer, director, shareholder, partner or member of the Company or any of its Subsidiaries, any member of his or her Immediate Family or any of their respective Affiliates, other than in connection with any Ordinary Course of Business employment arrangements and in connection with holding shares of Parent Common Stock or Parent Warrants, (i) owes any material amount to Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries owes any material amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any such Person, (ii) is involved in any material business arrangement or other relationship with Parent or any of its Subsidiaries (whether written or oral), (iii) owns any material property or right, tangible or intangible, that is used by Parent or any of its Subsidiaries, or (iv) has any material claim or cause of action against Parent or any of its Subsidiaries (other than remuneration for services performed on behalf of Parent or any of its Subsidiaries).

5.22                        Real Property.

(a)                                 Neither Parent nor any of its Subsidiaries owns, or since the Parent Emergence Date, has owned, any real property.

(b)                                 Section 5.22(b) of the Parent Disclosure Schedules lists (i) all leases and subleases of real property (the “Parent Real Property Leases”) under which Parent or any of its Subsidiaries is either lessor or lessee (the “Parent-Leased Real Property”), (ii) the street address of each parcel of Parent-Leased Real Property; (iii) the landlord under the lease or sublease, the base rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iv) the current use of such property. Parent has heretofore made available to the Company true and complete copies of each Parent Real Property Lease. Each Parent Real Property Lease is in all material respects a valid and binding contract of Parent or the applicable Subsidiary of Parent, and, to the Knowledge of the Parent, is in all material respects in full force and effect (except for each that has terminated, or will terminate, by its own terms). Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any other party thereto, is in violation or breach of or default (which breach or default has continued after the giving of the applicable notice and expiration of the applicable cure period) under the terms of any such Parent Real Property Lease, in each case, except (A) as set forth in Section 5.22(b) of the Parent Disclosure Schedules or (B) where such default has not had, and would not reasonably be expected to have, individually or in the aggregate, A Parent Material Adverse Effect. Parent and its Subsidiaries have not subleased, licensed or otherwise granted any entity or individual the right to use or occupy any Parent-Leased Real Property or any portion thereof. The use and operation of the Parent-Leased Real Property in the conduct of Parent’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or agreement.

5.23                        Personal Property. Parent and its Subsidiaries have good and valid title to, or a valid interest in, all tangible assets and properties (including the Parent Vessels) that (i) are reflected on the Parent Financial Statements as of the Parent Balance Sheet Date or (ii) were acquired since the Parent Balance Sheet Date in the Ordinary Course of Business (the “Parent Personal Property”), except in each case for assets and property disposed of since the Parent Balance Sheet Date in the Ordinary Course of Business, in each case, free and clear of all Liens other than Permitted Liens. All Parent Personal Property has been maintained in the Ordinary Course of Business. The Parent Personal Property, together with all other properties and assets of Parent and its Subsidiaries, are sufficient for the continued conduct of Parent’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Parent as currently conducted.

5.24                        Intellectual Property.

(a)                                 Parent and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Parent and its Subsidiaries.  Section 5.24 of the Parent Disclosure Schedules lists all registered Intellectual Property Rights owned by Parent or any of its Subsidiaries; material Intellectual Property Rights licensed to any of Parent or any of its Subsidiaries by any Person (excluding any license implied by the sale of a product and any non-customized, generally commercially available, off-the-shelf software programs); and material Intellectual Property Rights licensed by any of Parent or any of its Subsidiaries to any Person. Each item of material owned Intellectual Property Rights is and at all times has been in compliance with all applicable Laws, and all filings, payments, and other actions required to be taken to maintain such Intellectual Property Rights in full force and effect have been taken by the applicable deadline. Parent and its Subsidiaries are not, nor will they be as a result of Parent’s execution and delivery of this Agreement or the performance of its obligations hereunder, in violation in any material respect of any licenses, sublicenses or other agreements as to which any of them is a party and pursuant to which any of them is authorized to use any third-party Intellectual Property Rights.

(b)                                 To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person. Neither Parent nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that Parent or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any Person). To the Knowledge of Parent, no Person has infringed, misappropriated or otherwise violated any material Intellectual Property Rights of Parent or any of its Subsidiaries.

5.25                        Certain Business Practices.

(a)                                 Neither Parent nor any of its Subsidiaries nor (to the Knowledge of Parent) any director, officer, agent, employee, representative, consultant or other persons associated with or acting for or on behalf of Parent or any of its Subsidiaries has, directly or indirectly, in connection with their respective businesses (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of Parent or any of its Subsidiaries, (ii) made any unlawful payment or offered anything of value to non-U.S. or domestic government officials or employees or to non-U.S. or domestic political parties or campaigns, (iii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any public official, for purposes of (A) influencing any act or decision of any public official in his or her official capacity; (B) inducing such public official to do or omit to do any act in violation of his or her lawful duty; or (C) securing any improper advantage, (iv) made any other unlawful payment, or (v) violated any applicable export control, money laundering or anti-terrorism or anti-bribery Law or regulation, nor have any of them otherwise taken any action which would cause Parent or any of its Subsidiaries to be in violation of any provision of the FCPA, or any applicable Law of similar effect. To Parent’s Knowledge, there are no pending issues with respect to violation of any applicable anticorruption Law, including the FCPA, relating to Parent or any of its Subsidiaries.

(b)                                 None of Parent or its Subsidiaries or, nor to the Knowledge of Parent, their respective directors, officers, employees or agents (i) is a person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the European Union, the United Kingdom or the United Nations Security Council; or (ii) since the Parent Emergence Date has done business in or with Cuba, Iran, Sudan, or Syria, or any Person that is the target of U.S. sanctions.

5.26                        Fairness Opinion.

The Parent Board has received the written opinion, dated as of the date of this Agreement (the “Parent Fairness Opinion”), of Evercore Group L.L.C., to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Per Share Merger Consideration to be paid to the Company Common Shareholders pursuant to the Merger is fair to Parent from a financial point of view.  Parent has received the approval of Evercore Group L.L.C., to permit the inclusion of a copy of the Parent Fairness Opinion in its entirety in the Parent Information Statement, subject to Evercore Group L.L.C.’s, review of the Parent Information Statement.

ARTICLE VI
COVENANTS

6.1                               Access to Information.

(a)                                 From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, and subject to applicable Laws and Section 6.8, each of Parent, on the one hand, and the Company, on the other hand, shall be entitled, through its officers, employees and representatives (including its legal advisors, consultants and accountants), to have such access to the properties, businesses and operations of the other party and its Subsidiaries and such examination of the books and records of the other party and its Subsidiaries, including, without limitation, financial and operating data and any other information relating to the businesses of the parties and their respective Subsidiaries, as it reasonably requests in connection with the parties’ efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. Each party shall use its commercially reasonable efforts to cause its officers, employees, consultants, agents, accountants, attorneys and other Representatives and the officers, employees, consultants, agents, accountants, attorneys and other Representatives of its Subsidiaries to reasonably cooperate with the other party and such other party’s Representatives in connection with such access and examination, and each party seeking access pursuant to this Section 6.1(a) shall reasonably cooperate with each other party and its Subsidiaries and their respective officers, employees, consultants, agents, accountants, attorneys and other Representatives and shall use their commercially reasonable efforts to minimize any disruption to the business of such other party. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of any party or any of its Subsidiaries or (ii) would reasonably be expected to cause any party or any of the parties’ Subsidiaries to lose the benefit of attorney-client privilege or conflict with any confidentiality obligations to which such party or any of such party’s Subsidiaries is bound, in each case with respect to information to be disclosed; provided, however, that each party shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon each other party’s reasonable prior written request; and provided, further, that each party shall use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without affecting attorney-client privilege or conflicting with such confidentiality obligations (it being understood that such commercially reasonable efforts shall not require any party or any of its Subsidiaries to pay any consideration or amend or modify any Contract). Notwithstanding anything to the contrary contained herein, prior to the Closing, each party shall not, and shall cause its officers, employees, legal advisors, consultants, agents, accountants and other Representatives not to, contact any supplier, customer, independent contractor, landlord, lessor, bank, any person with whom each other party or any of such other party’s Subsidiaries have or have had a business relationship or other lender or Representative of or to such other party or such other party’s Subsidiaries with respect to such other party or such other party’s Subsidiaries or the transactions contemplated by this Agreement, without the prior written consent of such other party. Parent and the Company do not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.1 and none of the Company, Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV, or Parent’s and Merger Sub’s representations and warranties contained in Article V, as applicable. No investigation pursuant to this Section 6.1, or otherwise by the Company, Parent, Merger Sub or their Representatives shall be deemed to modify any of the Company’s representations and warranties contained in Article IV or Parent’s and Merger Sub’s representations and warranties contained in Article V.

(b)                                 Each of the Company, Parent and Merger Sub acknowledges that the information provided to the Company, Parent and Merger Sub, as applicable, in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Parent and the Company, dated as of March 19, 2014 (as amended from time to time, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

6.2                               Conduct of the Respective Businesses Pending the Closing.

(a)                                 Except as expressly contemplated by this Agreement, as set forth on Section 6.2(a) or Section 6.2(b) of the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, as required by applicable Law or with the prior written consent of Parent (with respect to the conduct of the Company) or the Company (with respect to the conduct of Parent), which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company and Parent shall conduct their respective businesses, and shall cause their respective Subsidiaries to conduct their respective businesses, in the Ordinary Course of Business in all material respects and the Company and Parent shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to (A) preserve intact their present business organizations, (B) preserve their present relationships with their clients, insurance carriers, customers, suppliers, shipbuilders, owners of vessels chartered by the Company or Parent, as the case may be, and other Persons with whom they have business relations, (C) keep available the services of the executive officers of the Company or Parent, as the case may be and (D) continue to perform all of their obligations (including for the avoidance of doubt the payment of any installments which are due and payable thereunder) pursuant to the Newbuilding Contracts.

(b)                                 Except as expressly contemplated by this Agreement, as set forth on Section 6.2(a) or Section 6.2(b) of the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, as required by applicable Law or with the prior written consent of Parent, (with respect to the conduct of the Company) or the Company (with respect to the conduct of Parent), which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, each of Parent and the Company shall not, and shall cause their respective Subsidiaries not to:

(i)                                     (A) authorize for issuance, issue, sell, grant or subject to any Lien any shares of its capital stock or other ownership interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of their respective capital stock or other ownership interests, or any rights, warrants or options to purchase any shares of their respective capital stock or other ownership interests, or (B) redeem, purchase or otherwise acquire any of their respective outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except in the case of Parent in connection with acquisitions in connection with the vesting or forfeiture of equity awards, or acquisitions in connection with the net exercise of options, in each case, outstanding on the date hereof in accordance with the terms of the Parent Employee Plan in effect on the date hereof, or (C) except to the extent directly resulting from the amendment to the Parent’s Amended and Restated Articles of Incorporation contemplated by this Agreement and the transactions contemplated hereby, amend any right of any holder of any outstanding capital stock or other equity interests;

(ii)                                  split, combine, subdivide or reclassify any shares of their respective capital stock or other ownership interests;

(iii)                               adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries with respect to Parent, and, the Company or any of its Subsidiaries with respect to the Company;

(iv)                              incur, issue, assume, guarantee, prepay or otherwise become liable for any Indebtedness (excluding any letters of credit issued in the Ordinary Course of Business) or any debt securities, other than intercompany Indebtedness; provided, that Parent or the Company, as the case may be, and their respective Subsidiaries may incur Indebtedness in connection with the delivery of any Newbuilding to Parent or the Company, as applicable, or their respective Subsidiaries if such delivery is contemplated under the applicable party’s business plan provided to the other party prior to the date of this Agreement and the party taking delivery of such Newbuilding was contractually obligated to take delivery of such Newbuilding as of the date of this Agreement;

(v)                                 with respect to the Company, amend the articles of incorporation or bylaws of the Company or the organizational documents of the Company’s Subsidiaries, and, with respect to Parent, amend the articles of incorporation or bylaws of Parent or the organizational documents of Parent’s Subsidiaries, except as expressly contemplated by this Agreement;

(vi)                              sell, lease, license, mortgage or otherwise subject to any Lien (other than Permitted Liens) or otherwise dispose of or abandon any of its properties, rights or assets (including the capital stock of Subsidiaries) except (A) sales and licenses of products, services and assets in the Ordinary Course of Business of Parent and its Subsidiaries, with respect to Parent, or the Company and its Subsidiaries, with respect to the Company, (B) pursuant to Company Material Contracts (with respect to the Company) or Parent Material Contracts (with respect to the Parent), in each case, to the extent that such are in full force and effect on the date of this Agreement, (C) dispositions of obsolete or immaterial assets or (D) transfers among (i) Parent and its wholly owned Subsidiaries and (ii) the Company and its wholly owned Subsidiaries;

(vii)                           make any loan, advance or capital contribution to or investment in any Person (other than (A) loans, advances or capital contributions to or investments by Parent in a wholly owned Subsidiary of Parent or by the Company in a wholly owned Subsidiary of the Company and (B) advances to employees for expenses not to exceed $750,000 in the aggregate in the Ordinary Course of Business);

(viii)                        sell, transfer, assign, license, pledge, encumber, abandon, dedicate to the public, permit to lapse, fail to maintain or to renew otherwise dispose of any material Intellectual Property Rights (except in the Ordinary Course of Business);

(ix)                              (A) authorize, set aside, or pay any dividends or make any distribution with respect to their respective outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent and its Subsidiaries, with respect to Parent, or the Company and its Subsidiaries, with respect to the Company) except dividends and distributions paid or made by (i) Parent’s wholly-owned Subsidiaries to Parent and (ii) the Company’s wholly-owned Subsidiaries to the Company, or (B) directly or indirectly redeem, purchase or otherwise acquire any capital stock or other equity interests of the Company (by the Company) or of the Parent (by the Parent).

(x)                                 make or agree to make any acquisitions of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof;

(xi)                              pay, discharge, settle or compromise any pending or threatened suit, action or claim which (A) requires payment (exclusive of attorney’s fees) in excess of $50,000 in any single instance or in excess of $250,000 in the aggregate to or by Parent and its Subsidiaries, with respect to Parent, or to or by the Company and its Subsidiaries, with respect to the Company or (B) imposes any obligations (other than for the payment of money, a release of claims, confidentiality and other obligations customarily included in monetary settlements) or restrictions on the operations of Parent and its subsidiaries, with respect to Parent, or the Company and its Subsidiaries, with respect to the Company or (C) does not include a full release of claims against Parent and its Subsidiaries, or the Company and its Subsidiaries, as the case may be, provided, that Parent may pay, discharge, settle or compromise any pending or threatened suit, action or claim set forth under the sub-heading “Permitted Settlement Matters” on Section 6.2(b)(xi) of the Parent Disclosure Schedules so long as the aggregate amount of payment or payments by Parent does not exceed $500,000 and so long as a full release of claims against Parent and its Subsidiaries is obtained;

(xii)                           (A) increase the compensation of any of their respective current or former directors, officers, employees or consultants other than (1) as required pursuant to change in applicable Law or the terms of any Employee Benefit Plan in effect on the date of this Agreement, (2) increases in salaries and wages of employees and executive officers of Parent and its subsidiaries, with respect to Parent, or the Company and its Subsidiaries, with respect to the Company, as part of annual merit increases, or, solely with respect to employees other than executive officers, other increases, in each case, made in the Ordinary Course of Business, (3) payment of accrued or earned but unpaid bonuses or commissions in the Ordinary Course of Business, or (4) bonus payments for services provided during the fiscal year ended December 31, 2014 determined in a manner that is consistent with Parent’s or the Company’s past practice, as applicable, and made in the Ordinary Course of Business, provided, that Parent may take all necessary steps to implement (including seeking shareholder approval) the New Parent Employee Plan or perform its obligations pursuant to any grants thereunder in effect as of the date of this Agreement, (B) grant any severance, change of control, or termination pay to any current or former employee, officer, director or consultant of Parent and its Subsidiaries or the Company and its Subsidiaries, as applicable, other than as required pursuant to the terms of any Employee Benefit Plans in effect on the date of the Agreement or (C) establish, adopt, enter into, materially amend or terminate any (1) Employee Benefit Plan, any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement or (2) employment, independent contractor, severance, retention, consulting, services, change of control or similar Contracts with any employee, consultant or independent contractor (other than (x) as permitted by clause (A) above, (y) to replace or amend any Employee Benefit Plan if the cost of providing benefits thereunder is not materially increased, or (z) to conduct Parent’s or the Company’s annual renewal and reenrollment of its health and welfare plans in the Ordinary Course of Business);

(xiii)                        make any material changes in financial or Tax accounting methods, principles, practices or procedures (or change an annual accounting period), except as may be required under GAAP or by applicable Law, or delay or postpose the payment of accounts or other amounts payable or other obligations or Liabilities or accelerate the collection or other amounts receivable;

(xiv)                       make or change any material Tax election, file any amendment to any Tax Return with respect to any material Taxes, settle or compromise any material Tax Liability, audit or other Action, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes (other than as a result of any extension of time permitted by applicable Law for filing a Tax Return), file any material voluntary Tax disclosure, amnesty or similar filing, enter into any closing agreement with respect to a material amount of Tax or take any action to surrender any right to claim a material Tax refund;

(xv)                          modify, amend, terminate (either partial or complete), cancel, or waive (or grant consent or release in respect of) in any material respect any rights under any Company Material Contract, other than a Newbuilding Contract, (other than in the Ordinary Course of Business) or enter into any new Contract that would be a Company Material Contract if entered into prior to the date hereof (other than in the Ordinary Course of Business) or cause or suffer any acceleration of any material terms under any Company Material Contract;

(xvi)                       modify, amend, terminate or waive in any material respect any rights under any Company Newbuilding Contract (in the case of the Company) or any Parent Newbuilding Contract (in the case of Parent);

(xvii)                    modify, amend, terminate (either partial or complete), cancel, or waive (or grant consent or release in respect of) in any material respect any rights under any Parent Material Contract (other than in the Ordinary Course of Business) or enter into any new Contract that would be a Parent Material Contract if entered into prior to the date hereof (other than in the Ordinary Course of Business) or cause or suffer any acceleration of any material terms under any Parent Material Contract;

(xviii)                 enter into any commitment for capital expenditures of Parent and its Subsidiaries, with respect to Parent, or the Company and its Subsidiaries, with respect to the Company (except as contemplated by Parent’s or the Company’s 2015 budget, as applicable, each of which has been provided to the other party prior to the date hereof) other than capital expenditures relating to the maintenance of the Parent Vessels and the Company Vessels, provided, that, for the avoidance of doubt, the Company and its Subsidiaries (with respect to the Company) or Parent and its Subsidiaries (with respect to Parent) shall continue to make all payments related to Newbuildings pursuant to agreements entered into prior to the execution of this Agreement;

(xix)                       enter into or modify any Contract with any Company Shareholder (with respect to the Company) or Parent Shareholder (with respect to Parent) or Affiliates thereof (other than a Subsidiary of Parent or the Company, as applicable), other than any action with respect to changes in compensation and benefits permitted pursuant to subsection (xii) of this Section 6.2(b);

(xx)                          enter into any new line of business that is material (taken as a whole) to Parent and its Subsidiaries, with respect to Parent, or Company and its Subsidiaries, with respect to the Company, other than, with respect to Parent, as contemplated by Parent’s business plan provided to the Company prior to the date hereof and, with respect to the Company, the Company’s business plan provided to Parent prior to the date hereof;

(xxi)                       enter into or modify any Collective Bargaining Agreement or other binding commitment with any labor organization;

(xxii)                    other than in the Ordinary Course of Business, enter into or modify a Charter Contract;

(xxiii)                 consummate a sale, in an underwritten public offering registered under the Securities Act, of equity securities;

(xxiv)                hire any new employee, other than employees hired in the Ordinary Course of Business whose base salary would be less than $350,000 or terminate any employee, other than employees whose base salary is less than $200,000;

(xxv)                   take or omit to take any action that would reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect; or

(xxvi)                agree in writing or otherwise to take any of the foregoing actions prohibited by this Section 6.2(b).

(c)                                  Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of the its Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company and the Company’s Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 6.2 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law.

(d)                                 The Company acknowledges and agrees that: (i) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent, Merger Sub or any Parent’s Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, Parent, Merger Sub and Parent’s Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of the Company shall be required with respect to any matter set forth in this Section 6.2 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law.

(e)                                  Each of Parent and the Company agree to use commercially reasonable efforts upon instituting any material suit, action, claim, arbitration, investigation or other proceeding to promptly, to the extent permitted by Law, notify the other party of such occurrence.

6.3                               Conditions. Without limiting any other covenant in this Agreement (including the obligations of the Company, Parent and Merger Sub set forth in Sections 6.5, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 6.3), each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to (i) consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Subject to the Confidentiality Agreement each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish to the other such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

6.4                               Consents.

(a)                                 Each of Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the transactions contemplated hereby or that are required to consummate the transactions contemplated hereby. Each of Parent and the Company shall, upon request by the other party, keep such other party reasonably informed as to the status of obtaining such third party consents.

6.5                               Regulatory Approvals.

(a)                                 Subject to the terms hereof, including Section 6.5(b), each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall use its commercially reasonable efforts to (i) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and Parent and the Company shall reasonably cooperate (including with respect to the sharing of their respective confidential information), and cause their respective Subsidiaries to reasonably cooperate, to give such notices and obtain such consents. (ii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacating or reversed, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws and (B) any other applicable Law and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, the Company and Parent shall use commercially reasonable efforts to (x) take all action necessary to ensure that no domestic or non-U.S. Competition Law is or becomes applicable to this Agreement or the transactions contemplated hereby and (y) if any such Competition Law becomes applicable to this Agreement or the transactions contemplated hereby, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement. For the avoidance of doubt, the Company and Parent agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).  Notwithstanding anything to the contrary, no party shall be required to furnish any document or information to any other party if furnishing such document or information (i) would reasonably be expected to cause any party or any of the parties’ Subsidiaries to lose the benefit of attorney-client privilege, (ii) conflicts with such party’s confidentiality obligations or (iii) is prohibited by applicable Law.

(b)                                 Subject to the terms hereof, the Company and Parent agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under any Competition Law, to respond to any government requests for information under any Competition Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Competition Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Competition Law. Parent and the Company agree to provide the other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Parent or the Company or any of their Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c)                                  Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement (including under this Section 6.5) shall require the Company or Parent (or any of their respective Subsidiaries) to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries, Affiliates, vessels or other material assets, or to take or agree to take any action with respect to, or agree to any prohibition or limitation on, or other requirement which would prohibit or materially limit the ownership or operation of, all or any portion of the business or assets of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates. Neither the Company nor Parent, nor any of their respective Subsidiaries shall, without the other party’s prior written consent, agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries, Affiliates, vessels or other material assets, or to take or agree to take any action with respect to, or agree to any prohibition or limitation on, or other requirement which would prohibit or materially limit the ownership or operation of, any portion of the business or assets of Parent, Merger Sub, the Company, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates.

6.6                               Director and Officer Indemnification, Exculpation and Insurance.

(a)                                 From and after the Closing Date, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, indemnify, defend, and exculpate and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors or officers of the Company or any of the Company’s Subsidiaries (collectively, the “D&O Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of the Company’s Subsidiaries at any time on or prior to the Closing Date as provided in the articles of incorporation or bylaws (or comparable organizational documents) of the Company and any of the Company’s Subsidiaries, in each case, as in effect on the date of this Agreement. Parent agrees that all rights of the D&O Indemnitees to advancement of expenses, indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the articles of incorporation or bylaws (or comparable organizational documents) of the Company and any of the Company’s Subsidiaries, in each case, as in effect on the date of this Agreement, and any indemnification agreements of the Company or any of the Company’s Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms for a period of the greater of six (6) years after the Closing Date and the applicable statute of limitations for any claim against any such D&O Indemnitee. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of any of the D&O Indemnitees, unless such modification is required by Law or approved by each such D&O Indemnitee. In addition, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, as the case may be, to advance, pay and/or reimburse any expenses of any D&O Indemnitee under this Section 6.6 as incurred to the fullest extent permitted under applicable Law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law and provided, further that in the event Parent causes Surviving Corporation or any of its Subsidiaries to indemnify, defend and hold harmless any D&O Indemnitee and the Surviving Corporation or its Subsidiaries are unable to do so, Parent shall be required to indemnify, defend and hold harmless such D&O Indemnitee and shall assume in full any and all obligations of Surviving Corporation or its Subsidiaries.

(b)                                 Parent, from and after the Closing Date, except as required by applicable Law, shall cause (i) the articles of incorporation and bylaws or comparable organizational documents of the Surviving Corporation to contain provisions no less favorable to the D&O Indemnitees with respect to limitation of liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the articles of incorporation and bylaws of the Company and (ii) the articles of incorporation and bylaws (or comparable organizational documents) of each Subsidiary of the Surviving Corporation to contain provisions no less favorable with respect to limitation of liability, advancement of expenses and indemnification of partners, members, directors, officers, employees and agents, than are set forth in such document as of the date of this Agreement.

(c)                                  Each of Parent and the Surviving Corporation shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any claim that is subject to the limitation of liability, advancement of expenses and/or indemnification as contemplated by this Section 6.6 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Notwithstanding anything to the contrary, neither Parent nor the Surviving Corporation shall be required to take any action pursuant to this Section 6.6(c) if such action (i) would reasonably be expected to cause Parent or the Surviving Corporation to lose the benefit of attorney-client privilege, (ii) conflict with Parent or Surviving Company’s confidentiality obligations or (iii) is prohibited by applicable Law.

(d)                                 Notwithstanding any other provision of this Agreement, no D&O Indemnitee shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such

D&O Indemnitee hereunder unless such settlement, compromise, or judgment includes an unconditional release of Parent and the Surviving Corporation from all liability arising out of such Action without admission or finding of wrongdoing, unless Parent and the Surviving Corporation otherwise consents thereto.  Any counsel selected by any D&O Indemnitee shall be reasonably acceptable to Parent and the Surviving Corporation.

(e)                                  The Surviving Corporation shall, and shall cause its Subsidiaries to, provide or maintain in effect for six (6) years from and after the Effective Time, through the purchase of “run-off” coverage or otherwise, directors’ and officers’ and corporate liability insurance covering those individuals who are covered by the directors’ and officers’ and corporate liability insurance policy or policies provided for directors and officers of the Company and the Company’s Subsidiaries as of the date hereof (the “Existing Policy”) on terms comparable in all respects to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors’ and officers’ and corporate liability insurance coverage for directors and officers of the Company and its Subsidiaries with the amount of coverage at least equal to that of the Existing Policies and deductibles no larger than those of the Existing Policy; provided, however, that if such “run-off” or other coverage is not available at a cost not greater than three hundred percent (300%) of the annual premiums paid as of the date hereof under the Existing Policy (the “Insurance Cap”) (which premiums are set forth in Section 6.6(d) of the Company Disclosure Schedules), then the Surviving Corporation and its Subsidiaries shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap, provided, that Parent and the Surviving Corporation shall use commercially reasonable efforts to cause such similar policies to be no less advantageous to beneficiaries thereof and that the substitution of policies does not result in gaps or lapses in coverage.

(f)                                   The obligations of Parent and the Surviving Corporation under this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.6 applies without the consent of each affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6). The provisions of this Section 6.6 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his, her or its heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.

(g)                                  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made by Parent and the Surviving Corporation so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.6.

(h)                                 Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company’s Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims under such policies.

6.7                               Preservation of Records. Parent shall, and shall cause the Surviving Corporation and their respective Subsidiaries to, preserve and keep all books, records and other documents held by them relating to the respective businesses of the Company and the Company’s Subsidiaries for a period of seven (7) years from and after the Closing Date and, for Tax records, until the expiration of the applicable statute of limitations or other limitation period (taking into account any applicable extension of which Parent has received a written notice) (and longer if required by applicable Law) and shall make such books, records and other documents (or copies) and officers, management, employees, advisors and Representatives available, at reasonable times and upon reasonable advance notice, to each Equityholders’ Representative as may be reasonably required by each Equityholders’ Representative, as applicable, solely to the extent relating to and solely for the use in connection with any insurance claims, Actions or Tax audits, governmental investigations, compliance with legal requirements, or the preparation of financial statements, and/or otherwise in connection with any other matter relating to or resulting from this Agreement; provided, that from and after the Closing Date, each Equityholders’ Representative, shall, and shall cause its Affiliates and Representatives to, keep all such information confidential and not otherwise use or disclose any such records for any other reason or to any other Person (except where such disclosure, (a) upon the advice of counsel, is required by applicable Law and only to the extent required by such Law and (b) to the (x) employees, advisors and consultants of the Equityholders’ Representatives, (y) Company Common Shareholders and (z) Parent Shareholders as of immediately prior to the Effective Time, in each case, who agree to keep such information confidential) and provided, further that the records relating to the respective business of Parent, the Company, Merger Sub, and each of their Subsidiaries shall be made available upon the reasonable request of each Equityholders’ Representative to such Equityholders’ Representative for a period of two (2) years with respect to any claim made pursuant to Article IX.

6.8                               Publicity; Confidentiality.

(a)                                 Prior to the Effective Time, none of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Parent or the Company (which approval will not be unreasonably withheld, conditioned or delayed), except (i) to the extent, in the judgment of such party upon the advice of its outside counsel, disclosure is required by applicable Law (including the periodic reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed, including any obligation in respect of the Company’s listing arrangements on the NOTC, or (ii) in connection with a public offering of Parent Common Stock; provided, that to the extent so required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other parties in advance of such release with respect to the text thereof and to provide a copy of such release to the other parties in advance of the issuance thereof. In advance of the Effective Time, the Parent and the Company agree to consult with one another and seek one another’s approval with respect to any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby that will be issued at or following the Effective Time. Each party may make internal announcements to its respective employees that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement. Notwithstanding the foregoing, the disclosure of this Agreement or the transactions contemplated hereby by any party to their respective equityholders, prospective investors, or advisors (as long as such recipients of such information are subject to confidentiality obligations that are at least as restrictive as those set forth in this Section 6.8), shall not be considered a public disclosure in violation of this Section 6.8 or the Confidentiality Agreement.

(b)                                 Each of Parent, Merger Sub and the Company agrees that this Agreement and the terms and conditions set forth herein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing, upon the advice of outside counsel, is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of Parent or the Company are listed, including any obligation in respect of the Company’s listing arrangements on the NOTC, (ii) in connection with a public offering of Parent Common Stock, (iii) in connection with the enforcement by a party of its rights or remedies under this Agreement, and (iv) as otherwise agreed by each of Parent and the Company. In the event that any such disclosure, availability or filing is required by applicable Law (other than any filing required by the Exchange Act or the Securities Act), each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to obtain “confidential treatment” or similar treatment of this Agreement and to redact such terms of this Agreement that either the Company, in the case of Parent and Merger Sub, or Parent, in the case of the Company, shall reasonably request.

6.9                               Consulting Agreements; Employment Agreement. Parent and the Company shall cooperate in good faith to enter into consulting agreement packages (the “Consulting Agreements”) with the Consultants and a Chief Executive Officer employment agreement package with Peter Georgiopoulos on or prior to the Closing Date. Except as set forth in the immediately preceding sentence, Parent shall have no obligation to retain any employee or consultant of the Company or its Subsidiaries in any capacity.  The Consulting Agreements shall include, subject to agreement by the applicable parties, provisions providing for the non-competition with Parent by the Consultants and their respective Affiliates during the term of the applicable agreements.

6.10                        Company Exclusivity.

(a)                                 Prohibitions. Except as expressly permitted pursuant to Section 6.10(b), from and after the date hereof and prior to the earlier of (y) the termination of this Agreement in accordance with Section 8.1 and (z) the Effective Time, the Company shall not (and the Company shall (i) cause its Subsidiaries not to and (ii) not authorize or permit and shall cause its and any of its or its Subsidiaries’ Representatives not to), directly or indirectly, (A) solicit, initiate or knowingly take any action to facilitate or encourage or assist any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to the submission of any Company Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to any Third Party with respect to inquiries regarding, or the making of, a Company Acquisition Proposal, (C) fail to make, qualify, withdraw, or modify or amend in a manner adverse to Parent or Merger Sub the Company Board Recommendation (or recommend a Company Acquisition Proposal) (any of the foregoing in this clause (C), a “Company Adverse Recommendation Change”), or publicly propose to do any of the foregoing, (D) approve, endorse, recommend or enter into (or agree or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Company Acquisition Proposal or (E) grant any waiver, amendment or release under any standstill or similar agreement or any Competition Laws or similar provision contained in the Company’s articles of incorporation, bylaws or other governing documents. The Company shall (and the Company shall cause its Subsidiaries and any of its or its Subsidiaries’ Representatives to) cease immediately and cause to be terminated any and all existing activities, solicitations, encouragements, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Company Acquisition Proposal or efforts to obtain a Company Acquisition Proposal, and shall also request such Third Party to promptly return or destroy all confidential information concerning the Company and its Subsidiaries prior to the date hereof. The Company hereby confirms that it is not currently in negotiations or discussions with any Third Party which would reasonably be expected to lead to the making of a Company Acquisition Proposal.

(b)                                 Exceptions.

(i)                                     Prior to (but not at any time from or after) obtaining the Company Shareholder Approval, if the Company receives a bona fide, written Company Acquisition Proposal from a Third Party after the date hereof (that has not been withdrawn) that did not result from a breach or violation of the provisions of Section 6.10(a) and, prior to taking any action described in clauses (A) and (B) below, (x) the Company Board or a committee thereof determines in good faith, after consultation with outside legal counsel that (1) based on the information then available and after consultation with its Financial Advisor, such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (2) the failure to take such action would reasonably expected to result in a breach of its fiduciary duties to its shareholders under the BCA and (y) the Company shall have complied with Section 6.10(c) with respect to such Company Acquisition Proposal, then the Company may, in response to such Company Acquisition Proposal, directly or indirectly through its Representatives, (A) engage in negotiations or discussions with such Third Party and its Representatives with respect to such Company Acquisition Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be promptly (and in any event within twenty-four (24) hours) provided for informational purposes only to Parent)

with such Third Party with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.10; provided, that all such information (whether oral or written) provided or made available to such Third Party (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party.

(ii)                                  Prior to (but not at any time from or after) obtaining the Company Shareholder Approval, the Company Board or a committee thereof may, following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change in connection with such Superior Proposal, if such Superior Proposal did not result from a breach or violation of the provisions of Section 6.10 and the Company Board or such committee thereof determines in good faith, after consultation with outside legal counsel and its Financial Advisor, that in light of such Superior Proposal, the failure of the Company Board or such committee thereof to take such action would result in a breach of its fiduciary duties to its shareholders under the BCA; provided, however, the Company Board and any committee thereof shall not be entitled to effect a Company Adverse Recommendation Change in connection with a Superior Proposal unless (A) the Company Board or such committee thereof promptly notifies Parent in writing at least five (5) Business Days (the “Company Notice Period”) before making a Company Adverse Recommendation Change, of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that the Company has received a Company Acquisition Proposal that the Company Board or such committee thereof has determined to be a Superior Proposal and that the Company Board or such committee thereof intends to make a Company Adverse Recommendation Change; (B) the Company Board or such committee thereof attaches to such notice the most current version of the proposed transaction agreements, the identity of the Third Party making such Superior Proposal, and a copy of any financing commitments related thereto; (C) during the Company Notice Period, if requested (orally or in writing) by Parent, the Company Board or such committee thereof has engaged, and has directed its Representatives to engage in negotiations with Parent in good faith to amend this Agreement or any Ancillary Document in such a manner that such Superior Proposal ceases to constitute a Superior Proposal; and (D) following the Company Notice Period, the Company Board or such committee thereof shall have considered in good faith any proposed amendments to this Agreement and any Ancillary Document and determined in good faith, after consultation with its outside legal counsel and its Financial Advisor, taking into account any changes to this Agreement or any Ancillary Document made or proposed in writing by Parent, that such Superior Proposal continues to constitute a Superior Proposal; provided, however, that with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material amendment to a term of such Superior Proposal shall require a new written notice by the Company Board or such committee thereof and a new Company Notice Period, and no such Company Adverse Recommendation Change in connection with such Superior Proposal may be made during any Company Notice Period; provided, further that notwithstanding anything to the contrary herein, neither the Company nor any and of its Subsidiaries shall enter into any Company Acquisition Proposal unless and until this Agreement has been terminated in accordance with its terms.

(c)                                  Required Notices. The Company, the Company Board or any committee thereof shall not take any of the actions referred to in Section 6.10(b) unless the Company shall have first complied with the applicable requirements of this Section 6.10(c). The Company shall notify (orally and in writing) the Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal or of any inquiries or other communication regarding the making of a Company Acquisition Proposal, including the material terms and conditions thereof and providing a copy, if applicable, of any written requests, proposals or offers, including proposed agreements, and the identity of the Person making (or inquiry or communications about) such Company Acquisition Proposal and its proposed financing sources, and shall keep Parent reasonably informed on a prompt basis (but in any event no later than 24 hours) as to the status (including changes or proposed changes to the material terms) of such Company Acquisition Proposal (whether made before or after the date hereof). The Company shall also notify the Parent promptly (but in no event later than 24 hours) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any Third Party that has informed the Company that it is considering making, or has made, a Company Acquisition Proposal. The Company shall also notify the Parent promptly of the Company’s intention to take the actions set forth in clauses (A) or (B) of Section 6.10(b)(i). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Third Party subsequent to the date hereof which prohibits Company from providing any information to Parent in accordance with this Section 6.10(c).

6.11                        Parent Exclusivity.

(a)                                 Prohibitions. Except as expressly permitted pursuant to Section 6.11(b), from and after the date hereof and prior to the earlier of (y) the termination of this Agreement in accordance with Section 8.1 and (z) the Effective Time, Parent shall not (and Parent shall cause its Subsidiaries not to and (ii) not authorize or permit and shall cause its and any of its or its Subsidiaries’ Representatives not to), directly or indirectly, (A) solicit, initiate or knowingly take any action to facilitate or encourage or assist any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to the submission of any Parent Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any information relating to Parent or any of its Subsidiaries or afford access to the business, properties, assets, personnel, books or records of Parent or any of its Subsidiaries to any Third Party with respect to inquiries regarding, or the making of, a Parent Acquisition Proposal, (C) fail to make, qualify, withdraw, or modify or amend in a manner adverse to the Company the Parent Board Recommendation (or recommend a Parent Acquisition Proposal) (any of the foregoing in this clause (C), an “Parent Adverse Recommendation Change”), or publicly propose to do any of the foregoing, (D) approve, endorse, recommend or enter into (or agree or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Parent Acquisition Proposal or (E) grant any waiver, amendment or release under any standstill or similar agreement or any Competition Laws or similar provision contained in Parent’s articles of incorporation, bylaws or other governing documents. Parent shall (and Parent shall cause its Subsidiaries and any of its Subsidiaries’ Representatives to) cease immediately and cause to be terminated any and all existing activities, solicitations, encouragements, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Parent Acquisition Proposal or efforts to obtain a Parent Acquisition Proposal, and shall also request such Third Party to promptly return or destroy all confidential information concerning Parent and its Subsidiaries prior to the date hereof. Parent hereby confirms that it is not currently in negotiations or discussions with any Third Party which would reasonably be expected to lead to the making of a Parent Acquisition Proposal.

(b)                                 Exceptions.

(i)                                     Prior to (but not at any time from or after) obtaining the Parent Shareholder Approval, if Parent receives a bona fide, written Parent Acquisition Proposal from a Third Party after the date hereof (that has not been withdrawn) that did not result from a breach or violation of the provisions of Section 6.11(a) and, prior to taking any action described in clauses (A) and (B) below, (x) the Parent Board or a committee thereof determines in good faith, after consultation with outside legal counsel that (1) based on the information then available and after consultation with its Financial Advisors, such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (2) the failure to take such action would reasonably expected to result in a breach of its fiduciary duties to its shareholders under the BCA and (y) Parent shall have complied with Section 6.11(c) with respect to such Parent Acquisition Proposal, then Parent may, in response to such Parent Acquisition Proposal, directly or indirectly through its Representatives, (A) engage in negotiations or discussions with such Third Party and its Representatives with respect to such Parent Acquisition Proposal and (B)  furnish to such Third Party or its Representatives non-public information relating to the Parent or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be promptly (and in any event within twenty-four (24) hours) provided for informational purposes only to the Company) with such Third Party with terms no less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit Parent to comply with the terms of this Section 6.11; provided, that all such information (whether oral or written) provided or made available to such Third Party (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party.

(ii)                                  Prior to (but not at any time from or after) obtaining the Parent Shareholder Approval, the Parent Board or a committee thereof may, following receipt of and on account of a Superior Proposal, make a Parent Adverse Recommendation Change in connection with such Superior Proposal, if such Superior Proposal did not result from a breach or violation of the provisions of Section 6.11 and the Parent Board or such committee thereof determines in good faith, after consultation with outside legal counsel and its Financial Advisor, that in light of such Superior Proposal, the failure of the Parent Board or such committee thereof to take such action would result in a breach of its fiduciary duties to its shareholders under the BCA; provided, however, the Parent Board and any committee thereof shall not be entitled to effect a Parent Adverse Recommendation Change in connection with a Superior Proposal unless (A) the Parent Board or such committee thereof promptly notifies the Company in writing at least five

(5) Business Days (the “Parent Notice Period”) before making a before making a Parent Adverse Recommendation Change, of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that Parent has received a Parent Acquisition Proposal that the Parent Board or such committee thereof has determined to be a Superior Proposal and that the Parent Board or such committee thereof intends to make a Parent Adverse Recommendation Change; (B) the Parent Board or such committee thereof attaches to such notice the most current version of the proposed transaction agreements, the identity of the Third Party making such Superior Proposal, and a copy of any financing commitments related thereto; (C) during the Parent Notice Period, if requested (orally or in writing) by the Company, the Parent Board or such committee thereof has engaged and has directed its Representatives to engage in negotiations with the Company in good faith to amend this Agreement or any Ancillary Document in such a manner that such Superior Proposal ceases to constitute a Superior Proposal; and (D) following the Parent Notice Period, the Parent Board or such committee thereof shall have considered in good faith any proposed amendments to this Agreement and any Ancillary Document and determined in good faith, after consultation with its outside legal counsel and its Financial Advisor, taking into account any changes to this Agreement or any Ancillary Document made or proposed in writing by the Company, that such Superior Proposal continues to constitute a Superior Proposal; provided, however, that with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material amendment to a term of such Superior Proposal shall require a new written notice by the Parent Board or such committee thereof and a new Parent Notice Period, and no such Parent Adverse Recommendation Change in connection with such Superior Proposal may be made during any Parent Notice Period; provided, further, that notwithstanding anything to the contrary herein, neither Parent nor any and of its Subsidiaries shall enter into any Parent Acquisition Proposal unless and until this Agreement has been terminated in accordance with its terms.

(c)                                  Required Notices. Parent, the Parent Board or any committee thereof shall not take any of the actions referred to in Section 6.11(b) unless Parent shall have first complied with the applicable requirements of this Section 6.11(c). Parent shall notify (orally and in writing) the Company promptly (but in no event later than 24 hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal or of any inquiries or other communication regarding the making of a Parent Acquisition Proposal, including the material terms and conditions thereof and providing a copy, if applicable, of any written requests, proposals or offers, including proposed agreements, and the identity of the Person making (or inquiry or communications about) such Parent Acquisition Proposal and its proposed financing sources, and shall keep the Company reasonably informed on a prompt basis (but in any event no later than 24 hours) as to the status (including changes or proposed changes to the material terms) of such Parent Acquisition Proposal (whether made before or after the date hereof). Parent shall also notify the Company promptly (but in no event later than 24 hours) after receipt by Parent of any request for non-public information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of Parent or any of its Subsidiaries by any Third Party that has informed Parent that it is considering making, or has made, a Parent Acquisition Proposal. Parent shall also notify the Company promptly of Parent’s intention to take the actions set forth in clauses (A) or (B) of Section 6.11(b)(i). Parent agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Third Party subsequent to the date hereof which prohibits Parent from providing any information to the Company in accordance with this Section 6.11(c).

6.12                        Amended Articles of Incorporation and Bylaws. Upon obtaining Parent Shareholder Approval, and at or prior to the Closing, Parent shall amend and restate its articles of incorporation and bylaws, effective as of the Effective Time in the forms attached hereto as Exhibit H and Exhibit I, respectively (the “A&R Governing Documents”) and shall take all necessary steps to effect the A&R Governing Documents.

6.13                        Information Statements; Shareholder Meetings.

(a)                                 Information Statements. Promptly (and in any event within twenty (20) Business Days) following the execution of this Agreement, (a) the Company shall prepare an information statement of the type required under applicable Law to obtain the Company Shareholder Approval (the “Company Information Statement”), and (b) Parent shall prepare an information statement of the type required under applicable Law to obtain the Parent Shareholder Approval (the “Parent Information Statement”). Each of the Company and Parent shall use commercially reasonable efforts to (i) cooperate with the other in preparing the Company Information Statement or Parent Information Statement, as applicable, (ii) furnish to the other all information concerning itself, its Affiliates, and the holders of its shares and provide such other assistance as may be reasonably requested in connection with the preparation and distribution of the Company Information Statement or Parent Information Statement, as applicable, (iii) cooperate with the other to ensure that the offer and issuance of Parent Common Stock pursuant to Section 3.1(a)(iv) is conducted pursuant to pursuant to Section 4(a)(2) of the Securities Act, Regulation D under the Securities Act, Rule 506(c) promulgated thereunder and Regulation S under the Securities Act or other available exemption from registration pursuant to the Securities Act and (iv) provide the other a reasonable opportunity to review and comment on such Company Information Statement or Parent Information Statement, as applicable, including the proposed final version of the Company Information Statement or Parent Information Statement, as applicable.

(b)                                 The Company shall take all actions necessary in accordance with applicable Law and its Articles of Incorporation and Bylaws to, as promptly as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the mailing of the Company Information Statement, a special meeting of the Company’s shareholders (the “Company Meeting”) for the purpose of considering and voting upon the proposal set forth in the Company Information Statement necessary to obtain the Company Shareholder Approval (the “Company Voting Proposal”) provided, that in no event shall such Company Meeting be held fewer than twenty (20) calendar days following the date the Company Information Statement is mailed to the Company Shareholders. Subject to Section 6.10(b)(ii), to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval of the Company Voting Proposal by Company Shareholders and include such recommendation in the Company Information Statement, (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company’s shareholders vote in favor of the Company Voting Proposal and (iii) the Company shall take all action necessary or advisable to secure the vote or consent of the Company Shareholders required by the BCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Parent, the Company may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Company Information Statement is provided to the Company Shareholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Company Information Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

(c)                                  Parent shall take all actions necessary in accordance with applicable Law and its Amended and Restated Articles of Incorporation and Bylaws to, as promptly as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the mailing of the Parent Information Statement, a special meeting of Parent’s shareholders (the “Parent Meeting”) for the purpose of considering and voting upon the proposals set forth in the Parent Information Statement necessary to obtain the Parent Shareholder Approval (the “Parent Voting Proposal”) provided, that in no event shall such Parent Meeting be held fewer than twenty (20) calendar days following the date the Parent Information Statement is mailed to the Parent Shareholders. Subject to Section 6.11(b)(ii), to the fullest extent permitted by applicable law, (i) the Parent Board shall recommend approval of the Parent Voting Proposal by the Parent Shareholders and include such recommendation in the Parent Information Statement, (ii) neither the Parent Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of the Parent Board that Parent’s shareholders vote in favor of the Parent Voting Proposal and (iii) Parent shall take all action necessary or advisable to secure the vote or consent of the Parent Shareholders required by the BCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with the Company, Parent may adjourn or postpone the Parent Meeting to the extent necessary to ensure that any required supplement or amendment to the Parent Information Statement is provided to the Parent Shareholders or, if as of the time for which the Parent Meeting is originally scheduled (as set forth in the Parent Information Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Meeting.

(d)                                 The Company shall call, give notice of, convene and hold the Company Meeting, in accordance with Section 6.13(b), and shall submit the Company Voting Proposal and to its shareholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the Company Shareholders reject such proposal, (ii) a Company Adverse Recommendation Change occurs, (iii) any actual, potential or purported Company Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.

(e)                                  Parent shall call, give notice of, convene and hold the Parent Meeting, in accordance with Section 6.13(c), and shall submit the Parent Voting Proposal and to its shareholders for the purpose of acting upon such proposal whether or not (i) the Parent Board at any time subsequent to the date hereof determines that the issuance of Parent Common Stock to consummate the Merger is no longer advisable or recommends that the Parent Shareholders reject such proposal, (ii) a Parent Adverse Recommendation Change occurs or (iii) any actual, potential or purported Parent Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Parent.

6.14                        Resignation of Company Directors. To the extent requested in writing by Parent no less than ten (10) Business Days prior to the Closing Date, the Company shall cause to be delivered to Parent prior to the Closing written resignations of each director of the Company, which resignations shall be effective as of, and subject to the occurrence of, the Effective Time.

6.15                        Closing Agreements.

(a)                                 Exchange and Paying Agent Agreement. At the Closing, each of Parent and the Company shall duly execute and deliver to the other, and cause the Exchange and Paying Agent to duly execute and deliver to Parent and the Company, an exchange and paying agent agreement customary for transactions of this type as mutually agreed to by Parent, the Company and the Exchange and Paying Agent (the “Exchange and Paying Agent Agreement”).

(b)                                 Shareholder Agreement and Registration Rights Agreement. (i) Parent shall use commercially reasonable efforts to cause each 5% Holder that is a Parent Shareholder immediately prior to the Effective Time, to execute and deliver to Parent the Shareholder Agreement and the Registration Rights Agreement and (ii) the Company shall use commercially reasonable efforts to cause each 5% Holder that is a Company Common Shareholder immediately prior to the Effective Time, in each case to execute and deliver to Parent the Shareholder Agreement and the Registration Rights Agreement.

6.16                        Shareholder Agreements. On or prior to the Effective Time, the Company shall use commercially reasonable efforts to cause the other necessary parties to the Company Shareholder Agreement to take such actions to terminate the Company Shareholder Agreement in its entirety as of the Effective Time. On or prior to the Effective Time, Parent shall use commercially reasonable efforts to cause the other necessary parties to the Current Parent Shareholder Agreement to take such actions to terminate the Current Parent Shareholder Agreement in its entirety as of the Effective Time, and Parent shall enter into the Shareholder Agreement at or immediately prior to the Effective Time.

6.17                        Parent Public Offering. The Company acknowledges that Parent is in the process of registering a public offering of shares of the Parent Common Stock under the Securities Act. Each of the Company and Parent acknowledge and agree that, from and after the date of this Agreement, the Company and Parent shall use commercially reasonable efforts to work together on drafting and submitting any filings, correspondence, memoranda, notices or similar documents to the SEC or any other Governmental Authority relating to such public offering and cooperate and consult with one another regarding any such filings, correspondence, memoranda, notices or similar documents to be submitted to the SEC or any other Governmental Authority relating to such public offering. Parent shall provide the Company a reasonable opportunity to review and comment on any filings, correspondence, memoranda, notices or similar documents to be filed with the SEC or any other Governmental Authority relating to such public offering, including the proposed final version of the Form S-1.  Parent shall provide representatives of holders of Company Common Stock with periodic communications regarding the status and timing of the Form S-1 filing and the process of such public offering. Parent acknowledges and agrees that, from and after the date of this Agreement, representatives of the holders of Company Common Stock, shall be entitled to (i) reasonably participate in the preparation and drafting of the Form S-1 and related documents and (ii) receive communications from the SEC regarding the Form S-1 and the process of registering a public offering of shares of the Parent Common Stock under the Securities Act; provided, that nothing in this Section 6.17 shall require Parent to allow such representative’s participation if such participation (i) would reasonably be expected to cause Parent to lose the benefit of attorney-client privilege (provided, that, Parent shall use commercially reasonable efforts to permit such participation to the extent such privilege may be preserved) (ii) conflicts with Parent’s confidentiality obligations to third parties or (iii) is prohibited by applicable Law.  For the avoidance of doubt, the Company acknowledges that its receipt of any information relating to such public offering shall be subject to the Confidentiality Agreement.

6.18                        Tax Treatment. Each of Parent, Merger Sub and the Company shall use its reasonable efforts to cause the Merger to qualify, and will not (both before and after the Closing Date) take any actions, or fail to take any action, which action or failure could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Each of Parent, Merger Sub and the Company shall treat any issuance of stock to the Company Shareholder Indemnitees under Article IX as pursuant to the plan of reorganization and as part of the merger consideration paid to Company Common Shareholders.

6.19                        Audited Financial Statements. Parent shall deliver to the Company complete copies of Parent’s audited financial statements consisting of the balance sheet of Parent as of December 31, 2014 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the period from the Parent Emergence Date through 2014 no later than March 31, 2015.

6.20                        Exempt Investors. Prior to the Closing, the Company agrees to use commercially reasonable efforts to ascertain, to the extent possible, the percentage of Exempt Investors holding Company Common Stock and shall keep Parent apprised of the status of such efforts as Parent may reasonably request from time to time.

6.21                        Certain Agreements. Prior to the Closing, each of Parent and the Company agrees to use commercially reasonable efforts to negotiate and enter into, amend, terminate or modify such agreements as may be mutually determined by the parties, to the extent necessary to optimize the commercial, technical, administrative and financial management of the combined businesses of Parent and the Company from and after the Closing.

6.22                        Management Arrangements. Notwithstanding anything else to the contrary contained in this Agreement, Parent and the Company agree that Parent shall be permitted, in consultation with the Company, to implement a management incentive plan consistent with the economic terms set forth in Section 6.22 of the Parent Disclosure Schedules (including by implementation of the New Parent Employee Plan, any amendment of the Parent Stock Plan to increase the authorized shares thereunder and any grants or awards thereunder). Parent shall be permitted to implement, in consultation with the Company,  any non-economic or other terms in connection therewith as determined by the Parent, including but not limited to, the allocation of grants pursuant to such management incentive plan to members of the Parent’s management team, to the extent consistent with the economic terms set forth in Section 6.22 of the Parent Disclosure Schedules.  For the avoidance of doubt, in no event shall the aggregate shares granted pursuant to any management incentive plan exceed the amounts set forth in Section 6.22 of the Parent Disclosure Schedules.

ARTICLE VII
CONDITIONS TO CLOSING

7.1                               Conditions Precedent to Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the party to whose benefit such condition exists, in whole or in part, to the extent permitted by applicable Law):

(a)                                 there shall not be in effect any Law or Order of a Governmental Authority having competent jurisdiction over the business of the Company and its Subsidiaries or the business of Parent, Merger Sub or each of their Subsidiaries, prohibiting or enjoining the consummation of the Merger and no Action shall be pending or threatened seeking the foregoing;

(b)                                 the waiting period or required approval applicable to the transactions contemplated by this Agreement under any Competition Law shall have expired (or early termination shall have been granted) or been received;

(c)                                  the Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by (i) the requisite vote of the Company Shareholders under applicable Law and the Company’s Articles of Incorporation and Bylaws, and (ii) the affirmative vote of the Disinterested Holders holding a majority of the shares of Company Common Stock voted by the Disinterested Holders;

(d)                                 the Parent Voting Proposal shall have been approved at the Parent Meeting, at which a quorum is present, by the requisite vote of the Parent Shareholders under applicable Law and Parent’s Amended and Restated Articles of Incorporation and Bylaws;

(e)                                  consents of the parties to each of the Financing Agreements consenting to the Merger and transactions contemplated by this Agreement shall have been obtained;

(f)                                   Company Common Shareholders holding in the aggregate no more than 10% of the outstanding shares of Company Common Stock have filed with the Company, before the Company Meeting, an objection to the Merger and a demand for payment for their Company Common Stock if the Merger is effected; and

(g)                                  Parent Shareholders holding in the aggregate no more than 10% of the outstanding shares of Parent Class B Common Stock have filed with the Parent, before the Parent Meeting, an objection to the approval of the A&R Governing Documents and a demand for payment for their Parent Class B Common Stock if Parent Shareholder Approval is obtained.

7.2                               Conditions Precedent to Obligations of Parent and Merger Sub. In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law):

(a)                                 (i) (A) the representations and warranties of the Company set forth in Article IV of this Agreement (other than (x) Fundamental Company Representations, (y) the representations and warranties set forth in Section 4.2, and (z) those other representations and warranties that address matters as of a specified date) shall be true and correct as of the Closing Date as though then made at and as of the Closing Date in all respects (without giving effect to materiality, Company Material Adverse Effect, or similar phrases in the representations and warranties) and (B) the representations and warranties of the Company set forth in Article IV of this Agreement that address matters as of a specified date (other than the Fundamental Company Representations and the representations and warranties set forth in Section 4.2) shall be true and correct as of such specified date in all respects (without giving effect to materiality, Company Material Adverse Effect, or similar phrases in the representations and warranties), in each case, except to the extent that the failure of such representations and warranties to be true and correct has not had and would not reasonably be to have, individually or in the aggregate a Company Material Adverse Effect, (ii) the Fundamental Company Representations shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date (except for Fundamental Company Representations which address matters only as of a specified date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specified date in all respects), and (iii) the representations and warranties set forth in Section 4.2 shall be true and correct in all respects except for any de minimis inaccuracy as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of a specified date, which representations and warranties shall continue as of the Closing Date to be true and correct in all respects except for any de minimis inaccuracy as of such specified date in all respects);

(b)                                 the Company shall have performed and complied in all material respects with all obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)                                  the Equity Purchase Agreement (i) has been executed and delivered by the holders of Company Common Stock with aggregate commitments to purchase Parent Common Stock in the amount of $62,500,000 in accordance with the terms of the Equity Purchase Agreement and (ii) the holders of Company Common Stock shall remain committed to purchase Parent Common Stock in the amount of $62,500,000 as of the Closing Date in accordance with the terms of the Equity Purchase Agreement;

(d)                                 Parent shall have received a certificate signed by an officer of the Company, dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) are satisfied;

(e)                                  the Company Shareholder Agreement shall have been terminated; and

(f)                                   the consents set forth on Section 7.2(f) of the Company Disclosure Schedules shall have been obtained; and

(g)                                  the Shareholder Agreement shall have been executed and delivered by each 5% Holder that is a Company Common Shareholder immediately prior to the Effective Time to Parent.

7.3                               Conditions Precedent to Obligations of the Company. In addition, the obligations of the Company to consummate the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law):

(a)                                 (i) (A) the representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement (other than (x) Fundamental Parent Representations, (y)  the representations and warranties set forth in Section 5.2, and (z) those other representations and warranties that address matters as of a specified date) shall be true and correct as of the Closing Date in all respects as though then made at and as of the Closing Date (without giving effect to materiality, Parent Material Adverse Effect, or similar phrases in the representations and warranties) and (B) the representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement that address matters as of a specified date (other than the Fundamental Parent Representations and the representations and warranties set forth in Section 5.2) shall be true and correct in all respects as of such specified date (without giving effect to materiality, Parent Material Adverse Effect, or similar phrases in the representations and warranties), in each case, except to the extent that the failure of such representations and warranties to be true and correct has not had and would not reasonably be to have, individually or in the aggregate a Parent Material Adverse Effect, (ii) the Fundamental Parent Representations shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date (except for Fundamental Parent Representations which address matters only as of a specified date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specified date in all respects), and (iii) the representations and warranties set forth in Section 5.2 shall be true and correct in all respects except for any de minimis inaccuracy as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of a specified date, which representations and warranties shall continue as of the Closing Date to be true and correct in all respects except for any de minimis inaccuracy as of such specified date in all respects);

(b)                                 each of Parent and Merger Sub shall have performed and complied in all material respects with all obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)                                  the Equity Purchase Agreement (i) has been executed and delivered by the holders of Parent Common Stock with aggregate commitments to purchase Parent Common Stock in the amount of $62,500,000 in accordance with the terms of the Equity Purchase Agreement and (ii) the holders of Parent Common Stock shall remain committed to purchase Parent Common Stock in the amount of $62,500,000 as of the Closing Date in accordance with the terms of the Equity Purchase Agreement;

(d)                                 the Company shall have received a certificate signed by an officer of each of Parent and Merger Sub, dated the Closing Date, to the effect that the conditions specified in Sections 7.3(a), 7.3(a) and 7.3(c) are satisfied;

(e)                                  the consents set forth on Section 7.3(e) of the Parent Disclosure Schedules shall have been obtained;

(f)                                   Parent shall have taken all necessary steps to effect the A&R Governing Documents;

(g)                                  the Current Parent Shareholder Agreement shall have been terminated; and

(h)                                 the Shareholder Agreement shall have been executed and delivered by each 5% Holder that is a Parent Shareholder immediately prior to the Effective Time to Parent.

ARTICLE VIII
TERMINATION

8.1                               Termination of Agreement. Subject to Section 10.1, this Agreement may be terminated at any time prior to the Effective Time as follows:

(a)                                 at the election of the Company or Parent on or after October 8, 2015 (the “Outside Date”), if the Merger shall not have occurred by 5:00 p.m. New York City time on such date; provided, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.1(a) if it (or, in the case of Parent, Merger Sub) is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VIII prior to the Outside Date, or (B) the failure of the Effective Time to have occurred prior to the Outside Date; provided, further that (1) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(a) in the event that on the Outside Date the Company has the right to terminate this Agreement pursuant to Sections 8.1(e) and (2) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(a) in the event that on the Outside Date Parent has the right to terminate this Agreement pursuant to Section 8.1(d).

(b)                                 by mutual written consent of the Company and Parent;

(c)                                  by the Company or Parent if there shall be in effect a final, nonappealable Order of a Governmental Authority having competent jurisdiction over the business of the Company and its Subsidiaries or over Parent, Merger Sub or any of their

Subsidiaries, prohibiting the consummation of the Merger, it being agreed that, without limiting the parties’ other obligations hereunder, the Company, Parent and Merger Sub shall use their commercially reasonable efforts to promptly appeal any adverse determination that is appealable and diligently pursue such appeal; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party seeking to terminate whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the date of such termination;

(d)                                 by Parent if (i) neither Parent nor Merger Sub are in material breach of any of their respective obligations hereunder and (ii) the Company is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Sections 7.2(a) or 7.2(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Parent to the Company and (y) two (2) Business Days prior to the Outside Date;

(e)                                  by the Company if (i) the Company is not in material breach of any of its obligations hereunder and (ii) either Parent or Merger Sub are in material breach of any of their respective representations, warranties or obligations hereunder that renders or would render the conditions set forth in Sections 7.3(a) or 7.3(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by the Company to Parent and (y) two (2) Business Days prior to the Outside Date;

(f)                                   by Parent or the Company if at the Company Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Company Voting Proposal is taken, the requisite vote of the Company Shareholders in favor of the Company Voting Proposal or the affirmative vote in favor of the Company Voting Proposal of the Disinterested Holders holding a majority of the shares of Company Common Stock voted by the Disinterested Holders shall not have been obtained (provided, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party seeking termination if at such time such party is in material breach of its obligations under this Agreement);

(g)                                  by Parent or the Company if at the Parent Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Parent Voting Proposal is taken, the requisite vote of the holders of shares of Parent Common Stock in favor of the Parent Voting Proposal shall not have been obtained (provided, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to any party seeking termination if at such time such party is in material breach of its obligations under this Agreement);

(h)                                 by Parent, if: (i) the Company Board or any committee thereof shall have withdrawn or modified, in a manner materially adverse to Parent, or shall have proposed publicly to withdraw or modify, in a manner materially adverse to Parent, its approval or recommendation of the Company Voting Proposal; (ii) the Company Board shall have failed to give its recommendation to the approval of the Company Voting Proposal in the Company Information Statement or shall have withdrawn or modified in a manner materially adverse to Parent its recommendation of the Company Voting Proposal; (iii) the Company Board (or any committee thereof) shall have approved or recommended, or shall have proposed publicly to approve or recommend, to the shareholders of the Company a Company Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary of Parent), and the Company Board (or any committee thereof) shall have recommended that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender offer or exchange offer, the Company Board fails to recommend against acceptance of such offer or (v) the Company shall be in material breach of its obligations under Sections 6.10, 6.13(b) or 6.13(d) of this Agreement and such material breach, if able to be cured, is not cured by the Company by the fifth (5th) Business Day after the delivery of notice thereof to the Company by Parent; or

(i)                                     by the Company, if: (i) the Parent Board or any committee thereof shall have withdrawn or modified, in a manner materially adverse to the Company, or shall have proposed publicly to withdraw or modify, in a manner materially adverse to the Company, its approval or recommendation of the Parent Voting Proposal; (ii) the Parent Board shall have failed to give its recommendation to the approval of the Parent Voting Proposal in the Parent Information Statement or shall have withdrawn or modified in a manner materially adverse to the Company its recommendation of the Parent Voting Proposal; (iii) the Parent Board (or any committee thereof) shall have approved or recommended, or shall have proposed publicly to approve or recommend, to the shareholders of Parent a Parent Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Parent Common Stock is commenced (other than by the Company or a Subsidiary of the Company), and the Parent Board (or any committee thereof) shall have recommended that the shareholders of Parent tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender offer or exchange offer, the Parent Board fails to recommend against acceptance of such offer or (v) Parent shall be in material breach of its obligations under Sections 6.11, 6.13(c) or 6.13(e) of this Agreement and such material breach, if able to be cured, is not cured by the Company by the fifth (5th) Business Day after the giving of notice thereof to the Company by Parent.

8.2                               Procedure Upon Termination. In the event of termination and abandonment by Parent or the Company, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Parent or the Company.

8.3                               Effect of Termination.

(a)                                 In the event that this Agreement is validly terminated in accordance with Section 8.1, then each of the parties hereto shall be relieved of its obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the parties; provided, however, that, subject to the terms, conditions and limitations of this Section 8.3, (i) no such termination shall relieve any party from liability for any Willful Breach by that party (or in the case of Parent, Willful Breach by Merger Sub) of this Agreement or relieve any party from liability in connection with any Specified Termination of the Company Termination Fee or the Parent Termination Fee, as applicable and (ii) the provisions of this Section 8.3, Section 6.1(b) (Access to Information), Section 6.8 (Publicity; Confidentiality), and Article X (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

(b)                                 Parent shall pay the Company (or its designee(s)) a termination fee in an amount equal to fifteen million dollars ($15,000,000) (the “Parent Termination Fee”) in the event of the termination of this Agreement (each of the following, a “Company Specified Termination”):

(i)                                     by Parent or the Company pursuant to Section 8.1(g) as a result of the failure to receive the requisite vote for approval of the Parent Voting Proposal by the shareholders of Parent at the Parent Meeting and the Parent Board has made a Parent Adverse Recommendation Change;

(ii)                                  by the Company pursuant to Section 8.1(i); or

(iii)                               (x) by either Parent or the Company pursuant to Section 8.1(a), by Parent or the Company pursuant to Section 8.1(g) as a result of the failure to receive the requisite vote for approval of the Parent Voting Proposal by the shareholders of Parent at the Parent Meeting, or by the Company pursuant to Section 8.1(e) on the basis of a breach of a covenant or agreement contained in this Agreement, (y) prior to such termination, a Person shall have made a Parent Acquisition Proposal that has not been publicly withdrawn prior to such termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(a), or at least three (3) Business Days prior to the date of the Parent Meeting in the case of termination of this Agreement pursuant to Section 8.1(g), and (z) Parent enters into a definitive agreement with respect to any Parent Acquisition Proposal, in each case, within twelve (12) months of such termination;

(c)                                  Company shall pay Parent (or its designee(s)) a termination fee in an amount equal to fifteen million dollars ($15,000,000) (the “Company Termination Fee”) in the event of the termination of this Agreement (each of the following, a “Parent Specified Termination”):

(i)                                     by Company or the Parent pursuant to Section 8.1(f) as a result of the failure to receive the requisite vote for approval of the Company Voting Proposal by the shareholders of the Company at the Company Meeting and the Company Board has made a Company Adverse Recommendation Change;

(ii)                                  by Parent pursuant to Section 8.1(h); or

(iii)                               (x) by either Parent or the Company pursuant to Section 8.1(a), by Parent or the Company pursuant to Section 8.1(f) as a result of the failure to receive the requisite vote for approval of the Company Voting Proposal by the shareholders of the Company at the Company Meeting, or by Parent pursuant to Section 8.1(d) on the basis of a breach of a covenant or agreement contained in this Agreement,  (y) prior to such termination, a Person shall have made a Company Acquisition Proposal that has not been publicly withdrawn prior to such termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(a), or at least three (3) Business Days prior to the date of the Company Meeting in the case of termination of this Agreement pursuant to Section 8.1(g), and (z) Company enters into a definitive agreement with respect to any Company Acquisition Proposal, in each case, within twelve (12) months of such termination;

(d)                                 Payment of any fee pursuant to this Section 8.3 shall be made by wire transfer of same-day funds within one (1) Business Day after demand therefor following the first to occur of the events giving rise to the Company Termination Fee or Parent Termination Fee, as applicable, provided, that in no event shall any party be required to pay any fee pursuant to this Section 8.3 the other party, if, immediately prior to the termination of this Agreement, the party to receive such fee was in material breach of its obligations under this Agreement.

(e)                                  Payment of the Company Termination Fee or the Parent Termination Fee, as applicable, shall not be in lieu of damages incurred in the event of a Willful Breach of this Agreement as described in Section 8.3(a).

(f)                                   Each of the parties hereto acknowledges and agrees that the agreements contained in Sections 8.3(b) and 8.3(c) are an integral part of the transactions contemplated hereby, and that without these agreements, the other parties would not enter into this Agreement. Accordingly, if Parent or the Company fails to promptly pay the Company Termination Fee or Parent Termination Fee, as applicable, in full when due and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against Parent for the Company Termination Fee or any portion thereof or the Company for the Parent Termination Fee or any portion thereof, the party against whom judgment was entered shall pay to the party in whose favor the judgment was entered (i) the costs and expenses (including attorneys’ fees) in connection with such suit and (ii) interest on the amount of such Company Termination Fee, Parent Termination Fee or portion thereof through the date of payment at the rate of 8% per annum, compounded quarterly.

ARTICLE IX
INDEMNIFICATION

9.1                               Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement shall survive and shall remain in full force and effect until the date that is twenty four (24) months following the anniversary of the Closing Date and then shall terminate (the “Survival Period”). The obligations of the parties contained in this Agreement, and any claims in respect thereof, shall survive for the Survival Period. Notwithstanding the foregoing, any claims asserted in good faith in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the Survival Period shall not thereafter be barred by the expiration of the relevant representation, warranty or obligation and such claims shall survive until finally resolved.

9.2                               Indemnification of Holders of Parent Common Stock. Subject to the other terms and conditions of this Article IX, from and after the Closing until the expiration of the Survival Period, Parent shall indemnify and defend each of the holders of Parent Common Stock immediately prior to the Effective Time (collectively, the “Parent Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Shareholder Indemnitees based upon, arising out of or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations and warranties of the Company or any failure of such representations and warranties of the Company to be true and correct as if it was made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b)                                 any breach by the Company prior to the Closing of any of its obligations under this Agreement.

For the purposes of this Article IX, the Parent Shareholder Pro Rata Share of all Losses incurred or sustained by, or imposed upon Parent as a result of clauses (a) or (b) of this Section 9.2 shall be deemed to be Losses in the aggregate of the Parent Shareholder Indemnitees for the purposes this Article IX. In furtherance and not in limitation of the foregoing, if Parent incurs a Loss and a representation and warranty attesting to the absence of the underlying cause of such Loss has been made by the Company hereunder, or a covenant by the Company not to take an action has been breached and such breach results in such Loss, then the aggregate amount of such Loss multiplied by the Parent Shareholder Pro Rata Share shall be deemed a Loss incurred by the Parent Shareholder Indemnitees for all purposes hereunder. For illustrative purposes only, if a Third Party Claim for which indemnification is required under this Agreement results in Parent sustaining Losses in the aggregate of $10,000,000 in the form of defense costs, settlement payments or other Losses, then the Parent Shareholder Indemnitees shall be deemed to have suffered approximately $5,255,000 of Losses relating to that Third Party Claim for purposes of this Agreement.

9.3                               Indemnification of Holders of Company Common Stock. Subject to the other terms and conditions of this Article IX, from and after the Closing until the expiration of the Survival Period, Parent shall indemnify and defend each of the holders of Company Common Stock immediately prior to the Effective Time that received shares of Parent Common Stock as consideration pursuant to Section 3.1(a)(iii) (collectively, the “Company Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Shareholder Indemnitees based upon, arising out of or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations and warranties of each of Parent and Merger Sub or any failure of such representations and warranties of each of Parent and Merger Sub to be true and correct as if it was made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(b)                                 any breach or non-fulfillment of any obligation to be performed by Parent pursuant to this Agreement (other than Losses attributable to breaches following the Closing of the obligations set forth in Section 6.6, Section 6.7 or Section 6.8).

For the purposes of this Article IX, the Company Shareholder Pro Rata Share of all Losses incurred or sustained by, or imposed upon Parent as a result of clauses (a) or (b) of this Section 9.3 shall be deemed to be Losses in the aggregate of the Company Shareholder Indemnitees for the purposes this Article IX. In furtherance and not in limitation of the foregoing, if Parent incurs a Loss and a representation and warranty attesting to the absence of the underlying cause of such Loss has been made by Parent hereunder, or a covenant by Parent not to take an action has been breached and such breach results in such Loss, then the aggregate amount of such Loss multiplied by the Company Shareholder Pro Rata Share shall be deemed a Loss incurred by the Company Shareholder Indemnitees for all purposes hereunder. For illustrative purposes only, if a Third Party Claim for which indemnification is required under this Agreement results in Parent sustaining Losses in the aggregate of $10,000,000 in the form of defense costs, settlement payments or other Losses, then the Company Shareholder Indemnitees shall be deemed to have suffered approximately $4,745,000 of Losses relating to that Third Party Claim for purposes of this Agreement.

9.4                               Certain Limitations. The indemnification provided for in Sections 9.2 and 9.3 shall be subject to the following limitations:

(a)                                 The aggregate amount of all Losses for which the Parent Shareholder Indemnitees shall be indemnified pursuant to Section 9.2 shall not exceed an amount equal to seventy-five million dollars $75,000,000 (the “Cap”).

(b)                                 Notwithstanding any other provision of this Agreement, Parent shall not have any obligation to indemnify any Parent Shareholder Indemnitee pursuant to Section 9.2, unless and until the aggregate amount of all such individual Losses incurred or sustained by all Parent Shareholder Indemnitees with respect to which the Parent Shareholder Indemnitees would otherwise be entitled to indemnification under Section 9.2 exceeds five million dollars $5,000,000 (the “Threshold Amount”), and then only to the extent such Losses exceed the Threshold Amount. Only Losses that exceed an amount equal to one hundred thousand dollars $100,000 (the “Minimum Loss Amount”) shall be counted towards satisfaction of the Threshold Amount.

(c)                                  The aggregate amount of all Losses for which the Company Shareholder Indemnitees shall be indemnified pursuant to Section 9.3 shall not exceed an amount equal to the Cap.

(d)                                 Notwithstanding any other provision of this Agreement, Parent shall not have any obligation to indemnify any Company Shareholder Indemnitee pursuant to Section 9.3 unless and until the aggregate amount of all such individual Losses incurred or sustained by all Company Shareholder Indemnitees with respect to which the Company Shareholder Indemnitees would otherwise be entitled to indemnification under Section 9.3 exceeds the Threshold Amount, and then only to the extent such Losses exceed the Threshold Amount.

(e)                                  For purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement shall be read without regard and without giving effect to the terms

“material”, “Material Adverse Effect” or any similar qualifier, as if such words and surrounding related words were deleted from such representation and warranty.

9.5                               Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. In the case of any indemnification for Losses pursuant to Section 9.2, any Action by an Indemnified Party on account of a Loss (a “Claim”) may only be asserted by the GenMar Representative. In the case of any indemnification for Losses pursuant to Section 9.3, any Claim may only be asserted by the Navig8 Representative.

(a)                                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or a Subsidiary of a party to this Agreement (a “Third Party Claim”), against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall, prior to the expiration of the Survival Period, give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is prejudiced thereby. If Parent receives notice of a Third Party Claim against Parent with respect to which Parent is obligated to provide indemnification under this Agreement, Parent shall give the Equityholders’ Representatives reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. Such notice by the Indemnified Party or Parent shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party or Parent. In the event Parent is the Indemnifying Party, the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) the Indemnified Party reasonably believes that it would bear a larger portion of the Losses relating to the claim than the Indemnifying Party due to the Cap, (ii) seeks an injunction or other equitable relief against the Indemnified Party, or (iii) relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, provided further that if in the reasonable opinion of counsel to the Indemnified Party there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall not have the right to participate in or assume such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to this Section 9.5(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party; provided, that the Indemnifying Party acknowledges that notwithstanding its assumption of the defense of such Third Party Claim, the Indemnified Party shall be the party entitled to the indemnification rights. The Equityholders’ Representatives shall have the right to participate in the defense of any Third Party Claim with counsel reasonably selected by it subject to the right of Parent as Indemnifying Party to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the respective Equityholders’ Representative; provided, that if in the reasonable opinion of counsel to the Indemnified Party there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, then the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to such Indemnified Party for which the conflict of interest exists; provided further, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding.

(b)                                 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the GenMar Representative or the Navig8 Representative, as applicable, except as provided in this Section 9.5(b); provided that if a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, the Indemnifying Party shall have the right to settle such Third Party Claim in its reasonable discretion. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

(c)                                  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) may, prior the expiration of the Survival Period, be asserted by the GenMar Representative or the Navig8 Representative, as applicable, giving the Indemnifying Party written notice thereof. An Indemnified Party shall give the Equityholders’ Representatives reasonably prompt written notice of a Direct Claim, but in any event not later than thirty (30) calendar days after it becomes aware of any such matter.  The failure to give such written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is prejudiced thereby. Such notice by the GenMar Representative or the Navig8 Representative, as applicable, shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request, provided, that none of the Indemnified Party, the GenMar Representative or the Navig8 Representative, as applicable, shall be required to provide any information that (i) would reasonably be expected to cause the Indemnified Party to lose the benefit of attorney-client privilege, (ii) conflicts with the Indemnified Party’s confidentiality obligations or (iii) is prohibited by applicable Law. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.6                               Payments.

(a)                                 Once a Loss is agreed to by the Indemnifying Party or finally determined to be payable pursuant to this Article X, Parent shall satisfy its obligations within ten (10) Business Days of such final, non-appealable determination by issuing shares of Parent Common Stock with a Fair Market Value equal to the amount of the Loss incurred by such Indemnified Party as directed by the GenMar Representative or the Navig8 Representative, as applicable. Notwithstanding the foregoing, Parent shall only be obligated to make a payment in accordance with this Section 9.6 to a shareholder who can, within one (1) year that a Loss is agreed to by the Indemnifying Party or finally determined to be payable pursuant to this Article IX, provide reasonable evidence sufficient to Parent that such shareholder held shares of Parent Common Stock or Company Common Stock, as applicable, immediately prior to the Effective Time.

(b)                                 Any issuance of shares pursuant to this Article IX shall be made in compliance with all applicable U.S. securities laws. In the event Parent determines, in its sole discretion, that the issuance of shares of Parent Common Stock to any Parent Shareholder Indemnitee pursuant to this Article IX would violate U.S. securities laws or would require the filing of a registration statement pursuant to the Securities Act, Parent may, (i) elect to satisfy its obligations by remitting to the GenMar Representative cash in an amount equal to the Loss incurred by such Parent Shareholder Indemnitee, or (ii) if no violation of applicable U.S. securities laws would occur upon the issuance of shares of Parent Common Stock pursuant to the registration of such shares of Parent Common Stock, elect to register such shares of Parent Common Stock to be issued pursuant to a registration statement filed with the SEC.

9.7                               Tax Treatment of Indemnification Payments. All indemnification payments to the Company Common Shareholders made under this Agreement shall be treated by the parties as an adjustment to the merger consideration for Tax purposes, unless otherwise required by Law.

9.8                               Exclusive Remedies. Subject to Section 10.1 and except for breaches of payment obligations by one party to the other party pursuant to this Agreement, the parties acknowledge and agree that, following the Closing, none of any party, any holder of Parent Common Stock or any holder of Company Common Stock shall have any rights or remedies with respect to any and all claims for any breach of any representation, warranty or obligation set forth herein or otherwise relating to the subject matter of this Agreement, except as expressly provided for in this Article IX. Nothing in this Section 9.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.

9.9                               No Other Representations. EACH OF THE COMPANY, PARENT AND MERGER SUB SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES) AND ARTICLE V (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULES), NEITHER THE COMPANY, PARENT, MERGER SUB NOR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, PARENT MERGER SUB OR THEIR RESPECTIVE SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE COMPANY ON ONE HAND AND PARENT AND MERGER SUB ON THE OTHER HAND SPECIFICALLY ACKNOWLEDGES AND AGREES TO THE OTHER PARTIES’ EXPRESS DISAVOWAL AND DISCLAIMER OF ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY, PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES, OR THEIR RESPECTIVE PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY SUCH OTHER REPRESENTATION OR WARRANTY OR ANY PROJECTION, FORECAST, STATEMENT, OR INFORMATION OTHERWISE MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OF THE COMPANY, PARENT, MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY SUCH OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY OF THE COMPANY, PARENT, MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY ANY PARTNER, MEMBER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY PARTY TO THIS AGREEMENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES). EACH OF THE COMPANY, PARENT AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION, OPERATIONS AND BUSINESS OF THE COMPANY, PARENT, MERGER SUB AND THEIR SUBSIDIARIES AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EACH OF THE COMPANY, PARENT AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES) AND ARTICLE V (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULES), AS APPLICABLE, AND EACH OF THE COMPANY, PARENT AND MERGER SUB HAS NOT RELIED ON ANY INFORMATION NOT CONTAINED IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES) AND ARTICLE V (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULES). IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, EACH OF THE COMPANY, PARENT AND MERGER SUB SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, (X) EACH PARTY TO THIS AGREEMENT DOES NOT MAKE, NOR HAS MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST DELIVERED TO ANY OF THE COMPANY,

PARENT, MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT TO THE PERFORMANCE OF THE COMPANY, PARENT, MERGER SUB OR THEIR SUBSIDIARIES WHETHER BEFORE, ON OR AFTER THE CLOSING DATE, AND (Y) EACH PARTY TO THIS AGREEMENT DOES NOT MAKE, NOR HAS MADE (NOR HAS AUTHORIZED ANY OTHER PERSON TO MAKE ON ITS BEHALF), ANY REPRESENTATIONS OR WARRANTIES TO ANY OTHER PARTY TO THIS AGREEMENT REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF PARENT, MERGER SUB, THE COMPANY OR THEIR SUBSIDIARIES. PARENT AND MERGER SUB SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES (I) WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY, THE COMPANY’S SUBSIDIARIES, ANY ASSETS OR ANY PART THEREOF AND (II) IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES AND SUBJECT TO ARTICLE IX HEREOF). NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL THIS SECTION 9.9 BE DEEMED TO LIMIT THE RIGHT TO BRING A CLAIM IN RESPECT OF ACTUAL OR INTENTIONAL FRAUD SOLELY WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV AND ARTICLE V OF THIS AGREEMENT.

ARTICLE X
MISCELLANEOUS

10.1                        Remedies.

(a)                                 The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the parties hereto acknowledge and hereby agree that, subject to the limitations of this Section 10.1, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective obligations set forth in this Agreement, Parent and/or Merger Sub, on the one hand, and the Company, on the other hand, shall, subject to the terms hereof, be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The pursuit of an injunction or specific enforcement by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time.

(b)                                 Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy, except to the extent expressly limited hereby, including as expressly limited by Section 9.8. For the avoidance of doubt, while any party may pursue both a grant of specific performance of the other party’s or parties’ obligations to consummate the Merger as, and only to the extent, expressly permitted by Section 10.1(a), and the payment of the Company Termination Fee or Parent Termination Fee, as applicable, and the related costs, expenses and interest as provided by Section 8.3(d), under no circumstances shall any party be permitted or entitled to receive both such grant of specific performance and payment of the Company Termination Fee or Parent Termination Fee, as applicable.

(c)                                  Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, or Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the obligations of the Company, or Parent and Merger Sub, as applicable, under this Agreement. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.1, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement (including, subject to the terms of Article IX, monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.1 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.1 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.1 prior or as a condition to exercising any termination right under Article IX (and pursuing monetary damages after such termination, subject to the terms of Article IX), nor shall, subject to the limitations set forth in the last sentence of Section 10.1(c), the commencement of any legal proceeding pursuant to this Section 10.1 or anything set forth in this Section 10.1 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX and seek payment of the Company Termination Fee or the Parent Termination Fee and the costs, expenses and interest referred to in the last sentence of Section 8.3(d) in the event of a Specified Termination and payment of such fees, costs and expenses as provided in Section 6.5(b).

10.2                        Payment of Transfer Taxes. All sales, use, transfer, recordation, documentary stamp or similar Taxes resulting from the consummation of the transactions contemplated by this Agreement shall be borne by the Surviving Corporation.

10.3                        Expenses. Except as otherwise provided in this Agreement, each of the Company, Parent and Merger Sub shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.4                        Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, the Company Disclosure Schedules and the Parent Disclosure Schedules), the

Ancillary Documents and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may only be amended, supplemented or changed by a written instrument signed by each of the parties hereto. Notwithstanding the foregoing, after the Effective Time, Article IX shall only be amended by written consent of Parent, the Company and each Equityholders’ Representative. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.5                        Governing Law; Jurisdiction.

(a)                                 This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to the Merger. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, City of New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such state or federal court sitting in the Borough of Manhattan, City of New York, New York, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in any state or federal court sitting in the Borough of Manhattan, City of New York, New York, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 10.7 below shall be effective service of process for any suit, action or proceeding brought in any such court.

10.6                        Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.7                        Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or e-mail (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Navig8 Crude Tankers, Inc.
2nd Floor, Kinnaird House,
1 Pall Mall East, London
SW1Y 5AU
Facsimile: +44 (0)20 7467 5867
E-mail: nicolas@navig8group.com
Attention: Nicolas Busch

with copies (which shall not constitute actual or constructive notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10011
Facsimile: (212) 751-4864
E-mail: Raymond.Lin@lw.com; Stephen.Amdur@lw.com
Attention:  Raymond Y. Lin, Esq.; Stephen B. Amdur, Esq.

If to Parent or Merger Sub, to:

General Maritime Corporation
299 Park Avenue
New York, New York 10171
Facsimile: (212) 763-5607
E-mail: lvrondissis@generalmaritimecorp.com
Attention: Leonard J. Vrondissis, CFO

with a copy (which shall not constitute actual or constructive notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Fax: 212-715-8000
E-mail: tmolner@kramerlevin.com, tshen@kramerlevin.com
Attn: Thomas E. Molner, Esq., Terrence L. Shen, Esq.

If to Navig8 Representative, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623-0294
Telephone No.: (303) 648-4085

10.8                        Severability. If any condition, term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.9                        Binding Effect; Assignment.

(a)                                 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except (i) Section 6.6 shall be for the benefit of, and enforceable by, the D&O Indemnitees, (ii) Article IX shall be for the benefit of, and enforceable by, the GenMar Representative on behalf of the Parent Shareholder Indemnitees and the Navig8 Representative on behalf of the Company Shareholder Indemnitees and (iii) from and after the Effective Time, the rights of the Company Common Shareholders to receive the Per

Share Merger Consideration as set forth in Article III, shall be for the benefit of, and enforceable by, the Company Common Shareholders.

(b)                                 No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of law or otherwise), by (i) the Company, without the prior written consent of Parent, or (ii) any of Parent or Merger Sub, without the prior written consent of the Company. Any attempted assignment without obtaining such required consent shall be null and void.

10.10                 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile or e-mail in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

GENERAL MARITIME CORPORATION

By:	/s/ Leonard J. Vrondissis
Name:	Leonard J. Vrondissis
Title:	Chief Financial Officer and
Executive Vice President

MERGER SUB:

Gener8 Maritime Acquisition, Inc.

By:	/s/ Leonard J. Vrondissis
Name:	Leonard J. Vrondissis
Title:	President

[Signature Page to Agreement and Plan of Merger]

NAVIG8 CRUDE TANKERS INC.

By:	/s/ Nicolas Busch
Name: Nicolas Busch
Title: Director and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

GENMAR REPRESENTATIVE:

OCM MARINE HOLDINGS TP, L.P.

in its capacity as representative of holders of Parent Common Stock

By:	OCM Marine GP CTB, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jim Ford
Title:	Portfolio Manager/Managing Director

By:	/s/ Adam Pierce
Name: Adam Pierce
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

Navig8 REPRESENTATIVE:
Shareholder Representative Services LLC,
solely in its capacity as agent and attorney-in-fact for the Company Common Shareholders

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director

[Signature Page to Agreement and Plan of Merger]

EXHIBITS

See Attached.